Filed Pursuant to Rule 424(b)3
Registration No. 333-135959
Prospectus
Fully and Unconditionally Guaranteed by:

CardPayment Solutions, LLC CardSync Processing, Inc. E-Commerce Exchange, Inc. 1st National Processing, Inc. iPayment Acquisition Sub, LLC iPayment Central Holdings, Inc. iPayment of California, LLC	iPayment of Maine, Inc. Online Data Corp. PCS Acquisition Sub, LLC Quad City Acquisition Sub, Inc. TS Acquisition Sub, LLC NPMG Acquisition Sub, LLC iPayment ICE Holdings, Inc.
OFFER TO EXCHANGE
up to $205,000,000 aggregate principal amount of its
9 3/4% Senior Subordinated Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 3/4% Senior Subordinated Notes due 2014,
which have not been registered under the Securities Act of 1933

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $205 million aggregate principal amount of our outstanding 9 3/4% Senior Subordinated Notes due 2014, which we refer to as the private notes, for an equal principal amount of 9 3/4% Senior Subordinated Notes due 2014, which we refer to as the exchange notes, with substantially identical terms. The exchange notes are registered under the Securities Act of 1933, as amended, or the Securities Act, and, as a result, will generally not be subject to the transfer restrictions applicable to the private notes.
     This exchange offer expires at 5:00 p.m., New York City time, on December 13, 2006, unless extended. You must tender your private notes by the expiration date to obtain exchange notes and the liquidity benefits the exchange notes offer.
     We may redeem some or all of the exchange notes at any time prior to May 15, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, we may redeem some or all of the exchange notes at any time at the redemption prices described in this prospectus. In addition, prior to May 15, 2008, we may redeem up to 35% of the exchange notes from the net cash proceeds of certain equity offerings. The redemption prices are discussed under the caption “Description of the Notes — Optional Redemption.”
     The exchange notes will be fully and unconditionally guaranteed by substantially all of our subsidiaries so long as they continue to guarantee our other debt or debt of the guarantors, including debt under our new senior credit facility. If we cannot make scheduled payments on the exchange notes, the guarantors will be required to make them for us.
     The exchange notes will be unsecured senior subordinated obligations ranking equally with our and the guarantors’ future senior subordinated debt and junior to all of our and our guarantors’ existing and future senior debt, including all borrowings under our new senior secured credit facility.
     No public market exists for the private notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.
      Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 15.
     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is November 13, 2006.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information about us contained in this prospectus is materially complete; however, you should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

      No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or the initial purchasers. The information contained herein is as of the date hereof and is subject to change, completion or amendment without notice. Neither the delivery of this prospectus at any time nor the offer, sale or delivery of any note shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in our affairs since the date hereof.
      In making an investment decision regarding the exchange notes, you must rely on your own examination of us, the subsidiary guarantors and the terms of this exchange offer, including the merits and risks involved. Neither we nor any of our representatives is making any representation to any offeree or purchaser of the exchange notes regarding the advisability or legality of an investment therein by such offeree or purchaser under any applicable legal investment or similar laws or regulations. You should not construe the contents of

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this prospectus as legal, business or tax advice, and you should consult your own counsel, accountants and other advisors as to the legal, tax, business, financial and related aspects of a purchase of the exchange notes.
      This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the full text of the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of the documents that have been filed as exhibits to the registration statement, of which this prospectus is a part, can be obtained from the Securities and Exchange Commission or from us. See “Where You Can Obtain Additional Information.”
      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the notes to you or any person in any jurisdiction where it is unlawful to make such an offer or solicitation.
Notice to New Hampshire Residents
      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE INVESTOR, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
Industry and Market Data
      Market and industry data throughout this prospectus were obtained from a combination of internal company surveys, good faith estimates of management, and information collected from various trade associations, First Annapolis, a management consulting and mergers and acquisitions advisory firm specializing in the payment processing industry, and The Nilson Report, an industry publication which is a leading source of news and proprietary research on consumer payment systems. Unless otherwise indicated herein, reference to The Nilson Report are to the reports published in respect of 2005.
Forward-Looking Statements
      Discussions contained in this prospectus include forward-looking statements. These forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially. These forward-looking statements relate to, among other things:

•	our ability to be profitable;

•	our sales and operating results;

•	anticipated cash flow;

•	capital expenditures;

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•	estimates of aggregate future earnout payments;

•	gross margins;

•	adequacy of resources to fund operations and capital investments;

•	marketing, general and administrative expenditures;

•	acquisitions; and

•	litigation that has been, or could be, commenced against us.
      See “Risk Factors” below for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only. We assume no obligation to update forward-looking statements.
Trademarks
      The iPayment logo is a registered trademark of iPayment, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.

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SUMMARY
      This summary contains basic information about this offering and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. This summary does not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus, including the Risk Factors and our financial statements and the related notes before making a decision with respect to the private notes. Pursuant to an Agreement and Plan of Merger dated as of December 27, 2005 by and among iPayment, Inc., iPayment MergerCo, Inc. and its parent company, iPayment Holdings, Inc., iPayment MergerCo, Inc. merged with and into iPayment, Inc., with iPayment, Inc. remaining as the surviving corporation. In this prospectus, unless the context indicates otherwise, the terms “iPayment,” “we,” “us” and “our” refer to iPayment, Inc. and its subsidiaries prior to its merger with MergerCo and to the surviving corporation after giving effect to the merger. The term “iPayment Investors” refers to iPayment Investors, Inc., the term “Holdings” refers to iPayment Holdings, Inc. and the term “MergerCo” refers to iPayment MergerCo, Inc. iPayment Investors is a Delaware limited partnership formed by Gregory Daily, our Chairman and Chief Executive Officer, and Carl Grimstad, our President, and certain parties related to them. Holdings is a wholly-owned subsidiary of Investors and MergerCo is a wholly-owned subsidiary of Holdings formed for the purpose of effecting the merger. The terms EBITDA and Adjusted EBITDA are defined in “Summary Historical Consolidated Financial and Unaudited Pro Forma Financial Data” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
The Company
      We are a provider of credit and debit card-based payment processing services focused on small merchants across the United States. We provide our services to over 140,000 active small merchants that each process at least one card transaction in a given month. Our small merchants generate average charge volume of approximately $185,000 per year and have an average transaction value of approximately $70. Our payment processing services enable small merchants to accept credit cards from Visa, MasterCard, American Express, Diners Club and Discover as well as other forms of electronic payment, including debit cards, checks, gift cards and loyalty programs. Most of our charge volume is derived from Visa and MasterCard transactions. In 2005, we processed over 350 million transactions, representing over $25 billion of charge volume. For the year ended December 31, 2005, we generated revenues of $702.7 million and EBITDA of $103.6 million.
      In order to identify small merchants, we market and sell our services primarily through a large indirect sales organization. Our indirect sales organization is comprised of over 850 independent sales groups (“ISGs”), which gives us a non-employee, external salesforce representing more than 3,000 sales professionals. Our direct salesforce is comprised of 118 sales representatives and accounts for a growing percentage of our new merchant activations.
      We enable small merchants to accept credit and debit cards by providing processing, risk management, fraud detection, merchant assistance and support and chargeback services in connection with disputes with cardholders. For these services, we charge our merchants an amount, referred to as a discount fee, which is based primarily on a percentage of the dollar amount of each transaction we process. We derive the vast majority of our revenues from the discount fee that we charge for each transaction, which results in a recurring revenue base. The discount fee we typically receive is approximately 2.5% of the dollar amount of each transaction (e.g., $2.50 for every $100.00 transaction).
      We outsource the capital intensive operations that are performed in each credit card transaction. A transaction is initiated when a consumer purchases a product or service at a merchant using his or her credit card. As the primary processing interface for the merchant, we transfer the information contained in the magnetic strip of the card to our processing vendor. Our processing vendor, to which we pay a processing fee, then communicates with the card-issuing bank through the Visa or MasterCard network to authorize the transaction. After authorization, we instruct our processing vendor to route funds from the card-issuing bank to our sponsoring bank. Our sponsoring bank, to which we pay a sponsoring fee, sponsors us for membership in the Visa and MasterCard associations and settles the transaction with the merchant. We also pay interchange fees and assessment fees to the card-issuing bank and the credit card association, respectively, which are fully-passed through in the discount fee we charge our merchants. We believe this structure allows us to maintain an efficient operating structure and enables us to easily expand our operations without significantly increasing our fixed costs.
      The following table provides an illustrative example of a typical transaction amount paid to the card-issuing bank, the Visa or MasterCard association, the processing vendor, the sponsoring bank and us. This example also presents other transaction costs, which typically include payments to ISGs and merchant losses.

Purchase amount	$100.00
Less cash to merchant	(97.50)

iPayment gross revenue (discount fee)	2.50
Interchange fee paid to card-issuing bank	(1.60)
Assessment fee paid to credit card association	(0.10)
Processing vendor fee	(0.12)
Sponsoring bank fee	(0.02)
Other transaction costs	(0.26)

iPayment processing margin	$0.40

Our Market Opportunity
      The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has increased steadily over the past ten years and is expected to continue to increase. According to The Nilson Report, total purchases by U.S. consumers using Visa and MasterCard card-based systems grew from approximately $2.0 trillion in 2004 to $2.2 trillion in 2005, and are expected to grow to approximately $2.9 trillion by 2009, representing a compound annual growth rate of approximately 7.4% from 2005 to 2009. The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive.
      According to The Nilson Report, in 2005, there were approximately 6.1 million merchant locations in the United States which generated approximately $2,202 billion of annual Visa and MasterCard charge volume. Based on estimates from First Annapolis, we believe that this charge volume resulted in approximately $5 billion in annual revenue to payment processors (net of interchange and assessment fees). We focus exclusively on the small merchant segment, which we believe generates a disproportionate amount of the payment processing industry’s net revenue. Based on estimates from First Annapolis, we believe that although small merchants (defined by First Annapolis to be merchants with less than $10 million of annual charge volume) generated only approximately 40% of Visa and MasterCard annual charge volume in 2005 (approximately $880 billion), they accounted for approximately 80% of annual net revenue generated from payment processing (approximately $4 billion).
Our Competitive Strengths
      Strong Market Position. In 2005, we processed over 350 million transactions representing over $25 billion of charge volume. Our large transaction volume enables us to receive favorable pricing from our processing vendors and sponsoring banks. We also believe our size and experience has enabled us to provide superior customer service and comprehensive risk management services to our merchants that many small processors cannot provide.
      Strong and Differentiated Strategic Partnerships. Our industry position is built upon our strong and differentiated relationships with our partners.

•	Processing Vendors — Our senior management team has a close and longstanding relationship with First Data Merchant Services Corporation (“FDMS”), our primary processing vendor. We believe we are one of the largest merchant services customers of FDMS, and, as such, we believe we are a primary channel for FDMS to provide payment processing services to small merchants. In addition to

FDMS, we have strong relationships with other processing vendors, such as Vital Processing Services, LLC and Global Payments Direct, Inc.

•	Independent Sales Groups — We have been very successful in maintaining ISGs in our network and increasing the number of merchant applications that they submit to us.

•	Sponsoring Banks — We have a strong relationship with JPMorgan Chase Bank, N.A. our primary sponsoring bank. In turn, we believe we represent JPMorgan’s largest sponsorship relationship. We also have strong relationships with other sponsoring banks, including HSBC Bank USA and Bank of America.
      Highly Scalable Platform. Our scalable, efficient operating structure allows us to expand our operations easily and without significantly increasing our fixed costs. We conduct our customer service and risk management operations in-house, where we believe we can add the most value based on our management’s experience and expertise in these areas. On the other hand, we outsource our processing services to processing vendors and sponsoring banks, including the authorization of card transactions and receipt and settlement of funds.
      Stable and Recurring Revenue Base. We have been successful in retaining a significant percent of our charge volume, with approximately 85% of our charge volume in 2004 being retained in 2005, excluding new activations. Our small merchants rarely choose to stop accepting card-based payments as the ability to accept them is vital to a small merchant’s success. In addition, once a small merchant decides to use us as its processor, we believe it rarely switches to another processor due to our superior customer service and support. We believe we have a stable revenue base also because we serve a large portfolio of over 140,000 active small merchants that are engaged in a wide variety of businesses. No single merchant accounted for more than 3% of our aggregate charge volume for 2005.
      Significant Free Cash Flow. Our recurring revenue base has generated strong free cash flow. Since we outsource our capital intensive processing services, we have averaged capital expenditures of only approximately $765,000 per year over the last four years. We also typically enjoy low working capital requirements as we receive fees from our merchants on a monthly basis. Furthermore, our ISG network has enabled us to increase the number of merchants we serve with minimal direct investment in sales infrastructure and management.
      Strong, Committed Management Team. Our senior management team has extensive experience in the card-based payment processing industry. Greg Daily has been our Chief Executive Officer since the year of our formation in 2001 and was the Chief Executive Officer of PMT Services, Inc., a publicly-traded credit card processing company, from 1984 to 1998. Clay Whitson has been our Chief Financial Officer since 2002 and was the Chief Financial Officer of PMT Services, Inc. from 1995 to 1998.
Our Business Strategy
      Our goal is to enhance our market position as a provider of card-based payment processing services to small businesses while increasing our profitability. In order to achieve this objective, we plan to execute the following strategy:
      Increase Our Direct Sales Efforts. In the past two years, we have increased the percentage of new merchant activations sourced from our direct sales group from 14% in the fourth quarter of 2003 to 33% in the fourth quarter of 2005. We plan to continue to increase our direct sales efforts in order to contribute to profitable growth. Our direct salesforce does not share in the revenue streams we generate from our merchants, unlike our ISGs.
      Expand Our Relationships with Independent Sales Groups. Our ISGs will continue to be a significant driver of growth for our business. We seek to increase the number of ISG relationships we have and increase the volume of merchant referrals from our ISGs. Our ability to accept a high rate of merchant applications, along with our reliable and stable ISG support and compelling offerings for ISGs, position us well to continue to increase the number of ISG relationships we maintain and the number of new applications our existing ISGs refer to us.
      Maximize Retention and Diversify Existing Merchant Base. We plan to maintain a stable merchant base by providing our merchants with a consistently high level of service and support. We also intend to diversify our existing merchant base by targeting merchant segments that have not historically accepted electronic payment methods.
      Maximize Free Cash Flow. We seek to maximize our free cash flow by further expanding our profit margins. In the last four years, we have increased our EBITDA as a percentage of revenues net of interchange costs from 23% in 2002 to 35% in 2005. We also seek to maximize our free cash flow by growing our merchant base largely through our ISG network and direct salesforce.
      Selectively Pursue Strategic Acquisitions. When appropriate, we will selectively pursue acquisitions of portfolios of merchant accounts to further enhance our charge volume and leverage our operating efficiencies. We currently believe that such acquisitions would be at transaction sizes below $30.0 million and would reduce our leverage ratio. We have significant experience acquiring providers of payment processing services as well as portfolios of merchant accounts, having acquired nine providers of payment processing services and two significant portfolios and several smaller portfolios of merchant accounts since January 2001.
      Our executive offices are located at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee 37215. Our telephone number is (615) 665-1858. Our Internet site address is www.ipaymentinc.com.
Risks Affecting Us
      Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” beginning on page 15 of this prospectus. In particular, the risks affecting us include the following:

•	we have substantial indebtedness, which may adversely affect our financial condition and could prevent us from fulfilling our obligations under the exchange notes;

•	we have faced, and may in the future face, possible “chargeback” liability (if our merchants refuse or cannot reimburse disputed charges resolved in favor of customers) as well as potential liability for merchant or customer fraud; and

•	we rely on third parties, including bank sponsors to sponsor our membership of Visa and MasterCard, card payment processors to perform key transaction processing functions and independent sales groups to market our services, and a failure to maintain our relationships any of these third parties could result in serious harm to our business.
The Transactions
      On May 10, 2006, pursuant to an Agreement and Plan of Merger dated as of December 27, 2005, by and among iPayment, MergerCo and Holdings, MergerCo was merged with and into iPayment, with iPayment remaining as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of iPayment Investors, which is a Delaware limited partnership formed by Gregory Daily, the Chairman and Chief Executive Officer of iPayment, Carl Grimstad, the President of iPayment, and certain parties related to them.
      The total amount of consideration required to consummate the merger and the related transactions was approximately $895.4 million, consisting of (1) approximately $800.0 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, (2) approximately $70.0 million to repay certain existing indebtedness of iPayment and (3) approximately $25.4 million to pay transaction fees and expenses. These funds were obtained from equity and debt financings as follows:

•	equity financing in an aggregate amount of $170.0 million provided through (1) the delivery of an aggregate of $166.6 million of iPayment common stock by Mr. Daily, on his own behalf and on behalf of certain related parties, and by Mr. Grimstad, on his own behalf and on behalf of certain related parties, and (2) approximately $3.4 million of cash provided by Mr. Daily;

•	a term loan of $515.0 million pursuant to a credit facility entered into between iPayment and a syndicate of lenders, which we refer to in this prospectus as the Senior Secured Credit Facility and which also included a $60.0 million revolving credit facility;

•	approximately $202.2 million raised through the issuance by iPayment of the private notes; and

•	approximately $8.2 million funded by cash on hand and borrowings under the revolving credit facility described above.
      In this prospectus, we refer to the merger, the entering into and borrowing under our new senior secured credit facility, the sale of the private notes, the equity financing, the repayment of certain existing debt and the payment of fees and expenses related thereto, all as described more fully under “Acquisition of iPayment by Holdings and MergerCo,” as the “Transactions.”

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $205.0 million aggregate principal amount of our 9 3/4% senior subordinated notes due 2014, or the exchange notes, for up to $205.0 million aggregate principal amount of our 9 3/4% senior subordinated notes due 2014 that are currently outstanding, or the private notes. Private notes may only be exchanged in $1,000 principal increments. In order to be exchanged, a private note must be properly tendered and accepted. All private notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers who purchased outstanding private notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act may not participate in the exchange offer because they will be deemed to be making a distribution of exchange notes. Consequently, such broker-dealers cannot rely on the position of the staff of the SEC set forth in no-action letters, cannot use this prospectus for the exchange offer in connection with a resale of the exchange notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. See “Plan of Distribution.”

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the consummation of the exchange offer, for use in connection with any such resale. See “Plan of Distribution.”

Expiration Date	5:00 p.m., New York City time, on December 13, 2006 unless we extend the exchange offer.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions which include, among other things, any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer — Conditions.”

Procedures for Participating in Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the notes you wish to exchange and any other required documentation to Wells Fargo Bank, N.A., which is acting as exchange agent, on or before the expiration date. By signing the letter of transmittal, you will represent to and that:

• you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the private notes or exchange notes;

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

• if you are a broker-dealer and receive exchange notes for your own account in exchange for unregistered private notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot meet the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Material Federal Income Tax Considerations	The exchange of private notes for exchange notes should not be a taxable transaction for United States Federal income tax purposes. You should not have to pay federal income tax as a result of your participation in the exchange offer. See “United States Taxation.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer. Wells Fargo Bank, N.A. also serves as trustee under the indenture governing the notes. The exchange agent can be reached at Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, P.O. Box 1517, Minneapolis, MN 55480, Attn: Reorg., its facsimile number is 612-667-4927 and its telephone number is 612-667- 9764.

Failure to Exchange Private Notes Will Adversely Affect You	If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security.

The Exchange Notes
      The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. The outstanding notes and the exchange notes are governed by the same indenture and together are considered a “series” of securities under that indenture.

Issuer	iPayment, Inc.

Securities	$205 million aggregate principal amount of 9 3/4% senior subordinated notes due 2014.

Maturity	The exchange notes will mature, and the principal amount of the exchange notes will be paid, on May 15, 2014.

Interest	• Annual rate: 9 3/4%.

• Payment frequency: semiannually on May 15 and November 15.

• First payment: November 15, 2006.

Ranking	The exchange notes will be our unsecured senior subordinated obligations. Accordingly, they will rank:

• junior in right of payment to all of our existing and future senior debt, including all borrowings under our new senior secured credit facility;

• equal in right of payment with all of our future senior subordinated debt;

• senior in right of payment to any of our future debt that expressly provides that it is subordinated in right of payment to the notes; and

• effectively junior to (1) all of our existing and future secured debt to the extent of the value of the assets securing such debt, and (2) to the liabilities of our subsidiaries that are not guarantors.

As of June 30, 2006, the private notes were subordinated to $521.5 million of senior secured debt, we had borrowing availability of $52.5 million under our senior secured credit facility and our subsidiaries that are not guarantors had $3.0 million of total balance sheet liabilities.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, by each of our existing and future subsidiaries that guarantees our other debt or debt of the guarantors, including debt under our new senior secured credit facility, as described in the “Description of Notes” section of this prospectus. We refer to these subsidiaries as the guarantors. These guarantees will be subject to termination under specified circumstances, as set forth in the “Description of Exchange Notes — Certain Covenants — Guarantees” section of this prospectus.

The guarantees of the exchange notes will be unsecured senior subordinated obligations of the guarantors. Accordingly, they will rank:

• junior in right of payment to all existing and future senior debt of the guarantors, including the guarantors’ guarantees of borrowings under our new senior secured credit facility;

• equal in right of payment with any future senior subordinated debt of the guarantors; and

• senior in right of payment to all future debt of the guarantors that expressly provides that it is subordinated in right of payment to the guarantees of the exchange notes.

As of June 30, 2006, the guarantees of the private notes were subordinated to approximately $521.5 million of senior secured debt of the guarantors, $521.2 million of which consisted of guarantees of our borrowings under our new senior secured credit facility.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after May 15, 2010, at the redemption prices set forth under the heading “Description of Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Prior to May 15, 2010, we may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount plus a “make whole” premium and accrued and unpaid interest, described under the “Description of Exchange Notes — Optional Redemption” section of this prospectus.

In addition, prior to May 15, 2009, we may redeem up to 35% of the exchange notes with the net cash proceeds of certain sales of our equity securities at 109.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of Exchange Notes — Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	Upon the occurrence of a change of control, you will have the right, as a holder of the exchange notes, to require us to repurchase all of your exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have enough funds or the terms of our other debt may prevent us from purchasing the exchange notes. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock;

• issue capital stock of restricted subsidiaries;

• make certain investments;

• sell assets;

• enter into certain types of transactions with affiliates;

• engage in material unrelated businesses;

• incur certain liens; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of Exchange Notes — Certain Covenants.”

Absence of an Established Market for the Notes	The notes are a new issue of securities and currently there is no market for them. We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.
You should refer to “Risk Factors” for an explanation of certain risks of investing in the notes.

Summary Historical Consolidated Financial and Unaudited Pro Forma Financial Data
      The following table sets forth our summary consolidated historical financial and unaudited pro forma data. The summary consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the summary consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the summary consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated statements of operations data for the periods from January 1, 2006 through May 10, 2006 and May 11, 2006 through June 30, 2006 and the summary consolidated balance sheet data as of June 30, 2006 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of the results that may be expected for the entire year.
      The summary unaudited pro forma consolidated financial data presented below has been derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus and gives effect to the Transactions as if they had occurred on January 1, 2005 for the pro forma statements of operations data and the financial and other data, as more fully described in the assumptions and adjustments set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data” included elsewhere in this prospectus. The pro forma data should not be considered indicative of actual results that would have been achieved had the Transactions and this offering been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or any future period.
      The summary historical financial data should be read in conjunction with “Capitalization,” “Selected Consolidated Historical Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, related notes and other financial information included elsewhere in this prospectus. The historical results do not necessarily indicate results expected for any future period.

	Year Ended December 31,						Period from				Pro Forma
										Pro Forma	Six Months
						Six Months	January 1, 2006	May 11, 2006	Six Months	Year Ended	Ended
						Ended	through	through	Ended	December 31,	June 30,
	2001	2002	2003	2004	2005	June 30, 2005	May 10, 2006	June 30, 2006	June 30, 2006	2005(2)	2006(2)

								Sucessor	Combned(1)
			Predecessor			(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Revenues	$38,889	$115,813	$226,052	$364,182	$702,712	$344,501	$252,514	$107,549	$360,063	$702,712	$360,063
Operating expenses:
Interchange	15,805	51,844	114,255	176,562	407,736	203,452	145,459	62,389	207,848	407,736	207,848
Other cost of services	21,996	47,796	76,571	135,316	213,138	103,866	78,006	32,424	110,430	214,338	110,897
Selling, general and administrative	3,782	6,541	8,012	12,437	18,062	8,200	13,420	2,322	15,742	16,416	7,821

Total operating expenses	41,583	106,181	198,838	324,315	638,936	315,518	236,885	97,135	334,020	638,490	326,566

Income (loss) from operations	(2,694)	9,632	27,214	39,867	63,776	28,983	15,629	10,414	26,043	64,222	33,497
Other income (expenses):
Interest expense	(2,928)	(6,894)	(9,928)	(2,707)	(8,657)	4,578	5,229	8,602	13,831	(62,191)	(31,370)
Other	625	(3,221)	(265)	279	(1,423)	577	6,729	1,956	8,685	—	(58)

Total other expense	(2,303)	(10,115)	(10,193)	(2,428)	(10,080)	5,155	11,958	10,558	22,516	(62,191)	(31,428)

Income (loss) before income taxes	(4,997)	(483)	17,021	37,439	53,696	23,828	3,671	(144)	3,527	2,031	2,069
Income tax provision (benefit)	(107)	10	1,403	12,704	20,915	9,293	3,343	(77)	3,266	792	807
Minority interest income	—	—	—	—	606	66	522	193	715	606	715

Net income (loss)	$(4,890)	$(493)	$15,618	$24,735	$33,387	$14,601	$850	$126	$976	$1,845	$1,977

								Period from

	Year Ended December 31,						Six Months	January 1	May 11	Six Months
							Ended	through	through	Ended
	2001	2002	2003		2004	2005	June 30, 2005	May 10, 2006	June 30, 2006	June 30, 2006

									Successor	Combined(1)
	Predecessor
							(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands, except charge volume)
Financial and Other Data:
Charge volume (in millions)(unaudited)(3)	$802	$2,868	$6,478		$12,850	$25,725	$12,850	$9,072	$3,887	$12,959
Capital expenditures	386	401	631		897	1,133	810	587	490	1,077
EBITDA(4)	2,230	11,730	34,990	(5)	60,289	103,616	48,744	26,701	11,029	37,730
Ratio of earnings to fixed charges(6)	(0.71)	0.93	2.71		14.83	7.32	6.23	1.87	1.02	1.34
Net cash (used in) provided by operating activities	(2,167)	(8,976)	20,063		38,451	76,228	34,283	48,441	(12,155)	36,286
Net cash used in investing activities	(21,133)	(10,007)	(86,242)		(143,576)	(26,062)	(18,752)	(11,561)	(2,831)	(14,392)
Net cash (used in) provided by financing activities	23,022	20,524	65,081		105,280	(50,031)	(14,070)	601,519	(624,247)	(22,728)

	As of December 31,					As of
						June 30,
	2001	2002	2003	2004	2005	2006

						Successor
	Predecessor
						(unaudited)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$290	$1,831	$733	$888	$1,023	$189
Working capital (deficit)	(8,817)	(14,181)	(1,045)	10,889	(4,679)	(3,469)
Total assets	36,081	116,981	201,943	336,248	340,981	783,022
Total long-term debt, including current portion	32,800	78,070	65,136	168,440	100,329	723,749
Stockholders equity (deficit)	(10,991)	13,519	123,834	154,016	209,353	21,131

(1)	In accordance with GAAP, our predecessor results have not been aggregated with our successor results and, accordingly, our interim unaudited financial statements do not show results of operations or cash flows for the six months ended June 30, 2006. However, in order to facilitate an understanding of our results of operations for the six months ended June 30, 2006 in comparison with the comparable period in 2005, we present and discuss our predecessor results and our successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be used in isolation or substitution of the predecessor and successor results.

(2)	The unaudited pro forma statements of operations data for the year ended December 31, 2005 and for the six months ended June 30, 2006 give effect to the Transactions as if they had occurred on January 1, 2005. The merger was accounted for as a purchase in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations” and Emerging Issues Task Force, or EITF, Issue No. 88-16, “Basis in Leveraged Buyout Transactions.” The total cost of the purchase was allocated as a partial change in basis to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger based upon an independent valuation. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to goodwill. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

(3)	Represents the total dollar volume of all Visa and MasterCard transactions processed by our merchants, which is provided to us by our third party processing vendors.

(4)	EBITDA is defined as net income (loss) before (i) depreciation and amortization, (ii) interest expense, and (iii) provision for income taxes (benefit). During the second quarter of 2005, we acquired a 51% interest in iPayment ICE of Utah, LLC, a provider of credit card transaction processing services (the “ICE Joint Venture”). For the purposes of calculating EBITDA, we have included the minority partner’s 49% share of operating losses, excluding depreciation and amortization, interest expense and provision for income taxes. The reconciliation of net income (loss) under GAAP to EBITDA is as follows:

							Period from

						Six Months	January 1	May 11	Six Months
	Year Ended December 31,					Ended	through	through	Ended
						June 30,	May 10,	June 30,	June 30,
	2001	2002	2003	2004	2005	2005	2006	2006	2006

			Predecessor					Successor	Combined
	($ in thousands)
Net income (loss)	$(4,890)	$(493)	$15,618	$24,735	$33,387	$14,601	$850	$126	$976
Depreciation and amortization	4,299	5,319	8,041	20,143	40,657	20,272	17,279	2,378	19,657
Interest expense	2,928	6,894	9,928	2,707	8,657	4,578	5,229	8,602	13,831
Income tax provision (benefit)	(107)	10	1,403	12,704	20,915	9,293	3,343	(77)	3,266

EBITDA	$2,230	$11,730	$34,990	$60,289	$103,616	$48,744	$26,701	$11,029	$37,730

     We have included this non-GAAP financial measure because we believe that it provides potential purchasers of the notes with useful information in assessing our operating performance and as an indicator of our ability to service or incur indebtedness, make capital expenditures and finance working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as an alternative to cash flow from operating activities or as an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. See “Non-GAAP Financial Measures.” Other companies in our industry may calculate EBITDA differently than we do and EBITDA as presented in this prospectus may not be comparable with similarly titled measures of other companies.

(5)	Includes $1.3 million representing a one-time benefit from the reversal of a reserve for loss from a single merchant expensed in a previous year.

(6)	Computed in accordance with Item 503(d) of Regulation S-K. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and minority interest, plus fixed charges and minority interest in pre-tax losses of subsidiaries that have not incurred fixed charges. For the fiscal year ended December 31, 2001, earnings were insufficient to cover fixed charges by $5.0 million, and for the fiscal year ended December 31, 2002, earnings were insufficient to cover fixed charges by $483,000. The ratio of earnings to fixed charges differs from the fixed charge coverage ratio computed for the purposes of the indenture governing the exchange notes and from the consolidated interest coverage ratio computed for the purpose of the credit agreement governing the senior secured credit facility.

RISK FACTORS
      An investment in the exchange notes involves a high degree of risk. In deciding whether to invest in the exchange notes, you should carefully consider the following factors, in addition to the other information and data contained in this prospectus. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. In such case, our ability to make payments on the exchange notes could be impaired, the trading price of the exchange notes could decline, and you could lose all or part of your investment.
Risks Relating to the Exchange Notes
Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations to you under the exchange notes.
      As of June 30, 2006, we had consolidated debt of $723.7 million, $521.5 million of which was senior indebtedness.
      Our substantial indebtedness could adversely affect our financial condition and thus make it more difficult for us to satisfy our obligations with respect to the exchange notes, as well as our obligations under our new senior secured credit facility. Our substantial indebtedness and significant reduction in available cash could also:

•	increase our vulnerability to adverse general economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, investments, capital expenditures and other general corporate purposes;

•	limit our ability to make required payments under our existing contractual commitments (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”);

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	create a perception that we may not continue to support and develop certain services;

•	increase our exposure to rising interest rates because a portion of our borrowings is at variable interest rates; and

•	limit our ability to borrow additional funds on terms that are satisfactory to us or at all.
Despite our level of indebtedness, we will be able to incur substantially more debt. Incurring such debt could further exacerbate the risks to our financial condition.
      Although the indenture governing the exchange notes and the credit agreement governing our new senior secured credit facility each contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we are able to incur additional indebtedness if the “fixed charge coverage ratio” as defined in the indenture governing the exchange notes is above 2 to 1 for the periods set forth in the indenture, and, under certain circumstances, if the indebtedness is of a person acquired by us and we did not incur the indebtedness in contemplation of the acquisition. In addition, we may also incur an aggregate principal amount of additional indebtedness not to exceed $50.0 million. As of June 30, 2006, we would have been able to borrow an additional $52.5 million under our senior secured credit facility, and we and the subsidiary guarantors may be able to incur additional senior debt in the future, including under the senior secured credit facility. To the extent new debt is added to our current debt levels, our substantial leverage risks would increase.
The indenture governing the exchange notes and the credit agreement governing the senior secured credit facility contain covenants that limit our flexibility and prevent us from taking certain actions.
      The indenture governing the exchange notes and the credit agreement governing our senior secured credit facility include a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	issue capital stock of restricted subsidiaries;

•	make certain investments;

•	sell assets;

•	enter into certain types of transactions with affiliates;

•	engage in material unrelated businesses;

•	incur certain liens; and

•	consolidate, merge or sell all or substantially all of our assets.
      In addition, the credit agreement’s restrictions on us and the subsidiary guarantors are stricter than the indenture governing the exchange notes. Examples of such restrictions are as follows:

•	The scope of permitted liens under the credit agreement is narrower than under the indenture. For example, the indenture permits us to incur liens to secure up to $5.0 million of additional permitted indebtedness, while the credit agreement permits the same only up to $1.0 million of additional permitted indebtedness.

•	The credit agreement contains a general prohibition on restricted payments subject to certain exceptions, while the indenture permits us to make restricted payments up to an amount that is based, in part, on our cumulative consolidated net income since the date of the indenture.

•	The credit agreement generally prohibits the incurrence of additional indebtedness subject to certain exceptions, while the indenture permits us to incur additional indebtedness provided we maintain a fix charge coverage ratio of 2:1.

•	The credit agreement requires us to maintain an agreed consolidated interest coverage ratio and consolidated leverage ratio at the end of each fiscal quarter. There is no comparable requirement in the indenture.

•	The credit agreement prohibits us from making dispositions of our property other than for cash and not in excess of $2.0 million in any fiscal year. The indenture does not prohibit such dispositions, but requires us to apply the net proceeds therefrom to repay senior debt, make certain investments or expenditures, and otherwise repay the exchange notes.

•	The credit agreement prohibits us from prepaying our other debt, including the exchange notes, while borrowings under our senior secured credit facility are outstanding.
      Our failure to comply with any of these covenants could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their scheduled due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under the senior secured credit facility could elect to declare all amounts borrowed under the senior secured credit facility, together with accrued interest, to be due and payable, which would be an event of default under the indenture governing the exchange notes. In addition, these lenders could foreclose on our assets. Any future refinancing of the senior secured credit facility is likely to contain similar restrictive covenants and financial tests.
We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the exchange notes.
      Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. For example, one factor impacting our cash flow is earnout payments owed under the terms of our previously consummated acquisitions of businesses and portfolios of merchant accounts. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible or that any assets could be sold on acceptable terms or otherwise. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations under the exchange notes. In addition, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.
Substantially all of our operations are conducted at the subsidiary level which may materially adversely affect our ability to service our indebtedness.
      The principal assets of iPayment, the issuer of the exchange notes, are the equity interests it holds, directly and indirectly, in its subsidiaries. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment, other than through guarantees of our debt. Because much of our operations are conducted through our subsidiaries, our ability to service our indebtedness, including the exchange notes offered hereby, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by our subsidiaries to us. If our subsidiaries do not have sufficient earnings or cannot distribute their earnings or other funds to us, our ability to service our indebtedness may be materially adversely affected.
      Additionally, not all of our subsidiaries will guarantee the exchange notes. Our subsidiaries that do not guarantee any of our other debt and subsidiaries we designate as unrestricted subsidiaries under the indenture will not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 30, 2006, our non-guarantor subsidiaries had total assets of $4.5 million, and total balance sheet liabilities of $3.0 million, and for the six months then ended had total revenues of $0.9 million.
The exchange notes and the related guarantees are subordinated in right of payment to all of our and the subsidiary guarantors’ existing and future senior debt, and are effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured debt.
      The exchange notes and the related guarantees rank junior in right of payment to all of our existing and future senior debt, including the borrowings under our new senior secured credit facility, and all existing creditors and future senior debt of our subsidiary guarantors, respectively. As of June 30, 2006, we had approximately $521.5 million of debt that was senior to the exchange notes and approximately $52.5 million of additional borrowing available under our new senior secured credit facility. We may also incur additional senior or secured debt in the future, consistent with the terms of the indenture governing the exchange notes and our other debt agreements.

      As a result of the subordination, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of our senior debt or senior debt of any of our subsidiary guarantors will be entitled to be paid in full before we or our subsidiary guarantors make any payment on the exchange notes or related guarantees. Holders of our secured debt and the secured debt of any of our subsidiary guarantors similarly will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing such debt. The indenture governing the exchange notes will require that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead. As a result, holders of the exchange notes may receive less, ratably, than other creditors. We cannot assure you that sufficient assets will remain after making payments on our senior or secured debt to allow us to make any payments on the exchange notes.
      We may not pay principal, premium, if any, interest or other amounts on account of the exchange notes in the event of a payment default or other defaults permitting the acceleration of our designated senior indebtedness, including debt under the new senior secured credit facility, unless the designated senior indebtedness has been paid in full, the default has been cured or, in the case of any such nonpayment defaults, a designated period of time has passed.
Fraudulent conveyance laws could void the guarantees of the exchange notes.
      Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee either (i) intended to hinder, delay or defraud any present or future creditor; or (ii) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (a) was insolvent or rendered insolvent by reason of the incurrence of the guarantee; (b) was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      Moreover, any payments made by a subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. To the extent that any guarantee is voided as a fraudulent conveyance, the claims of holders of the exchange notes with respect to such guarantee would be materially adversely affected.
      In addition, a legal challenge of a guarantee on fraudulent transfer grounds will focus on, among other things, the benefits, if any, realized by the relevant subsidiary guarantor as a result of the issuance of the exchange notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the governing law. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

The interests of our stockholders may not be aligned with your interests as a holder of the exchange notes.
      As a result of the consummation of the Transactions, all of our issued and outstanding equity interests are held indirectly by iPayment Investors, a limited partnership controlled jointly by Gregory S. Daily, our Chairman and Chief Executive Officer, and Carl A. Grimstad, our President. Messrs. Daily and Grimstad own substantially all of the economic interests in iPayment Investors, and are the sole members of the board of directors of its general partner and are the sole members of our board of directors. Circumstances may occur in which the interests of iPayment Investors and its equity holders could be in conflict with the interests of the holders of the exchange notes. Moreover, iPayment Investors’ equity holders may have interests in their other respective investments that could also be in conflict with the interests of the holders of the exchange notes. In addition, iPayment Investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to holders of the exchange notes. For example, iPayment Investors and its equity holders may cause us to pursue a growth strategy (including acquisitions which are not accretive to earnings), which could impact our ability to make payments under the indenture governing the exchange notes and the new senior secured credit facility or cause a change of control. In July 2006, iPayment Investors issued $75.0 million of notes payable in 2014, which are subordinated to all debt issued by us, and the net proceeds of which were used by iPayment Investors to pay a dividend to its equity holders. To the extent permitted by the indenture governing the exchange notes and the new senior secured credit facility, iPayment Investors may cause us to pay dividends rather than make capital expenditures.
In the event of a change of control, we may not be able to repurchase the exchange notes as required by the indenture, which would result in a default under our indenture.
      Upon a change of control under the indenture, we will be required to offer to repurchase all of the exchange notes then outstanding at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, up to but excluding the repurchase date. Our new senior secured credit facility provides that certain change of control events will be an event of default that will permit the required lenders thereunder to accelerate the maturity of all borrowings thereunder and terminate commitments to lend thereunder. An acceleration of the maturity of our new senior secured credit facility would result in an event of default under our indenture. Any of our future debt agreements may contain similar provisions. We cannot assure you that we will have the financial resources to repurchase your exchange notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of other indebtedness. Our new senior secured credit facility also prohibits us from redeeming or repurchasing the exchange notes if a default exists under the new senior secured credit facility and if we do not meet specified leverage ratios.
Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the exchange notes.
      The future market prices of the exchange notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.
      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the exchange notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the exchange notes will maintain their ratings on the exchange notes. A negative change in our rating could have an adverse effect on the market price of the exchange notes.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the exchange notes.
We cannot be sure that an active trading market will develop for the exchange notes.
      While the exchange notes are expected to be eligible for trading in The PORTAL Market, a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the exchange notes. The initial purchasers have informed us that they intend to make a market in the exchange notes, but they may cease their market-making activities at any time.
      We do not intend to apply for a listing of any of the exchange notes on any securities exchange. We do not know if an active market will develop for the exchange notes, or if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the exchange notes may be adversely affected.
      In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects, or in the prospects of the companies in our industry.
If you wish to tender your private notes for exchange notes, you must comply with the requirements described in this prospectus.
      You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither we nor the exchange agent has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.
      In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.
If you do not exchange your private notes, you may have difficulty in transferring them at a later time.
      We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and generally will not have rights to registration.
      If you do not participate in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale of the private notes. Each broker-dealer who holds private notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of private notes expected to remain outstanding following the completion of the exchange offer.

Risks Relating to Our Business
We have faced, and may in the future face, significant chargeback liability if our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers, and we face potential liability for merchant or customer fraud; we may not accurately anticipate these liabilities.
      We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder. If we or our sponsoring banks are unable to collect the chargeback from the merchant’s account, or, if the merchant refuses or is financially unable, due to bankruptcy or other reasons, to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. For example, our largest chargeback loss resulted in 2001 and 2002 from the substantial non-compliance by a merchant with the Visa and MasterCard card association rules. We were obligated to pay the resulting chargebacks and losses that the merchant was unable to fund, which totaled $4.7 million.
      We also have potential liability for losses caused by fraudulent credit card transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card not present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the small merchants that we serve are small businesses that transact a substantial percentage of their sales over the Internet or in response to telephone or mail orders. Because their sales are card-not-present transactions, these merchants are more vulnerable to customer fraud than larger merchants. Because we target these merchants, we experience chargebacks arising from cardholder fraud more frequently than providers of payment processing services that service larger merchants.
      Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Anytime a merchant is unable to satisfy a chargeback, we are responsible for that chargeback. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot assure you that these measures are or will be effective. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability.
      Charges incurred by us relating to chargebacks were $4.4 million, or 0.6% of revenues in 2005, $3.9 million, or 1.1% of revenues in 2004, and $3.7 million (which excludes the $1.3 million reduction in an earlier estimate for merchant losses from a single merchant to reflect lower actual losses), or 1.6% of revenues in 2003.
We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions; if these sponsorships are terminated and we are not able to secure or successfully migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.
      Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of banks that are members of the card associations. The principal sponsoring bank through which we process the significant majority of our transactions is JPMorgan Chase, and our other sponsoring banks are HSBC Bank USA, Bank of America and Provident Bank. The initial term of our agreement with

JPMorgan Chase lasts through April 2007 and is thereafter renewable at the agreement of the parties for successive one year periods. Our sponsoring banks may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing services under the agreement. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring banks give the sponsoring banks substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of independent sales groups. We cannot guarantee that our sponsoring banks’ actions under these agreements will not be detrimental to us, nor can we guarantee that any of our sponsoring banks will not terminate their sponsorship of us in the future.
If we or our bank sponsors fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.
      Substantially all of the transactions we process involve Visa or MasterCard. If we or our bank sponsors fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could require us to stop providing payment processing services.
We rely on card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.
      We rely on agreements with several large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. In particular, we rely on FDMS through which we have undertaken to process 75% of our annual transactions. We are required to pay FDMS an annual processing fee related to the FDMS Merchant Portfolio and the FDMS Bank Portfolio of $11.7 million in fiscal 2006, and for each subsequent year through 2011, of at least 70% of the amount of the processing fee paid during the immediately proceeding year. Our gross margins would be adversely affected if we were required to pay these minimum fees as a result of insufficient transactions processed by FDMS.
      We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Many of these organizations and service providers are our competitors and we do not have long-term contracts with most of them. Typically, our contracts with these third parties are for one-year terms and are subject to cancellation upon limited notice by either party. The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.
To acquire and retain merchant accounts, we depend on independent sales groups that do not serve us exclusively.
      We rely primarily on the efforts of independent sales groups to market our services to merchants seeking to establish an account with a payment processor. Independent sales groups are companies that seek to introduce both newly-established and existing small merchants, including retailers, restaurants and service providers, such as physicians, to providers of transaction payment processing services like us. Generally, our agreements with independent sales groups that refer merchants to us are not exclusive to us and they have the right to refer merchants to other service providers. Our failure to maintain our relationships with our existing independent sales groups and those serving other service providers that we may acquire, and to recruit and establish new relationships with other groups, could adversely affect our revenues and internal growth and increase our merchant attrition.
On occasion, we experience increases in interchange costs; if we cannot pass these increases along to our merchants, our profit margins will be reduced.
      We pay interchange fees or assessments to card associations for each transaction we process using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our profit margins will be reduced.
The loss of key personnel or damage to their reputations could adversely affect our relationships with independent sales groups, card associations, bank sponsors and our other service providers, which would adversely affect our business.
      Our success depends upon the continued services of our senior management and other key employees, in particular Gregory Daily, our Chairman and Chief Executive Officer, all of whom have substantial experience in the payment processing industry and the small merchant markets in which we offer our services. In addition, our success depends in large part upon the reputation and influence within the industry of Mr. Daily, who has, along with our other senior managers, over their years in the industry, developed long standing and highly favorable relationships with independent sales groups, card associations, bank sponsors and other payment processing and service providers. We would expect that the loss of the services of one or more of our key employees, particularly Mr. Daily, would have an adverse effect on our operations. We would also expect that any damage to the reputation of our senior managers, including Mr. Daily, would adversely affect our business. We do not maintain any “key person” life insurance on any of our employees other than a $25.0 million policy on Mr. Daily.
The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants, and as a result, our profit margins.
      The market for credit and debit card processing services is highly competitive. The level of competition has increased in recent years, and other providers of processing services have established a sizable market share in the small merchant processing sector. Some of our competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies that have substantially greater capital and technological, management and marketing resources than we have. There are also a large number of small providers of processing services that provide various ranges of services to small and medium sized merchants. This competition may influence the prices we can charge and requires us to control costs aggressively in order to maintain acceptable profit margins. Further, if the use of cards other than Visa or MasterCard, such as American Express, grows, or if there is increased use of debit cards this could reduce our average profit per transaction. In addition, our competitors continue to consolidate as large banks merge and combine their networks. This consolidation may also require that we increase the consideration we pay for future acquisitions and could adversely affect the number of attractive acquisition opportunities presented to us. The barriers to entry into our business are relatively low. Our future competitors may develop or offer services that have price or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition could be adversely affected.
Increased attrition in merchant charge volume due to an increase in closed merchant accounts that we cannot anticipate or offset with new accounts may reduce our revenues.
      We experience attrition in merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account “closures” that we initiate due to heightened credit risks relating to, and contract breaches by, a merchant. We target small merchants that generally have a higher rate of insolvency than larger businesses. During 2005, we experienced average volume attrition of 1.0% to 1.5% per month. In addition, substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. We cannot predict the level of attrition in the future, particularly in connection with our acquisitions of portfolios of merchant accounts. Increased attrition in merchant charge volume may have a material adverse effect on our financial condition and results of operations.
Our operating results are subject to seasonality, and, if our revenues are below our seasonal norms during our historically stronger third and fourth quarters, our net income and cash flow could be lower than expected.
      We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first quarter of the calendar year and stronger during the second, third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the second, third or fourth quarter, our net income and cash flow could be lower than expected.
Our systems may fail due to factors beyond our control, which could interrupt our business or cause us to lose business and would likely increase our costs.
      We depend on the efficient and uninterrupted operations of our computer network systems, software and data centers. We do not presently have fully redundant systems. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Defects in our systems, errors or delays in the processing of payment transactions or other difficulties could result in:

•	additional development costs;

•	diversion of technical and other resources;

•	loss of merchants;

•	loss of merchant and cardholder data;

•	negative publicity;

•	harm to our business or reputation; or

•	exposure to fraud losses or other liabilities.

If our merchants experience adverse business conditions, they may generate fewer transactions for us to process or become insolvent, increasing our exposure to chargeback liabilities.
      General economic conditions have caused some of the merchants we serve to experience difficulty in supporting their current operations and implementing their business plans. If these merchants make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenues. In addition, in a recessionary environment, the merchants we serve could be subject to a higher rate of insolvency which could adversely affect us financially. We bear credit risk for chargebacks related to billing disputes between credit card holders and bankrupt merchants. If a merchant seeks relief under bankruptcy laws or is otherwise unable or unwilling to pay, we may be liable for the full transaction amount of a chargeback.
New and potential governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to provide the services we provide our merchants.
      Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third party service providers to financial institutions. The law, however, is new and there have been very few rulings on its interpretation. We believe that current legislation permits us to access and use this information as we do now. The laws governing privacy generally remain unsettled, however, even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws or changes to existing privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we offer to our merchants or could impair the value of these services.
      Several states have proposed legislation that would limit the uses of personal information gathered using the Internet. Some proposals would require proprietary online service providers and website owners to establish privacy policies. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Our compliance with these privacy laws and related regulations could materially affect our operations.
      Changes to existing laws or the passage of new laws could, among other things:

•	create uncertainty in the marketplace that could reduce demand for our services;

•	limit our ability to collect and to use merchant and cardholder data;

•	increase the cost of doing business as a result of litigation costs or increased operating costs; or

•	in some other manner have a material adverse effect on our business, results of operations and financial condition.
Adverse resolution to legal claims against us may negatively affect our reputation and earnings.
      From time to time, we are subject to claims and litigation from customers and other individuals. Whether such claims and legal action are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant financial liability to us and/or adversely affect the market perception of us and our products and services. Any financial liability or reputation damage could have a material adverse effect on our business and financial performance.
If we are required to pay state taxes on transaction processing, it could negatively impact our profitability.
      Transaction processing companies may become subject to state taxation of certain portions of their fees charged to merchants for their services. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, or produce increased cash flow to offset the taxes, these taxes would negatively impact our profitability.
The markets for the services that we offer may fail to expand or may contract and this could negatively impact our growth and profitability.
      Our growth and continued profitability depend on acceptance of the services that we offer. If demand for our services decreases, our profitability would be negatively impacted. Changes in technology may enable merchants and retail companies to directly process transactions in a cost-efficient manner without the use of our services. Additionally, downturns in the economy or the performance of retailers may result in a decrease in the demand for our services. Further, if our customers make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue. Any decrease in the demand for our services for the reasons discussed above or other reasons could have a material adverse effect on our growth and revenue.
Risks Relating to Acquisitions
      We have previously acquired, and expect to continue to acquire, other providers of payment processing services and portfolios of merchant processing accounts. These acquisitions entail risks in addition to those incidental to the normal conduct of our business.
Revenues generated by acquired businesses or account portfolios may be less than anticipated, resulting in losses or a decline in profits, as well as potential impairment charges.
      In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues from that acquisition based on the historical transaction volume of the acquired provider of payment processing services or portfolio of merchant accounts. Following an acquisition, it is customary to experience some attrition in the number of merchants serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition merchant attrition exceed the rate we have forecasted, the revenues generated by the acquired providers of payment processing services or portfolio of accounts may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment charges.
We may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, exposing us to potentially large, unanticipated costs.
      Prior to the consummation of any acquisition, we perform a due diligence review of the provider of payment processing services or portfolio of merchant accounts that we propose to acquire. Our due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition. For example, in the past we were obligated to fund certain credits and chargebacks after discovering that a merchant account from an acquired merchant processing portfolio was in substantial violation of the Visa and MasterCard card association rules. In the future we may make acquisitions that may obligate us to make similar payments resulting in potentially significant, unanticipated costs.
We may encounter delays and operational difficulties in completing the necessary transfer of data processing functions and connecting systems links required by an acquisition, resulting in increased costs for, and a delay in the realization of revenues from, that acquisition.
      The acquisition of a provider of payment processing services, as well as a portfolio of merchant processing accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our own third party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased merchant attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of, or reduce, our profits.
Special non-recurring and integration costs associated with acquisitions could adversely affect our operating results in the periods following these acquisitions.
      In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges and change of control payments. These expenses, charges and payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly acquired companies may lead to diversion of management attention from other ongoing business concerns.
Our facilities, personnel and financial and management systems may not be adequate to effectively manage the future expansion we believe necessary to increase our revenues and remain competitive.
      We anticipate that future expansion will be necessary in order to increase our revenues. In order to effectively manage our expansion, we may need to attract and hire additional sales, administrative, operations and management personnel. We cannot assure you that our facilities, personnel and financial and management systems and controls will be adequate to support the expansion of our operations, and provide adequate levels of service to our merchants and independent sales groups. If we fail to effectively manage our growth, our business could be harmed.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      We sold the private notes on May 10, 2006, to Banc of America Securities LLC and J.P. Morgan Securities Inc., as initial purchasers, in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the private notes to:

•	“qualified institutional buyers,” or QIBs, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

•	non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act.
      As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on May 10, 2006. Pursuant to the registration rights agreement, we and the Guarantors agreed to use our commercially reasonable efforts to:

•	no later than 90 days after the issue date of the private notes, file a registration statement with the SEC with respect to a registered offer to exchange the private notes for the exchange notes having terms substantially identical in all material respects to the private notes (except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional notices);

•	cause the exchange offer registration statement to become effective under the Securities Act not later than 180 days after the issue date of the private notes;

•	in connection with the foregoing, (i) file all pre-effective amendments to such registration statement as may be necessary in order to cause such registration statement to become effective, (ii) file, if applicable, a post-effective amendment to such registration statement pursuant to Rule 430A under the Securities Act and (iii) cause all necessary filings in connection with the registration and qualification of the exchange securities to be made under the state securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer; and

•	cause the exchange offer to be consummated not later than 210 days after the issue date of the private notes.
      Upon the effectiveness of the exchange offer registration statement, we and the Guarantors will offer the exchange notes in exchange for the tender of the private notes. We and the Guarantors have agreed to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders.
      We agreed to issue and exchange the exchange notes for all private notes properly tendered and not withdrawn before the expiration of the exchange offer. The summary in this document of the registration rights agreement is qualified in its entirety by reference to the registration rights agreement. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.
      There is no assurance as to the willingness of the SEC to declare our registration statement effective with respect to the exchange notes or whether the SEC may impose conditions on such declaration of effectiveness that are not acceptable to us, in which event the registration statement may be delayed, perhaps significantly. There is no assurance that the registration of the notes will be accomplished on a timely basis, or at all.
      Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that a broker-dealer receiving exchange notes for its own account in exchange for private notes, where such private notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, will have a prospectus delivery requirement with respect to resales of such exchange notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.
      A holder of private notes who wishes to exchange such private notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not our “affiliate,” as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
      Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Shelf Registration
      In the event that:

(1) the Company is not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or the SEC’s policy;

(2) the exchange offer is not consummated within 210 days after the issuance of the private notes; or

(3) with respect to any holder of securities, such holder:

(A) is prohibited by applicable law or Commission policy from participating in the exchange offer; or

(B) may not resell the exchange securities acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(C) is a broker-dealer and holds initial securities acquired directly from the Company or one of its affiliates, then, in the case of clause (3) such holder so notifies the Company, then the Company and the Guarantors shall use commercially reasonably efforts to:

(i) cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the exchange offer registration statement on or prior to 90 days after such filing obligation arises, which self registration statement shall provide for resales of all securities; and

(ii) cause such self registration statement to be declared effective by the Commission on or before the 180th day after the obligation to file such shelf registration statement arises, we and the Guarantors will, subject to certain conditions, at our cost:

•	as promptly as reasonably practicable, file a shelf registration statement covering resales of the private notes or the exchange notes, as the case may be;

•	use our commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act; and

•	use our reasonable best efforts to ensure that the self registration statement conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years following the issue date of the private notes.
      We and the Guarantors will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which forms a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the private notes or the exchange notes, as the case may be. A holder selling such private notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to such holder (including certain indemnification obligations).
Additional Interest
      In the event that:

(1) any of the registration statements required by the registration rights agreement is not filed with the Commission within the agreed period;

(2) any of such registration statements has not been declared effective by the Commission within 180 days after the issue date of the private notes;

(3) the exchange offer has not been consummated within 210 after the issue date of the private notes; or

(4) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fail to be usable for its intended purpose and such registration statement is not succeeded within 10 days by a post-effective amendment to such registration statement that cures such ineffectiveness or failure and that is itself within 10 days of filing declared effective; provided that with respect to a shelf registration statement that we and the Guarantors are required to keep effective, we and the Guarantors may suspend such shelf registration statement in excess of the periods set forth in clause (4) above so long as such suspensions do not exceed 30 days in the aggregate in any twelve month period (each such event referred to in clauses (1) through (4) is a “registration default”)
then, additional interest will accrue on the aggregate principal amount of the private notes and the exchange notes subject to such registration statement from and including the date on which any such registration default has occurred to, but excluding, the date on which all registration defaults have been cured or all such private notes or exchange notes be freely transferable. Additional interest will accrue at an initial rate of 0.25% per annum during the 90-day period immediately following the occurrence of the first registration default, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such registration default continues, but in no event shall such increase exceed 1.00% per annum.
Terms of the Exchange Offer
      Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly tendered pursuant to the exchange offer and not withdrawn prior to the expiration date.

Private notes may be tendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	the exchange notes will have a different CUSIP number from the private notes;

•	the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and

•	holders of the exchange notes generally will not be entitled to any of the registration rights of holders of private notes under the registration rights agreement.
      The exchange notes will evidence the same indebtedness as the private notes which they replace and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the private notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.
      As of the date of this prospectus, $205.0 million in aggregate principal amount of the private notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Solely for reasons of administration, we have fixed the close of business on November 13, 2006 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the private notes entitled to participate in this exchange offer.
      In connection with the exchange offer, the indenture governing the private notes does not give you any appraisal or dissenters’ rights or any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the related SEC rules and regulations.
      For all relevant purposes, we will be regarded as having accepted properly tendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of private notes for the purposes of receiving the exchange notes from us.
      If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Fees and Expenses” below.
      By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Representations on Tendering Private Notes” below.
Expiration Date; Extensions; Amendments
      We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the private notes. The “expiration date” is 5:00 p.m., New York City time on December 13, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.
      In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We expressly reserve the right:

•	to delay accepting any private notes;

•	to extend the exchange offer;

•	to terminate the exchange offer; or

•	amend the terms of the exchange offer in any manner,
if any of the conditions described below under “— Conditions” has not been satisfied.
      Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by oral or written note to holders of the private notes, by means of a press release, public announcement or otherwise. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the exchange offer as necessary to keep the offer open for at least five additional business days.
      We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.
Interest on the Exchange Notes
      The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 9 3/4% per year from May 15, 2006, the date we issued the private notes, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2006. The initial interest payment on the private notes will be made on November 15, 2006.
Resale of the Exchange Notes
      We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the following representations:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the private notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

•	if you are a broker-dealer receiving exchange notes for your own account in exchange for unregistered private notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.
      You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements before you will be allowed to participate in the exchange offer.
      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.
      A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by such a broker-dealer to resell any of its exchange notes. In addition, a broker-dealer which has acquired the private notes for its own account as a result of market-making or other trading activities may participate in the exchange offer if it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any such broker-dealer that requests copies in the letter of transmittal for a period of up to 90 days after the registration statement relating to this exchange offer is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.
Procedures for Tendering
      If you wish to tender private notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with your private notes and any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.
      In addition, either:

•	certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the private notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “— Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”
      In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.
      THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT.
      As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust Company or nominee to perform these transactions for you.
      If you do not withdraw your tender of private notes prior to the expiration date, you will be regarded as agreeing to tender the private notes in accordance with the terms and conditions in this exchange offer.

      If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust Company or other nominee and you want to tender your private notes, you should contact your intermediary promptly and instruct it to tender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder or a DTC participant listed on a securities position listing furnished by DTC with respect to the private notes. The transfer of registered ownership may take a long time.
      By tendering, you will make the representations described below under “ — Representations on Tendering Private Notes.” In addition, each participating broker-dealer who receives exchange notes for its own account in exchange for private notes that were acquired by the broker-dealer as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”
      Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.
Signature on Letter of Transmittal
      Signatures on a letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you tender your private notes (i) as a registered holder and you have not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the NASD;

•	a commercial bank or trust Company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
      If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the private notes.
      In connection with any tender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.
Acceptance of Tendered Notes
      All questions as to the validity, form, eligibility (including time of receipt), compliance with conditions, acceptance and withdrawal will be determined by us in our reasonable discretion, which will be final and binding.

      We reserve the absolute right:

•	to reject any and all private notes not properly tendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of tender as to particular private notes.
      Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person shall incur liability for failure to give such notification. Tenders of private notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any private notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
      We do not currently intend to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
      The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our reasonable discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.
      In all cases, the issuance of exchange notes for tendered private notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for private notes or a timely confirmation from DTC of such private notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer; and

•	all other required documents.

      If we do not accept your tendered private notes or if you submit private notes for a greater aggregate principal amount at maturity than you desire to exchange, then the unaccepted or unexchanged private notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.
Representations on Tendering Private Notes
      By tendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

•	you have full power and authority to tender, exchange, assign and transfer the private notes;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	neither you nor any beneficial owner is an “affiliate”, as defined in Rule 405 under the Securities Act, of ours, or a broker-dealer tendering the private notes acquired directly from us for its own account;

•	you are not engaged in, and do not intend to engage in, an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you and each beneficial owner acknowledge and agree that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of Section 10 of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;

•	you and each beneficial owner understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for the private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good and marketable title to the private notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.
      If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of Section 10 of the Securities Act in connection with any resale of such exchange notes.
Return of Private Notes
      If any tendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who tendered them or (ii) in the case of private notes tendered by book-entry transfer, the exchange agent’s account at DTC. Any such private notes will be returned promptly to the tendering person or credited to an account maintained with DTC.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your private notes for exchange and (i) your private notes are not immediately available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal and all other documents required to the exchange agent on or prior to the expiration date, you may still participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes tendered;

•	a statement that the tender is being made thereby;

•	a guarantee that, within three business days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.
      The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to tender your private notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of private notes in the exchange offer, the exchange agent must receive a written notice of withdrawal (or facsimile transmission) at its address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a notice of withdrawal of private notes must:

•	specify the name of the person who tendered the private notes to be withdrawn;

•	identify the private notes to be withdrawn (including the certificate number(s) and aggregate principal amount of such private notes); and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered (including any required signature guarantees).
      All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion and our determination shall be final and binding on all parties. Any private notes so withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described in the section of the prospectus entitled “The Exchange Offer — Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.
      If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to the tendering holders;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes; or

•	waive the unsatisfied conditions, if permissible, with respect to the exchange offer and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer as necessary to keep the offer open for at least five additional business days.
      The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.
      The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.
Termination of Certain Rights
      All registration rights under the registration rights agreement benefiting the holders of the private notes that are eligible to participate in the exchange offer will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case, we have agreed, for a period of up to 90 days after the exchange offer is consummated, to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer for use in a resale.
Exchange Agent
      We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attention: Reorg	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attention: Reorg. or Facsimile: (612) 667-6282 Telephone: (800) 344-5128	Well Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, MN 55402 Attention: Reorg.
      Delivery of the letter of transmittal to an address, or transmission via telegram, telex or facsimile, other than to the exchange agent as set forth above, will not constitute a valid delivery.
Fees and Expenses
      We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.
      We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.
      We will pay all transfer taxes, if any, applicable to the exchange of private notes in connection with the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of private notes in connection with the exchange offer, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption payment of any applicable transfer taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.
Accounting Treatment
      We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the remaining term of the notes.
Consequences of Failure to Exchange
      You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.
      Private notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person whom the purchaser reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

•	in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to us, if we so request);

•	to us; or

•	pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with all applicable U.S. state securities or “blue sky” laws.
      See “Risk Factors” for more information about the risks of not participating in the exchange offer.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

ACQUISITION OF iPAYMENT BY HOLDINGS AND MERGERCO
Merger Transaction
      On May 10, 2006, pursuant to an Agreement and Plan of Merger dated as of December 27, 2005, by and among iPayment, MergerCo and Holdings, MergerCo was merged with and into iPayment, with iPayment remaining as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of iPayment Investors, which was incorporated in Delaware and was formed by Gregory Daily, the Chairman and Chief Executive Officer of iPayment, Carl Grimstad, the President of iPayment, and certain parties related to them. iPayment Investors was subsequently converted into a limited partnership on June 28, 2006.
      Upon the consummation of the merger transaction, each issued and outstanding share of iPayment’s common stock was converted into the right to receive $43.50 in cash and iPayment’s common stock ceased trading on the Nasdaq National Market and was deregistered under the Securities Exchange Act of 1934.
Sources and Uses of Funds
      The following table sets forth the sources and uses of funds to finance the merger and the uses of those funds in connection with the merger:

Amount

($ in millions)
Source of Funds
Term loan(1)	$515.0
Private notes(2)	202.2
Equity(3)	170.0
Cash on hand and revolving credit facility(1)	8.2

Total sources	$895.4
Uses of Funds
Purchase of iPayment common stock(4)	$800.0
Repayment of indebtedness(5)	70.0
Fees and expenses(6)	25.4

Total uses	$895.4

(1)	Our senior secured credit facility with Bank of America and JPMorgan Chase provides for a $515.0 million term loan facility and a $60.0 million revolving credit facility.

(2)	The private notes are proposed to be exchanged for the exchange notes pursuant to the registration statement of which this prospectus forms a part.

(3)	Consisted of $166.6 million of our common stock contributed by Gregory S. Daily and Carl A. Grimstad, and certain related parties, and $3.4 million of cash contributed by Mr. Daily.

(4)	Includes the equity contribution to Holdings described in footnote (3) above. Certain directors and officers of iPayment, including Mr. Grimstad, received payments as a result of payment of the merger consideration. See “Certain Relationships and Related Party Transactions — Effect of the Merger on Share Ownership of Executive Officers” for the amount of such payments.

(5)	Our outstanding indebtedness prior to the Transactions consisted of our senior secured credit facility with Bank of America and JPMorgan Chase.

(6)	Transaction fees and expenses include discounts to the initial purchasers of the private notes, commitment and financing fees payable in connection with our senior secured credit facility, and legal, accounting, advisory and other costs in connection with the Transactions.

      See “Description of Certain Indebtedness — Senior Secured Credit Facility” and “Description of Exchange Notes.”
Post-Merger Corporate Structure
      The following chart sets forth our current corporate structure, including iPayment Investors and iPayment Holdings, which are not borrowers under the indenture governing the exchange notes. iPayment Holdings is a guarantor under the credit agreement governing our senior secured credit facility:

USE OF PROCEEDS
      The exchange offer is intended to satisfy certain obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the private notes for the exchange notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The private notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. We used the net proceeds from the sale of the private notes, together with a term loan and borrowings under a revolving credit facility, equity financing to finance our merger with MergerCo and Holdings and fund fees and expenses related thereto, including the expenses in connection with the offering of the private notes themselves, and to repay certain of our existing debt. We have agreed to pay for the expenses of the exchange offer.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2006.
      This table should be read in conjunction with our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of
June 30,
2006

(unaudited)
($ in millions)
Long-term debt, including current portion
Capital leases	$0.3
Senior secured credit facility:
Term loan facility	513.7
Revolving credit facility(1)	7.5
9 3/4% senior subordinated notes, net of discount	202.3

Total long-term debt, including current portion	723.8
Total stockholder’s equity	21.1

Total capitalization	$744.9

(1)	As of June 30, 2006, the borrowing availability under our new revolving credit facility was $52.5 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated financial statements are derived by the application of pro forma adjustments to our historical financial statements for and as of the year ended December 31, 2005 and the periods from January 1, 2006 through May 10, 2006 and May 11, 2006 through June 30, 2006 which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and six months ended June 30, 2006 give effect to the Transactions as if they had occurred on January 1, 2005.
      The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, but which are subject to change and are described in the accompanying notes. The pro forma statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or any future period. The unaudited pro forma financial data should be read in conjunction with “Capitalization,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto included elsewhere herein.
      The merger was accounted for as a purchase in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations” and Emerging Issues Task Force, or EITF, Issue No. 88-16, “Basis in Leveraged Buyout Transactions.” The total cost of the purchase was allocated as a partial change in basis to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger based upon an independent valuation. The excess of the purchase price over the fair value of the net assets acquired was $485.2 million and has been allocated to goodwill. The purchase price allocation has been completed and related adjustments have been reflected in our financial statements as of June 30, 2006 and for the period May 11, 2006 through June 30, 2006.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2005

		Adjustment for
	Historical	the Transactions		Pro Forma

	($ in thousands)
Statement of Operations Data:
Revenues	$702,712	$—		$702,712
Operating expenses:
Interchange	407,736	—		407,736
Other cost of services	213,138	1,200	(1)	214,338
Selling, general and administrative	18,062	(1,646	)(2)	16,416

Total operating expenses	638,936	(446)		638,490

Income from operations	63,776	446		64,222
Other income (expenses):
Interest expense	(8,657)	(53,534	)(3)	(62,191)
Other	(1,423)	1,423	(4)	—

Total other expense	(10,080)	(52,111)		(62,191)

Income (loss) before income taxes	53,696	(51,665)		2,031
Income tax provision (benefit)	20,915	(20,123	)(5)	792
Minority interest income	606	—		606

Net income (loss)	$33,387	$(31,542)		$1,845

Unaudited Pro Forma Condensed Consolidated Statements of Operations
for the Six Months Ended June 30, 2006

		Adjustments for
	Historical	the Transactions		Pro Forma

Statement of Operations Data:
Revenues	$360,063	$—		$360,063
Operating expenses:
Interchange	207,848	—		207,848
Other cost of services	110,430	467	(1)	110,897
Selling, general and administrative	15,742	(7,921	)(2)	7,821

Total operating expenses	334,020	(7,454)		326,566

Income from operations	26,043	7,454		33,497
Other income (expenses):
Interest expense	(13,831)	(17,539	)(3)	(31,370)
Other	(8,685)	8,627	(4)	(58)

Total other expense	(22,516)	(8,912)		(31,428)

Income (loss) before income taxes	3,527	(1,458)		2,069
Income tax provision (benefit)	3,266	(2,459	)(5)	807
Minority interest income	715	—		715

Net income (loss)	$976	$1,001		$1,977

(1)	The pro forma adjustment to other cost of services represents incremental amortization expense due to revaluation of certain intangible assets as a result of the merger.

(2)	Consists of share-based compensation expense that would not have been incurred because all shares were redeemed at the closing of the transaction.

(3)	The pro forma adjustment to interest expense reflects the elimination of a proportional amount of the interest expense for the year ended December 31, 2005 and the six months ended June 30, 2006, and the estimated interest expense on the 9 3/4% senior subordinated notes, estimated interest expense on the term loan and revolving credit facility (including the unused portion) and estimated related debt issuance costs, net of the historical interest expense incurred by iPayment under notes and debt expected to be repaid.

	Year Ended		Six Months Ended
	December 31, 2005		June 30, 2006

Estimated interest expense	$59,650	(a)	$30,100	(b)
Estimated amortization of debt issuance costs	2,192		1,096
Discount	349		174

Pro forma interest expense	62,191		31,370
Historical interest expense	(8,657)		(13,831)

Pro forma adjustment for interest expense	$53,534		$17,539

(a):	Represents interest expense at a weighted average interest rate of 8.0% for the $205.0 million principal amount of the 9 3/4% senior subordinated notes, $515.0 million principal outstanding for the term loan and $30.0 million principal assumed to be outstanding under our revolving credit facility.

(b):	Represents interest expense at a weighted average interest rate of 8.4% for the $205.0 million principal amount of the 9 3/4% senior subordinated notes and $515.0 million principal outstanding for the term loan.

(4)	Transaction-related expenses.

(5)	The pro forma income tax adjustments reflect the tax benefit of the pro forma interest expense using a consolidated effective tax rate of 39.0% for the year ended December 31, 2005 and the six months ended June 30, 2006.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
      The following table sets forth selected consolidated financial data. The selected statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements not included in this prospectus. The statements of operations for the periods from January 1, 2006 through May 10, 2006 and May 11, 2006 through June 30, 2006 and the balance sheet data as of June 30, 2006 have been derived from our unaudited financial statements included elsewhere in this prospectus.
      The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes, “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

							Period from

							January 1	May 11
	Year Ended December 31,						through	through
						Six Months Ended	May 10,	June 30,
	2001	2002	2003	2004	2005	June 30, 2005	2006	2006

				Predecessor				Successor
						(Unaudited)
							(Unaudited)
	($ in thousands, except charge volume)
Statement of Operations Data:
Revenues	$38,889	$115,813	$226,052	$364,182	$702,712	$344,501	$252,514	$107,549
Operating expenses:
Interchange	15,805	51,844	114,255	176,562	407,736	203,452	145,459	62,389
Other cost of services	21,996	47,796	76,571	135,316	213,138	103,866	78,006	32,424
Selling, general and administrative	3,782	6,541	8,012	12,437	18,062	8,200	13,420	2,322

Total operating expenses	41,583	106,181	198,838	324,315	638,936	315,518	236,885	97,135

Income (loss) from operations	(2,694)	9,632	27,214	39,867	63,776	28,983	15,629	10,414
Other income (expenses):
Interest expense	(2,928)	(6,894)	(9,928)	(2,707)	(8,657)	4,578	5,229	8,602
Other	625	(3,221)	(265)	279	(1,423)	577	6,729	1,956

Total other expense	(2,303)	(10,115)	(10,193)	(2,428)	(10,080)	5,155	11,958	10,558

Income (loss) before income taxes	(4,997)	(483)	17,021	37,439	53,696	23,828	3,671	(144)
Income tax provision (benefit)	(107)	10	1,403	12,704	20,915	9,293	3,343	(77)
Minority interest income	—	—	—	—	606	66	522	193

Net income (loss)	$(4,890)	$(493)	$15,618	$24,735	$33,387	$14,601	$850	$126

Balance Sheet Data (as of period end):
Cash and cash equivalents	$290	$1,831	$733	$888	$1,023	N/ A	N/ A	$189
Working capital (deficit)	(8,817)	(14,181)	(1,045)	10,889	(4,679)	N/ A	N/ A	(3,469)
Total assets	36,081	116,981	201,943	336,248	340,981	N/ A	N/ A	783,022
Total long-term debt, including current portion	32,800	78,070	65,136	168,440	100,329	N/ A	N/ A	723,749
Stockholders equity (deficit)	(10,991)	13,519	123,834	154,016	209,353	N/ A	N/ A	21,131

Financial and Other Data:
Charge volume (in millions) (unaudited)(1)	$802	$2,868	$6,478	$12,850	$25,725	$12,850	$9,072	$3,887
Capital expenditures	386	401	631	897	1,133	810	587	490
Ratio of earnings to fixed charges(2)	(0.71)	0.93	2.71	14.83	7.32	6.23	1.87	1.02

(1)	Represents the total dollar volume of all Visa and MasterCard transactions processed by our merchants, which is provided to us by our third party processing vendors.

(2)	Computed in accordance with Item 503(d) of Regulation S-K. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and minority interest, plus fixed charges and minority interest in pre-tax losses of subsidiaries that have not incurred fixed charges. For the fiscal year ended December 31, 2001, earnings were insufficient to cover fixed charges by $5.0 million, and for the fiscal year ended December 31, 2002, earnings were insufficient to cover fixed charges by $483,000. The ratio of earnings to fixed charges differs from the fixed charge coverage ratio computed for the purposes of the indenture governing the exchange notes and from the consolidated interest coverage ratio computed for the purpose of the credit agreement governing the senior secured credit facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion relates, in large part, to periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the impact the Transactions will have on us. You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Historical Consolidated Financial Data” and the audited historical consolidated financial statements and related notes included elsewhere in this prospectus.
Overview
      We are a provider of credit and debit card-based payment processing services to small merchants across the United States. As of January 1, 2006, we provided our services to over 140,000 small merchants up from over 125,000 as of January 1, 2005. Our payment processing services enable our merchants to accept credit cards as well as other forms of electronic payment, including debit cards, checks, gift cards and loyalty programs in both traditional card-present, or swipe transactions, as well as card-not-present transactions. We market and sell our services primarily through over 850 independent sales groups, which gives us a non-employee, external salesforce representing more than 3,000 sales professionals. We outsource certain processing functions such as card authorization, data capture and merchant accounting to third party processors such as FDMS and Vital Processing Services, and we rely on banks such as JPMorgan Chase to sponsor us for membership in the Visa and MasterCard associations and to settle transactions with merchants. We perform core functions for small merchants such as processing, risk management, fraud detection, merchant assistance and support and chargeback services, in our main operating centers in Calabasas, California and Westchester, Illinois.
      Our strategy has been to grow profitably by increasing our penetration of the expanding small merchant marketplace for payment services. The industry for card-based payments, such as credit and debit cards, by consumers in the United States has steadily increased over the past ten years. According to The Nilson Report, total purchases by U.S. consumers using Visa and MasterCard card-based systems grew from approximately $2.0 trillion in 2004 to $2.2 trillion in 2005 and are expected to grow to approximately $2.9 trillion by 2009. The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive. Card-based payments are gradually replacing paper-based payments (check and cash) due to favorable demographics, with younger generations of consumers more accustomed to credit and debit cards. The Nilson Report estimates card-based payments will represent 47% of all U.S. payments by 2009. We find merchants through our ISGs as well as a growing direct salesforce, and make occasional acquisitions on an opportunistic basis in the fragmented small merchant segment of the industry.
      On May 10, 2006, we consummated a merger with Holdings and MergerCo. MergerCo was merged with and into us and we, as the surviving corporation, became a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of iPayment Investors, which is a Delaware limited partnership formed by Gregory Daily, the Chairman and Chief Executive Officer of iPayment, Carl Grimstad, the President of iPayment, and certain parties related to them. The total amount of consideration necessary to consummate the merger and the related transactions was approximately $895.4 million. These funds were obtained primarily from $170 million of equity financing and substantially all of the balance from debt financing. We entered into Senior Secured Credit Facility, consisting of a $515.0 million term loan facility and a $60.0 million revolving credit facility. We also issued $202.2 million principal amount of the Senior Subordinated Notes. These notes were issued at a discount of 1.36%. For a description of the acquisition, see “Acquisition of iPayment by Holdings and MergerCo.”
Acquisitions
      Since 2003, we have expanded our card-based payment processing services through the acquisition of five businesses, two significant portfolios and several smaller portfolios of merchant accounts, as set forth below. These acquisitions have significantly impacted our revenues, results of operations, and financial condition. Primarily due to these acquisitions, our merchant portfolio base increased from approximately 56,000 active small merchants on January 1, 2003, to approximately 140,000 on January 1, 2006. In addition, primarily due to these acquisitions, our revenues increased to $702.7 million in 2005, from $364.2 million in 2004 and $226.1 million in 2003. Income from operations increased to $63.8 million in 2005, from $39.9 million in 2004 and $27.2 million in 2003. Net income increased to $33.4 million in 2005 from $24.7 million in 2004 and $15.6 million in 2003. Net cash provided by operating activities increased to $76.2 million in 2005 from $38.5 million in 2004 and $20.1 million in 2003.
      The following table lists each of the acquisitions that we have made since January 1, 2003:

Acquired Business or Significant Portfolio of	Date of
Merchant Accounts	Acquisition

CardPayment Solutions	August 2003
FDMS Bank Portfolio	December 2003
Transaction Solutions	September 2004
FDMS Merchant Portfolio	December 2004
Petroleum Card Services	January 2005
iPayment ICE of Utah, LLC	June 2005
National Processing Management Group	October 2005
      On August 5, 2003, we entered into an agreement to purchase substantially all the assets and to assume certain liabilities of CardPayment Solutions, Inc. for $12.0 million in cash and 118,409 shares of our common stock valued at $25.34 per share for an aggregate of $3.0 million, plus a contingent payment based upon performance, which was subsequently paid in August 2004. CardPayment Solutions is a provider of credit card transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed, including goodwill of $14.6 million and a merchant-processing portfolio of $3.7 million. The operating results of CardPayment Solutions from August 1, 2003, are included in our consolidated statements of operations.
      On December 19, 2003, we entered into an asset purchase agreement with FDMS pursuant to which we acquired the FDMS Bank Portfolio for a price of $55.0 million in cash. Pursuant to the terms of the asset purchase agreement, we commenced receiving revenue from these accounts on January 1, 2004. In order to finance the acquisition, we increased our borrowing capacity under our revolving credit facility from $30.0 million to $65.0 million. We borrowed $45.0 million under our credit facility and used available cash for the balance of the purchase price. We are currently a customer of FDMS for merchant processing services.
      On September 15, 2004, we entered into an agreement to purchase substantially all the assets of TS Black and Gold, LP (“Transaction Solutions”). Transaction Solutions is a provider of credit card transaction processing services. Consideration included cash at closing and a contingent payment based upon future performance over two years. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Transaction Solutions from September 1, 2004, are included in our consolidated statements of operations.
      On December 27, 2004, we entered into an asset purchase agreement with FDMS, pursuant to which we acquired the FDMS Merchant Portfolio for a price of $130.0 million in cash. Pursuant to the terms of the asset purchase agreement, the acquisition became effective on December 31, 2004, and we commenced receiving revenue from the merchant accounts on January 1, 2005. We expanded our existing credit facility from $80.0 million to $180.0 million to finance the purchase. The transaction also strengthened our existing strategic relationship with First Data’s merchant services unit. We will continue to utilize processing services from First Data for the acquired portfolio.
      In January 2005, we entered into an agreement to purchase substantially all the assets and to assume certain liabilities of Petroleum Card Services. Consideration included cash at closing and a contingent payment based on performance over the first two years. The first year contingent payment criteria was achieved and accrued for in our consolidated balance sheet as of December 31, 2005, and was subsequently paid in January 2006. Petroleum Card Services is a provider of credit card transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Petroleum Card Services from January 1, 2005 are included in our consolidated income statements.
      In May 2005, we acquired a 51% interest in the joint venture iPayment ICE of Utah, LLC, a provider of credit card transaction processing services (“ICE”). The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of ICE from June 1, 2005, are included in our consolidated income statements.
      In October 2005, we entered into an agreement to purchase substantially all the assets and to assume certain liabilities of National Processing Management Group (“NPMG”). Consideration included cash at closing and contingent payment based on performance in 2006 and 2007. NPMG is a provider of credit card transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of NPMG from October 1, 2005, are included in our consolidated income statements.
      For the year ended December 31, 2005, revenues attributable to acquisitions were $295.9 million or 87.4% of our total growth in revenues over 2004. For the year ended December 31, 2004, revenues attributable to acquisitions were $98.4 million or 71.3% of our total revenue growth from 2003. If we engage in fewer acquisitions in the future, the revenues attributable to new acquisitions may decline as a percentage of our total revenues.
      We accounted for all of the acquisitions described above under the purchase method. For acquisitions of a business, we allocate the purchase price based in part on valuations of the assets acquired and liabilities assumed. For acquisitions of merchant portfolios, we allocate the purchase price to intangible assets. For companies with modest growth prospects, our purchase prices primarily reflect the value of merchant portfolios, which are classified as amortizable intangible assets. Acquisition targets we identified as having entrepreneurial management teams, efficient operating platforms, proven distribution capabilities, all of which contribute to higher growth prospects, commanded purchase prices in excess of their merchant portfolio values. Consequently, purchase price allocations for these targets reflect a greater proportion of goodwill.
Critical Accounting Policies
      Our consolidated financial statements included elsewhere in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations and their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.
      Accounting for Goodwill and Intangible Assets. We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, in the first quarter of 2002 (certain provisions of SFAS No. 142 were adopted in the third quarter of 2001). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment. If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation. Prior to the adoption of SFAS No. 142 on January 1, 2002, our policy was to compare undiscounted estimated future cash flow to the carrying amount of our net assets, including goodwill, to determine if the carrying amount was not recoverable and a write-down to fair value was required. Effective January 1, 2002, in accordance with SFAS No. 142, we began performing the recoverability analysis based on fair value rather than undiscounted cash flow. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flow, the identification of appropriate market multiples and the choice of an appropriate discount rate.

      We completed the testing for impairment of goodwill as of July 31, 2005, using the present value of future cash flow and determined that the fair value of the reporting unit exceeded the carrying amount of the net assets, including goodwill of the reporting unit. We determined that no impairment charge to goodwill was required.
      We periodically evaluate the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flow, to assess recoverability. An impairment loss is recognized if the sum of the expected net cash flow is less than the carrying amount of the long-lived assets being evaluated. The difference between the carrying amount of the long-lived assets being evaluated and the fair value, calculated as the sum of the expected cash flow discounted at a market rate, represents the impairment loss. We last evaluated the carrying value of our intangible assets as of June 30, 2006, and determined that no impairment charge was required.
      Purchased merchant processing portfolios are recorded at cost and are evaluated by management for impairment at the end of each fiscal quarter through review of actual attrition and cash flows generated by the portfolios in relation to the expected attrition and cash flows and the recorded amortization expense. If, upon review, actual attrition and cash flows indicate impairment of the value of the purchased merchant contracts, an impairment loss would be recognized.
      For all periods, purchased merchant processing portfolios were amortized using the straight-line method over seven years, and the estimated life for purchased merchant contracts was evaluated annually based on attrition experience on an individual portfolio basis. The analysis of the impairment for our merchant processing portfolios is performed on an individual portfolio basis since the merchants within a portfolio have similarities in economic characteristics, annual charge volume, risk profiles and contractual terms.
      Share-Based Compensation. Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment, (“SFAS No. 123R”) using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Share-based Compensation (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date, or the date of later modification, over the requisite service period. In addition, SFAS No. 123R requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period.
      Under the Modified Prospective Approach, the amount of compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. The incremental pre-tax share-based compensation expense recognized due to the adoption of SFAS No. 123R for the three and six months ended June 30, 2006 was $3,888,000 and $4,467,000, respectively, with an associated tax benefit of $1,516,000 and $1,742,000 for the three and six months ended June 30, 2006, respectively. The share-based compensation expense recognized for the three and six months ended June 30, 2006, includes $3,633,000 (with an associated tax benefit of $1,417,000) due to the acceleration of option vesting as a result of the Transaction.
      SFAS No. 123R also requires us to change the classification, in our condensed consolidated statement of cash flows, of any tax benefits realized upon the exercise of stock options or issuance of restricted share unit awards in excess of that which is associated with the expense recognized for financial reporting purposes. In periods in which our tax benefits realized upon the exercise of stock options or issuance of restricted share unit awards are in excess of the compensation expense recognized for financial reporting purposes, the amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in our condensed consolidated statement of cash flows.

      Reserve for Merchant Losses. Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer by the card-issuing bank and charged to the merchant. If the merchant has inadequate funds we must bear the credit risk for the full amount of the transaction. We require a small proportion of our merchants to post reserves (cash deposits) that we use to offset against chargeback losses we incur. These deposits are held by our sponsoring banks and are not included in our consolidated balance sheet. In the event that a small company finds it difficult to post a cash reserve upon opening an account with us, we may build the reserve by retaining a percentage of each transaction the merchant performs. This solution permits the merchant to fund our reserve requirements gradually as its business develops. As of December 31, 2005, these reserves totaled approximately $48.9 million.
      We evaluate the merchant’s risk for such transactions and estimate its potential loss from chargebacks based primarily on historical experience and other relevant factors and record a loss reserve accordingly. Most chargeback losses are charged to operations as they are incurred. However, we also maintain a reserve against losses including major fraud losses, which are both less predictable and involve larger amounts. The loss reserve was established using historical loss rates applied to recent processing volume. At June 30, 2006, our loss reserve totaled $1.2 million. Aggregate merchant losses, including losses charged to operations and the loss reserve, were $1.7 million and $2.7 million for the six months ended June 30, 2006 and 2005, respectively, and $4.4 million, $3.9 million, and $3.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. Merchant losses for the year ended December 31, 2003 exclude a $1.3 million reduction in an estimate for merchant losses from a single merchant that had been accrued previously. Merchant losses as a percentage of revenues in 2005, 2004 and 2003 (excluding the $1.3 reduction in a previous estimate) were 0.6%, 1.1% and 1.6%, respectively. A one percentage point increase in merchant losses as a percentage of revenues would have resulted in $7.0 million of additional expense in 2005.
      Income Taxes. We account for income taxes pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. At December 31, 2005, we had approximately $3.3 million of federal net operating loss carryforwards that will be available to offset regular taxable income through 2018, subject to annual limitations of up to $0.9 million. We had no state net operating loss carryforward as of December 31, 2005.
      Minority Interest. During the second quarter of 2005, we acquired a 51% interest in a joint venture with a direct sales group, and during the first quarter of 2006, we acquired a 20 percent interest in another direct sales group. Minority interest in earnings of consolidated subsidiary listed on our consolidated income statements represents the minority shareholder’s share of the after-tax net income or loss of this entity. The minority interest in equity of consolidated subsidiary listed on the our consolidated balance sheets reflects the original investments by the minority shareholder, along with their proportionate share of the earnings or losses of the consolidated subsidiary.
      We account for our investments pursuant to the provisions of SFAS Interpretation No. 46R, Consolidation of Variable Interest Entities. Under this method, if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. An enterprise that consolidates a variable interest entity is the primary beneficiary of the variable interest entity.
      Derivative Financial Instruments. We account for our derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under SFAS No. 133, we recognize all derivatives as either other assets or other liabilities, measured at fair value. The fair value of these instruments at June 30, 2006, was $1.4 million, and was included as other assets in our consolidated balance sheet. The underlying terms of the interest rate swaps, including the notional amount, interest rate index, duration, and reset dates, are identical to those of the associated debt instruments and therefore the hedging relationship results in no ineffectiveness. Accordingly, such derivative instruments are classified as cash flow hedges. As such, any changes in the fair market value of the derivative instruments are included in accumulated other comprehensive income in our consolidated balance sheet.
      Merger Transaction. We accounted for the merger in conformity with SFAS No. 141, Business Combinations, and EITF No. 88-16, Basis in Leveraged Buyout Transactions. The total cost of the purchase was allocated as a partial change in basis to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger based upon an independent valuation. The excess of the purchase price over the fair value of the net assets acquired was $485.2 million and has been allocated to goodwill.
Components of Revenues and Expenses
      Substantially all of our revenues are generated from fees charged to merchants for card-based payment processing services. We typically charge these merchants a bundled rate, primarily based upon the merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each credit or debit transaction. We charge all merchants higher discount rates for card-not-present transactions than for card-present transactions in order to compensate ourselves for the higher risk of underwriting these transactions. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees and fees for other miscellaneous services, such as handling chargebacks. We recognize discounts and other fees related to payment transactions at the time the merchants’ transactions are processed. We recognize revenues derived from service fees at the time the service is performed. Related interchange and assessment costs are also recognized at that time.
      Our revenues and earnings are impacted by the volume of consumer usage of credit and debit cards at the point of sale. For example, we experience increased point of sale activity during the traditional holiday shopping period in the fourth quarter. Revenues during the first quarter tend to decrease in comparison to the remaining three quarters of our fiscal year on a same store basis.
      We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues generated from certain bank portfolios acquired as part of the FDMS acquisition are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.
      The most significant component of operating expenses is interchange fees, which are amounts we pay to the card issuing banks. Interchange fees are based on transaction processing volume and are recognized at the time transactions are processed.
      Other costs of services include costs directly attributable to our provision of payment processing and related services to our merchants such as residual payments to ISGs, which are commissions we pay to our ISGs based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which is a percentage of the processing volume we generate from Visa and MasterCard. In addition, other costs of services include telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs.
      Other costs of services also include depreciation and amortization expenses, which are recognized on a straight-line basis over the estimated useful life of the asset. Amortization of intangible assets resulted from our acquisitions of portfolios of merchant accounts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolio.
      Selling, general and administrative expenses consist primarily of salaries and wages and other general administrative expenses.
Results of Operations
      In accordance with GAAP, our predecessor results have not been aggregated with our successor results and, accordingly, our interim unaudited financial statements do not show results of operations or cash flows for the six months ended June 30, 2006. However, in order to facilitate an understanding of our results of operations for the six months ended June 30, 2006 in comparison with the comparable period in 2005, we present and discuss our predecessor results and our successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be used in isolation or substitution of the predecessor and successor results.
      The following table sets forth our operating results for the periods indicated as a percentage of our revenues:

				Six months ended
	Year ended December 31,			June 30,

	2003	2004	2005	2005	2006

					Successor
	Predecessor	Predecessor	Predecessor	Predecessor	(Combined)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Interchange	50.5	48.5	58.0	59.1	57.7
Other cost of services	33.9	37.2	30.3	30.1	30.7
Selling, general and administrative	3.6	3.4	2.6	2.4	4.4

Total operating expenses	88.0	89.1	90.9	91.6	92.8

Income from operations	12.0	10.9	9.1	8.4	7.2
Other income (expenses):
Interest expense	(4.4)	(0.7)	(1.2)	1.3	3.8
Other	(0.1)	0.1	(0.2)	0.2	2.4

Total other expense	(4.5)	(0.6)	(1.4)	1.5	6.2

Income before income taxes	7.5	10.3	7.7	6.9	1.0
Income tax provision	0.6	3.5	3.0	2.7	0.9
Minority interest income	—	—	0.1	0.0	0.2

Net income (loss)	6.9	6.8	4.8	4.2	0.3

Six Months Ended June 30, 2006 (“2006”) Compared to Six Months Ended June 30, 2005 (“2005”)
      Revenues. Revenues increased $15.6 million or 4.5% to $360.1 million in 2006 from $344.5 million in 2005. This increase was primarily attributable to our acquisition of National Processing Management Group in October 2005. The acquisition resulted in an increase in revenues of $14.0 million, representing 90.0% of our total growth in revenues over the prior period.
      Interchange Expenses. Interchange expenses increased $4.4 million or 2.2% to $207.8 million in 2006 from $203.4 million in 2005. The increase was primarily attributable to the increased processing volume due to the acquisition of a business in October 2005, as noted above. Interchange expenses as a percentage of total revenues decreased to 57.7% in 2006 from 59.1% in 2005 mainly due to the termination of services to certain low-margin merchants during the second quarter of 2005 which were obtained in a previous acquisition.

      Other Costs of Services. Other costs of services increased $6.5 million or 6.3% to $110.4 million in 2006 from $103.9 million in 2005. Other costs of services as a percentage of revenues increased to 30.7% in 2006 from 30.1% in 2005. Other costs of services as a percentage of revenues increased primarily due to an increase in residual expense.
      Selling, General and Administrative. Selling, general and administrative expenses increased $7.5 million or 92.0% to $15.7 million in 2006 from $8.2 million in 2005. The increase was primarily due to the recognition of $4.5 million of additional compensation expense due to the adoption FAS 123R in January 2006 ($3.6 million of which resulted from accelerated vesting of options in connection with the Transaction) and $3.2 million due to the accelerated vesting of restricted stock in connection with the Transaction. This increase was partially offset by a decrease of $0.2 million in professional fees. Selling, general and administrative expenses as a percentage of revenues also increased to 4.4% in 2006 from 2.4% in 2005, due to the recognition of these share-based compensation items.
      Other Expense. Other expense increased $17.4 million to $22.5 million in 2006 from $5.1 million in 2005. Other expense in 2006 primarily consisted of $13.8 million of interest expense and $8.7 million of expenses related to the Transaction. Other expense increased due to an increase in expenses related to the Transaction, including an increase in interest expense resulting from an increase in borrowings to fund the Transaction.
      Income Tax. Income tax expense decreased $6.0 million to $3.3 million in 2006 from $9.3 million in 2005 due to a decrease in taxable income. Income tax expense as a percentage of income before taxes was 92.6% in 2006, compared to 39.0% in 2005. The increase in the effective tax rate was caused by approximately $5.7 million of Transaction-related expenses which were not deductible for tax purposes.
      Minority Interest. Minority interest income was $0.7 million in 2006 due to our acquisition of a 51% interest in a joint venture with a direct sales group that began in June 2005 as well as a 20% interest in another joint venture that began in February 2006. Both of these entities are presented on a consolidated basis in our consolidated financial statements.
Year Ended December 31, 2005 (“2005”) Compared to Year Ended December 31, 2004 (“2004”)
      Revenues. Revenues increased 93.0% to $702.7 million in 2005 from $364.2 million in 2004. This increase was primarily due to the impact of our acquisitions since September 2004 of the FDMS Bank Portfolio, three businesses and several smaller portfolios of merchant contracts, which resulted in an aggregate increase in revenues of $295.9 million, representing 87.4% of our total growth in revenues over the prior period.
      Interchange Expense. Interchange expense increased 130.9% to $407.7 million in 2005 from $176.6 million in 2004. This increase was primarily the result of increased charge volume due to the acquisitions of businesses and portfolios of merchant contracts as previously noted. Interchange expense as a percentage of revenues increased to 58.0% in 2005 from 48.5% in 2004, because interchange expenses as a percentage of revenues for the FDMS Merchant Portfolio are higher than the rest of our mix of business.
      Other Costs of Services. Other costs of services increased 57.5% to $213.1 million in 2005 from $135.3 million in 2004. This increase was primarily due to increased costs associated with increased charge volume related to our acquisitions. Other costs of services represented 30.3% of revenues in 2005 as compared to 37.2% of revenues in 2004. Other costs of services as a percentage of revenues decreased primarily due to a decrease in residuals and personnel costs as a percentage of revenues because the additional revenues from the FDMS Merchant Portfolio acquisition did not require a proportionate increase in these costs.
      Selling, General and Administrative. Selling, general and administrative expenses increased 45.2% to $18.1 million in 2005 from $12.4 million in 2004. The increase was primarily due to an increase in personnel related costs mainly resulting from our acquisitions. Selling, general and administrative expenses as a percentage of revenues decreased to 2.6% in 2005 compared to 3.4% in 2004, as the additional revenues from the FDMS Merchant Portfolio acquisition did not require a proportionate increase in personnel costs.

      Other Expense. Other expense in 2005 primarily consisted of $8.7 million of interest expense. Other expense also included $1.5 million of expenses incurred by the Special Committee of the Board of Directors related to the evaluation of strategic alternatives. Other expense increased $7.7 million from $2.4 million in 2004, primarily due to an increase in interest expense resulting from an increase in borrowings to fund acquisitions.
      Income Tax. Income tax expense increased $8.2 million to $20.9 million in 2005 from $12.7 million in 2004 due to an increase in taxable income. Income tax expense as a percentage of income before taxes was 39.0% in 2005, compared to 33.9% in 2004. As our taxable income increased in 2005, the utilization of previously unrecognized net operating loss carryforwards had a proportionately smaller beneficial impact on our effective rate than it did in 2004.
      Minority Interest. Minority interest income was $0.6 million in 2005 due to our acquisition of a 51% interest in a joint venture with a direct sales group that began in June 2005.
Year Ended December 31, 2004 (“2004”) Compared to Year Ended December 31, 2003 (“2003”)
      Revenues. Revenues increased 61.1% to $364.2 million in 2004 from $226.1 million in 2003. This increase was primarily due to the impact of our acquisitions since August 2003 of the FDMS Bank Portfolio, two businesses and several smaller portfolios of merchant contracts, which resulted in an aggregate increase in revenues of $98.4 million, representing 71.3% of our total growth in revenues over the prior period.
      Interchange Expense. Interchange expense increased 54.5% to $176.6 million in 2004 from $114.3 million in 2003. This increase was primarily the result of increased charge volume due to the acquisitions of businesses and portfolios of merchant contracts as previously noted. Interchange expense as a percentage of revenues decreased to 48.5% in 2004 from 50.5% in 2003, as we present revenue net of interchange for certain customers included in our acquisition of the FDMS Bank Portfolio.
      Other Costs of Services. Other costs of services increased 76.7% to $135.3 million in 2004 from $76.6 million in 2003. This increase was primarily due to increased costs associated with increased charge volume related to our acquisitions. Other costs of services represented 37.2% of revenues in 2004 as compared to 33.9% of revenues in 2003. Other costs of services as a percentage of revenues increased primarily due to an increase in residuals expense and depreciation and amortization as a result of the acquisitions, mainly from the FDMS Bank Portfolio.
      Selling, General and Administrative. Selling, general and administrative expenses increased 55.2% to $12.4 million in 2004 from $8.0 million in 2003. The increase was primarily due to an increase in personnel costs resulting from our acquisitions. Selling, general and administrative expenses as a percentage of revenues were relatively consistent at 3.4% in 2004 compared to 3.6% in 2003, as lower personnel-related costs as a percentage of revenues were partially offset by higher professional fees.
      Other Expense. Other expense decreased to $2.4 million in 2004 from $10.2 million in 2003, primarily due to a reduction in interest expense to $2.7 million from $9.9 million resulting from the repayment of $55.7 million of debt with a weighted average interest rate of 10% in the second quarter of 2003 using proceeds from the initial public offering. This repayment resulted in a $4.4 million charge in the second quarter of 2003 due to the early extinguishment of certain debt.
      Income Tax. The income tax provision increased to $12.7 million in 2004 from $1.4 million in 2003. The increase was attributable to an increase in taxable income in 2004. Our effective income tax rate for 2004 was 33.9% due to the utilization of net operating loss carryforwards and other deferred tax assets in 2004 that were previously unrecognized.
Liquidity and Capital Resources
      As of June 30, 2006, we had cash and cash equivalents totaling $0.2 million, compared to $1.0 million as of December 31, 2005. We had a net working capital deficit (current liabilities in excess of current assets) of $3.5 million as of June 30, 2006, compared to $4.7 million at December 31, 2005, and net working capital of $10.9 million at December 31, 2004. We believe that funds from future operations and proceeds from borrowings under our credit facility will be sufficient to settle our current obligations.
      Operating activities. Net cash provided by operating activities was $36.3 million for the six months ended June 30, 2006, consisting of net income of $1.0 million, adjusted for depreciation and amortization of $19.7 million, share-based compensation of $7.7 million, noncash interest expense of $3.0 million, and net favorable changes in operating assets and liabilities of $4.9 million.
      Net cash provided by operating activities was $34.3 million for the six months ended June 30, 2005, consisting of net income of $14.6 million, depreciation and amortization of $20.3 million and noncash interest expense of $0.5 million, partially offset by a net unfavorable change in operating assets and liabilities of $1.1 million. The net unfavorable change in operating assets and liabilities was primarily caused by an increase in accounts receivable and prepaid expenses related to monthly interchange expenses as a result of the growth in our merchant portfolio, partially offset by an increase in income taxes payable and accrued expenses.
      Net cash provided by operating activities was $76.2 million for 2005, consisting of net income of $33.4 million, depreciation and amortization of $40.7 million, noncash interest expense of $1.0 million, and a net favorable change in operating assets and liabilities of $1.2 million. The net favorable change in operating assets and liabilities was primarily caused by a reduction in prepaid monthly interchange expenses, an increase in income taxes payable, and an increase in accrued residual payments and other processing costs at year-end. We are no longer required to pre-fund the aforementioned monthly interchange expenses to JPMorgan Chase. These favorable items were partially offset by an increase in accounts receivable due to the addition of net revenues from the FDMS Merchant Portfolio in January 2005, and an increase in deferred tax assets due to timing differences related to amortization of our portfolio acquisitions.
      Net cash provided by operating activities was $38.4 million in 2004, consisting of net income of $24.7 million, depreciation and amortization of $20.1 million and noncash interest expense of $0.7 million, partially offset by a net unfavorable change in operating assets and liabilities of $7.1 million. The net unfavorable change in operating assets and liabilities was primarily caused by an increase in accounts receivable due to our increased revenues in 2004 and approximately $2.4 million of capitalized debt issuance costs related to the amendment of the credit facility.
      Net cash provided by operating activities was $20.1 million in 2003, consisting of net income of $15.6 million, depreciation and amortization of $8.0 million and noncash interest expense of $6.4 million, partially offset by a net unfavorable change in operating assets and liabilities of $10.0 million. The noncash interest expense included a $4.4 million charge related to the acceleration of the unamortized discount on notes payable that were repaid or converted to common stock following our initial public offering in the second quarter of 2003. The net unfavorable change in operating assets and liabilities was primarily caused by the payment of approximately $4.0 million of offering costs, related to our initial public offering, that were included in accounts payable at December 31, 2002, and an increase in accounts receivable due to our increased revenues in 2003.
      Investing activities. Net cash used by investing activities was $14.4 million for the six months ended June 30, 2006. Net cash used by investing activities consisted of $14.5 million paid for earnout payments associated with acquisitions from a prior period, $0.8 million of acquisitions of residual cash flow streams and $1.1 million of capital expenditures, partially offset by a $2.0 million reduction in restricted cash. Other than contingent earnout payments described under “— Contractual Obligations”, we currently have no significant capital spending or purchase commitments, but expect to continue to engage in capital spending in the ordinary course of business.
      Net cash used by investing activities was $18.8 million for the six months ended June 30, 2005. Net cash used by investing activities consisted of $18.7 million paid for the purchases of one business (Petroleum Card Services) and a 51 percent interest in a joint venture with an independent sales group, as well as several portfolios.
      Net cash used in investing activities was $26.1 million for 2005. Net cash used by investing activities primarily consisted of $24.1 million paid for the purchases of two businesses (Petroleum Card Services and

National Processing Management Group) and a 51% interest in a joint venture with a direct sales group, as well as the acquisition of several residual cash flow streams, and an earnout payment of $1.0 million.
      Net cash used in investing activities was $143.6 million in 2004. Cash paid for acquisitions of a business, portfolios and other intangibles was $148.6 million. These payments were partially offset by a net decrease in restricted cash of $7.9 million due to funds held on deposit by a former sponsor bank that were returned to us. Total capital expenditures for 2004 were $0.9 million. These expenditures were primarily related to leasehold improvements, computers and other equipment.
      Net cash used in investing activities was $86.2 million in 2003. Cash paid for acquisitions of a business, portfolios and other intangibles was $77.8 million. Restricted cash increased by $7.9 million in 2003 as we escrowed a deposit of $5.5 million to a former sponsor bank until completion of the conversion to our new sponsor. Total capital expenditures for 2003 were $0.6 million. These expenditures were primarily related to the purchase of computers and other equipment.
      Financing activities. Net cash used by financing activities was $22.7 million for the six months ended June 30, 2006, primarily consisting of $633.7 million to repurchase common stock as part of the merger and net repayments on our credit facility of $92.5 million, partially offset by $701.0 million of net proceeds from the issuance of debt and approximately $3.4 million contributed by Mr. Daily to effect the merger.
      Net cash used in financing activities was $14.1 million for the six months ended June 30, 2005, consisting of net repayments on our credit facility of $16.0 million, partially offset by $1.9 million of proceeds from stock option exercises.
      Net cash used in financing activities was $50.0 million for 2005, consisting of net repayments on our credit facility of $52.5 million and repayment of other long-term debt of $0.7 million, partially offset by $3.2 million of proceeds from stock option exercises.
      Net cash provided by financing activities was $105.3 million in 2004, primarily consisting of $107.5 million of net borrowings on our credit facility.
      Net cash provided by financing activities was $65.1 million in 2003, primarily consisting of $76.4 million from issuance of common stock (including net proceeds of $75.6 million from our initial public offering) and additional net borrowings on our credit facility of $44.0 million, partially offset by repayment of long-term debt and capital leases of $55.3 million.
      In August 2005, the holders of $16.0 million of convertible subordinated promissory notes (including $1.0 million of accrued interest, of which $0.4 million was convertible) converted their notes into 662,070 shares of our common stock. The related accrued interest was paid at that time.
      On May 10, 2006, in conjunction with the merger of MergerCo with and into us, we replaced our previous $205.0 million credit facility with a new senior secured credit facility (the “New Facility”) with Bank of America as lead bank. The New Facility consists of $515.0 million of term loans and a $60.0 million revolver, further expandable to $100.0 million. The New Facility contains a $25.0 million letter of credit sublimit and is secured by the Company’s assets. Interest on outstanding borrowings under both the term loans and the revolver is payable at a rate of LIBOR plus a margin of 1.50% to 2.25% (currently 2.25%) depending on our ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the New Facility requires us to pay unused commitment fees of up to 0.50% (currently 0.50%) on any undrawn amounts. The New Facility contains customary affirmative and negative covenants, including financial covenants requiring maintenance of a debt-to-EBITDA ratio (as defined therein), which is currently 7.25 to 1.00, but which decreases periodically over the life of the agreement. Principal repayments on the term loans are due quarterly in the amount of $1.3 million beginning June 30, 2006, with any remaining unpaid balance due on March 31, 2013. Outstanding principal balances on the revolver are due when the revolver matures on May 10, 2012. At June 30, 2006, the outstanding principal balance under the term loan was $513.7 million at a weighted average interest rate of 7.63% and under the revolver was $7.5 million at a weighted average interest rate of 9.25%.
      Under the New Facility we are required to hedge at least 50% of the outstanding balance through May 10, 2008. Accordingly, we have entered into interest rate swap agreements with a total notional amount of $260.0 million that expire on December 31, 2010. The swap agreements effectively convert an equivalent portion of our outstanding borrowings to a fixed rate of 5.39% (plus the applicable margin) over the entire term of the swaps. The swap instruments qualify for hedge accounting treatment under SFAS 133, Accounting for Derivative Instruments and Hedging Activities.
      On May 10, 2006, immediately prior to the merger of iPayment Merger Co, Inc. with and into us, we issued the private notes in an aggregate principal amount of $205.0 million. These notes were issued at a discount of 1.36%, with interest payable semiannually at 9.75% on May 15 and November 15 of each year, starting November 15, 2006. The notes mature on May 15, 2014, but may be redeemed by the Company at any time on or after May 15, 2010, at redemption prices specified in the agreement, plus accrued and unpaid interest. The Notes contain customary affirmative and negative covenants, including financial covenants requiring maintenance of a fixed charge coverage ratio (as defined therein) of at least 2.0 to 1.
      We had net capitalized debt issuance costs related to the New Facility and the notes totaling $7.7 million and $8.2 million, respectively, as of June 30, 2006. These costs are being amortized to interest expense on a straight-line basis over the life of the related debt instruments. Amortization expense related to the debt issuance costs was $0.3 million for the period from May 11 to June 30, 2006. Amortization expense for debt issuance costs related to our previous credit facility was $0.2 million for the period from April 1 through May 10, 2006, and $0.4 million for the period from January 1 through May 10, 2006. The remaining unamortized balance of debt issuance costs related to our previous credit facility in the amount of $2.5 million were written off to interest expense as a result of the merger as of May 10, 2006.
Contractual Obligations
      The following table of our material contractual obligations as of December 31, 2005, summarizes the aggregate effect that these obligations are expected to have on our cash flows in the periods indicated giving effect to the Transactions. The table excludes contingent payments in connection with earnouts related to completed acquisitions. We cannot quantify the exact amounts to be paid because they are based on future EBITDA results. Between December 31, 2005, and May 10, 2006, we paid $11.5 million in earnout payments. We currently estimate that we will pay an aggregate of $23.0 million to $30.0 million in additional earnout payments in 2006 through 2008.

Contractual Obligations	Total	2006	2007	2008	2009	2010	Thereafter

	(in thousands)
Senior Secured Credit Facility(1)	$547,788	$5,150	$5,150	$5,150	$5,150	$5,150	$522,038
Senior Subordinated Notes(1)	205,000	—	—	—	—	—	205,000
Interest(2)	452,005	62,118	61,725	61,333	60,940	60,547	145,342
Capital lease obligations	329	102	102	87	23	15	—
Operating lease obligations	5,307	1,819	1,439	1,018	822	209	—
Purchase obligations(3)(4)(5)	45,682	16,241	11,230	8,011	4,027	2,819	3,354

Total contractual obligations	$1,256,111	$85,430	$79,646	$75,599	$70,962	$68,740	$875,734

(1)	Future interest obligations are calculated using current interest rates on debt balances as of December 31, 2005, assuming the Transaction had occurred as of that date, and assuming no principal reduction other than mandatory principal payments in accordance with the terms of the credit agreement governing the senior secured credit facility and the indenture governing the exchange notes.

(2)	Excludes interest payable.

(3)	Purchase obligations represent costs of contractually guaranteed minimum processing volumes with certain of our third-party transaction processors.

(4)	We are required to pay FDMS an annual processing fee related to the FDMS Merchant Portfolio and the FDMS Bank Portfolio of at least $11.7 million in fiscal 2006, and for each subsequent year through 2011 of at least 70% of the amount of the processing fee paid during the immediately preceding year. The minimum commitment for years after 2006, included in the table above are based on the preceding year minimum amounts. The actual minimum commitments for such years may very based on actual results in preceding years.

(5)	We have agreed to utilize FDMS to process at least 75% of our consolidated transaction sales volume in any calendar year through 2011. The minimum commitments for such years are not calculable as of June 30, 2006, and are excluded from this table.

     We expect to be able to fund our operations, capital expenditures and the contractual obligations above (other than repayment of our credit facility) using our cash from operations. We intend to use our credit facility primarily to fund additional acquisition opportunities as they arise. To the extent we are unable to fund our operations, capital expenditures and the contractual obligations above using cash from operations, we intend to use borrowings under our credit facility or future debt or equity financings. In addition, we may seek to sell additional equity or arrange debt financing to give us financial flexibility to pursue opportunities that may arise in the future if an opportunity that we consider attractive arises to raise additional funding. If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.
Non-GAAP Financial Measure
      The indenture governing the notes proposed being exchanged pursuant hereto refers to our “pro forma Adjusted EBITDA” for the year ended December 31, 2005 in the definition of “Consolidated Cashflow.” Solely for the purpose of this definition, pro forma adjusted EBITDA is defined as EBITDA subject to the following adjustments: (i) the inclusion of $1.9 million of EBITDA attributable to the acquisition of National Processing Management Group (“NPMG”), which we acquired on October 1, 2005, as if it had occurred on January 1, 2005 and adjusting for certain pre-acquisition expenses not related to the acquired portion of the business, (ii) the exclusion of $3.6 million of expenses referenced in the indenture governing the exchange notes, (iii) the exclusion of $3.1 million representing estimated savings that we expect to realize from a reduction in professional fees and staff reductions as a result of being a private company and (iv) the exclusion of $1.4 million in other expenses relating to the Transactions. The $3.6 million of expenses referred to in subparagraph (ii) above consisted of $1.8 million of bonuses and special fees, approximately $950,000 related to losses of the ICE Joint Venture which we acquired in June 2005 and approximately $880,000 related to compliance, processor conversion costs and other items. While we consider these items to be extraordinary expenditures and believe that the presentation of Adjusted EBITDA is beneficial to investors for the reasons described below, we can give no assurance that such expenditures or similar expenditures will not recur in the future.

Year Ended
December 31, 2005

($ in thousands)
EBITDA	$103,616
Minority interest	(606)
Minority partner’s share of operating losses	919
Pre-acquisition EBITDA of NPMG	1,914
Expenses referenced in the indenture	3,623
Private company savings	3,111
Other expenses	1,423

Adjusted EBITDA	$114,000
      We have included this non-GAAP financial measure because we believe that it provides potential purchasers of the notes with useful information in assessing our ability to incur additional indebtedness. This is because under the terms of the indenture governing the exchange notes, we and the subsidiary guarantors are not permitted to incur additional indebtedness unless we have maintained a “fixed charge coverage ratio” of at least 2 to 1 during the four most recently ended full fiscal quarters immediately preceding the date on which the additional indebtedness is to be incurred. The definition of “fixed charge coverage ratio” in the indenture uses the definition of “consolidated cash flow” which expressly includes “for any quarter in the year ended December 31, 2005, all adjustments to “EBITDA” used in connection with the calculation of pro forma “Adjusted EBITDA” for the year ended December 31, 2005 as set forth above. While the adjustment to reflect the NMPG transaction as if it occurred on January 1, 2005 is also subject an adjustment required by the terms of the indenture governing the notes, the Company also believes that this adjustment enables investors to understand the contribution that NPMG might make to the Company’s EBITDA over the course of a fiscal year. Accordingly, in addition to providing potential purchasers of the notes with useful information in assessing our ability to incur additional indebtedness, we believe that this adjustment will assist the potential purchasers in assessing our operating performance.
      Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as an alternative to cash flow from operating activities or as an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate Adjusted EBITDA differently than we do and Adjusted EBITDA as presented in this prospectus may not be comparable with similarly titled measures of other companies.
Quantitative and Qualitative Disclosures About Market Risk
      Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of intangible assets and goodwill, are not affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.
      We transact business with merchants exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.
      Our interest expense is sensitive to changes in the general level of interest rates in the United States, because a majority of our indebtedness is at variable rates. As of June 30, 2006, $521.2 million of our outstanding indebtedness was at variable interest rates based on LIBOR. Of this amount, $260.0 million was effectively fixed through the use of interest rate swaps. A rise in LIBOR rates of one percentage point would result in net additional annual interest expense of $2.6 million.
      We hold certain derivative financial instruments for the sole purposes of hedging our exposure to interest rate risk. We do not hold any other derivative financial or commodity instruments, nor engage in any foreign currency denominated transactions, and all of our cash and cash equivalents are held in money market and checking funds.

BUSINESS
Overview
      We are a provider of credit and debit card-based payment processing services focused on small merchants across the United States. We provide our services to over 140,000 active small merchants that each process at least one card transaction in a given month. Our small merchants generate average charge volume of approximately $185,000 per year and have an average transaction value of approximately $70. Our payment processing services enable small merchants to accept credit cards from Visa, MasterCard, American Express, Diners Club and Discover as well as other forms of electronic payment, including debit cards, checks, gift cards and loyalty programs. Most of our charge volume is derived from Visa and MasterCard transactions. In 2005, we processed over 350 million transactions, representing over $25 billion of charge volume. For the year ended December 31, 2005, we generated revenues of $702.7 million and EBITDA of $103.6 million.
      We believe small merchants represent an attractive customer base. Based on estimates from First Annapolis, we believe that within the U.S. credit card processing market, small merchants represent the largest segment based on number of locations and the most profitable segment based on net revenues per transaction to payment processors. Furthermore, we believe the competitive environment for credit card processing in the small merchant segment is more favorable than in the large merchant segment for a number of reasons. First, small merchants operate businesses that are highly local in terms of their presence, which makes them more difficult to identify and makes competition fragmented. Second, small merchants are difficult to serve profitably by processors that do not have the experience and knowledge we have to effectively evaluate and manage the payment processing needs and risks unique to small businesses. Finally, we believe large processors tend to focus on merchants with significant charge volume in order to maximize their capacity utilization. For these reasons, small merchants have been an underserved segment of U.S. businesses and typically pay higher transaction fees to processors than large merchants do.
      In order to identify small merchants, we market and sell our services primarily through a large indirect sales organization. Our indirect sales organization is comprised of over 850 independent sales groups (“ISGs”), which gives us a non-employee, external salesforce representing more than 3,000 sales professionals. ISGs allow us to access a large and experienced salesforce with a local presence enabling us to gain new small merchants over a broad geographic area without incurring incremental overhead costs. ISGs and sales agents may market and sell our services to merchants under their own brand name and directly approach merchants to enroll them in our services. To drive further growth, we are increasing our efforts to market and sell our services through our direct salesforce. Our direct salesforce is comprised of 118 sales representatives and accounts for a growing percentage of our new merchant activations.
      We enable small merchants to accept credit and debit cards by providing processing, risk management, fraud detection, merchant assistance and support and chargeback services in connection with disputes with cardholders. For these services, we charge our merchants an amount, referred to as a discount fee, which is based primarily on a percentage of the dollar amount of each transaction we process. We derive the vast majority of our revenues from the discount fee that we charge for each transaction, which results in a recurring revenue base. The discount fee varies based upon several factors, including the transaction amount and whether the transaction process is a swipe transaction or a card-not-present transaction (over the Internet or by mail, fax or telephone). The discount fee we typically receive is approximately 2.5% of the dollar amount of each transaction (e.g., $2.50 for every $100.00 transaction).
      We outsource the capital intensive operations that are performed in each credit card transaction. A transaction is initiated when a consumer purchases a product or service at a merchant using his or her credit card. As the primary processing interface for the merchant, we transfer the information contained in the magnetic strip of the card to our processing vendor. Our processing vendor, to which we pay a processing fee, then communicates with the card-issuing bank through the Visa or MasterCard network to authorize the transaction. After authorization, we instruct our processing vendor to route funds from the card-issuing bank to our sponsoring bank. Our sponsoring bank, to which we pay a sponsoring fee, sponsors us for membership in the Visa and MasterCard associations and settles the transaction with the merchant. We also pay interchange fees and assessment fees to the card-issuing bank and the credit card association, respectively, which are fully-passed through in the discount fee we charge our merchants. We believe this structure allows us to maintain an efficient operating structure and enables us to easily expand our operations without significantly increasing our fixed costs.
      The following table provides an illustrative example of a typical transaction amount paid to the card-issuing bank, the Visa or MasterCard association, the processing vendor, the sponsoring bank and us. This example also presents other transaction costs, which typically include payments paid to ISGs and merchant losses.

Purchase amount	$100.00
Less cash to merchant	(97.50)

iPayment gross revenue (discount fee)	2.50
Interchange fee paid to card-issuing bank	(1.60)
Assessment fee paid to credit card association	(0.10)
Processing vendor fee	(0.12)
Sponsoring bank fee	(0.02)
Other transaction costs	(0.26)

iPayment processing margin	$0.40

Our Market Opportunity
      The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has increased steadily over the past ten years and is expected to continue to increase. According to The Nilson Report, total purchases by U.S. consumers using Visa and MasterCard card-based systems grew from approximately $2.0 trillion in 2004 to $2.2 trillion in 2005, and are expected to grow to approximately $2.9 trillion by 2009, representing a compound annual growth rate of approximately 7.4% from 2005 to 2009. The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive.
      We believe the card-based payment processing industry will continue to benefit from demographic trends in the United States. Consumers are beginning to use card-based and other electronic payment methods for purchases at an earlier age. According to Nellie Mae, the percentage of college students who have credit cards grew from 67% in 1998 to 82% in 2002. As consumers age, we expect they will continue to use the payment methods to which they have grown accustomed. As these consumers who have witnessed the wide adoption of card products, technology and the Internet comprise a greater percentage of the population and the work force, we expect that purchases using card-based payment methods will comprise an increasing percentage of total consumer spending.
      According to The Nilson Report, in 2005, there were approximately 6.1 million merchant locations in the United States which generated approximately $2,202 billion of annual Visa and MasterCard charge volume. Based on estimates from First Annapolis, we believe that this charge volume resulted in approximately $5 billion in annual revenue to payment processors (net of interchange and assessment fees). We focus exclusively on the small merchant segment, which we believe generates a disproportionate amount of the payment processing industry’s net revenue. Based on estimates from First Annapolis, we believe that although small merchants (defined by First Annapolis to be merchants with less than $10 million of annual charge volume) generated only approximately 40% of Visa and MasterCard annual charge volume in 2005 (approximately $880 billion), they accounted for approximately 80% of annual net revenue generated from payment processing (approximately $4 billion).
      We believe the small merchant segment of the payment processing industry will experience strong growth. According to the U.S. Census Bureau, there were approximately 24.8 million business locations of all sizes in the United States in 2002 compared to only 6.1 million business locations that The Nilson Report estimates accepted credit cards in 2005. While many business locations may never accept credit cards, we believe that most large locations currently accept credit cards and, therefore, the most significant opportunity for new market penetration will be in the small merchant market. We believe that the lower costs associated with card-based payment methods will continue to make these services more affordable to a larger segment of the small business market. We also believe these businesses are experiencing increased pressure to accept card-based payment methods in order to remain competitive and to meet consumer expectations. As a result, many of these small businesses will continue seeking, and we expect many new small businesses will seek, to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services.
Our Competitive Strengths
      We believe our competitive strengths include the following:
      Strong Market Position. In 2005, we processed over 350 million transactions representing over $25 billion of charge volume. Our large transaction volume enables us to receive favorable pricing from our processing vendors and sponsoring banks. We also believe our size and experience has enabled us to provide superior customer service and comprehensive risk management services to our merchants that many small processors cannot provide. Small merchants’ credit must be carefully underwritten, requiring an individual application process and risk assessment. In addition, small merchants often require a high level of customer service.
      Strong and Differentiated Strategic Partnerships. Our industry position is built upon our strong and differentiated relationships with our partners.

•	Processing Vendors — Our senior management team has a close and longstanding relationship with First Data Merchant Services Corporation (“FDMS”), our primary processing vendor. We believe we are one of the largest merchant services customers of FDMS, and, as such, we believe we are a primary channel for FDMS to provide payment processing services to small merchants. As small merchants can be difficult and costly to identify and serve, we believe we are also the most efficient channel for FDMS to access the small merchant market. In 2003 and 2004, FDMS sold to us two of its portfolios of small merchants. In addition to FDMS, we have strong relationships with other processing vendors, such as Vital Processing Services, LLC and Global Payments Direct, Inc.

•	Independent Sales Groups — We have been very successful in maintaining ISGs in our network and increasing the number of merchant applications that they submit to us. We believe the strong relationships we typically enjoy with our ISGs are a result of: (i) the perpetual revenue stream we share with an ISG for as long as the merchant it sourced remains a customer of ours; (ii) the rapid and consistent review and acceptance of merchant applications we provide to an ISG; (iii) the reliability and stability of the support we give an ISG, and (iv) the compelling offerings we develop for an ISG to market to prospective merchants.

•	Sponsoring Banks — We have a strong relationship with JPMorgan Chase, our primary sponsoring bank. In turn, we believe we represent JPMorgan’s largest sponsorship relationship. We also have strong relationships with other sponsoring banks, including HSBC Bank USA and Bank of America. We provide value to sponsoring banks by paying them a sponsoring fee for each transaction we process at a minimal cost to them.
      Highly Scalable Platform. Our scalable, efficient operating structure allows us to expand our operations easily and without significantly increasing our fixed costs. We conduct our customer service and risk management operations in-house, where we believe we can add the most value based on our management’s experience and expertise in these areas. On the other hand, we outsource our processing services to processing vendors and sponsoring banks, including the authorization of card transactions and receipt and settlement of funds. As a result, although our total headcount for us and our wholly-owned subsidiaries increased to 404 at December 31, 2005 from 310 at December 31, 2004, due to internal growth and acquisitions made during the year, average revenue per employee also increased 52.9% to $2.0 million in 2005 from $1.3 million in 2004. Furthermore, many of our outsourcing contracts include pricing terms that are more favorable to us as the charge volume generated by our merchant base increases. Our processing costs, which include bank sponsorship costs along with processing vendor costs, declined to $0.14 per transaction in 2005 from $0.18 per transaction in 2004.
      Stable and Recurring Revenue Base. Substantially all of our revenues are derived from receiving fees each time a card is swiped at our merchants. We have been successful in retaining a significant percent of our charge volume, with approximately 85% of our charge volume in 2004 being retained in 2005, excluding new activations. Small merchants rarely choose to stop accepting card-based payments as the ability to accept them is vital to a small merchant’s success. In addition, once a small merchant decides to use us as its processor, we believe it rarely switches to another processor due to our superior customer service and support, and because we believe small merchants typically do not focus on processing costs once the initial processing decision is made. Much of our attrition is related to newly formed small businesses that ultimately fail. Because the transaction volumes of these unsuccessful businesses typically never reach meaningful levels, they do not significantly contribute to the profitability of our business. Accordingly, our merchant attrition related to failed businesses does not significantly reduce our revenues. We believe we have a stable revenue base also because we serve a large portfolio of over 140,000 active small merchants that are engaged in a wide variety of businesses. No single merchant accounted for more than 3% of our aggregate charge volume for 2005. Because of our minimal customer concentration, variation in charge volume from any one merchant has minimal effect on our total charge volume.
      Significant Free Cash Flow. Our recurring revenue base has generated strong free cash flow. Since we outsource our capital intensive processing services, we have averaged capital expenditures of only approximately $765,000 per year over the last four years. We also typically enjoy low working capital requirements as we receive fees from our merchants on a monthly basis. Furthermore, our capital efficient business model allows us to grow our revenues and profit with minimal investment. Through our ISG network, we have increased the number of merchants we serve with minimal direct investment in sales infrastructure and management. Through our direct salesforce, we have grown our merchant base without significantly increasing our fixed costs as our salesforce is paid primarily through success-based commissions.
      Strong, Committed Management Team. Our senior management team has extensive experience in the card-based payment processing industry. Greg Daily has been our Chief Executive Officer since the year of our formation in 2001 and was the Chief Executive Officer of PMT Services, Inc., a publicly-traded credit card processing company, from 1984 to 1998. Clay Whitson has been our Chief Financial Officer since 2002 and was CFO of PMT Services, Inc. from 1995 to 1998. Mr. Daily and Carl Grimstad, our President since the year of our formation, along with certain related parties, contributed $170.0 million in connection with the Transactions, which consisted of $166.6 million of iPayment common stock and $3.4 million of cash.
Our Business Strategy
      Our goal is to enhance our market position as a provider of card-based payment processing services to small businesses while increasing our profitability. In order to achieve this objective, we plan to execute the following strategy:
      Increase Our Direct Sales Efforts. In the past two years, we have increased the percentage of new merchant activations sourced from our direct sales group from 14% in the fourth quarter of 2003 to 33% in the fourth quarter of 2005. We plan to continue to increase our direct sales efforts in order to contribute to profitable growth. We compensate our direct salesforce largely through sales commissions that are paid upon activation of each merchant sourced by the sales person. Our direct salesforce, however, does not share in the revenue streams we generate from our merchants, unlike our ISGs.
      Expand Our Relationships with Independent Sales Groups. Our ISGs will continue to be a significant driver of growth for our business. We seek to increase the number of ISG relationships we have and increase the volume of merchant referrals from our ISGs. We believe that our experience in this industry, coupled with our ability to evaluate and manage the risks related to providing payment processing services, allow us to accept a high rate of merchant applications. This ability, along with our reliable and stable ISG support and compelling offerings for ISGs to market to prospective merchants, position us well to continue to increase the number of ISG relationships we maintain and the number of new applications our existing ISGs refer to us.

      Maximize Retention and Diversify Existing Merchant Base. We plan to maintain a stable merchant base by providing our merchants with a consistently high level of service and support. In doing so, we will continue to build merchant loyalty and maximize merchant retention. We also intend to diversify our existing merchant base by targeting merchant segments that have not historically accepted electronic payment methods.
      Maximize Free Cash Flow. We seek to maximize our free cash flow by further expanding our profit margins. We expect to continue to increase our profit margins by building upon our highly scalable and efficient operating platform. In the last four years, we have increased our EBITDA as a percentage of revenues net of interchange costs from 23% in 2002 to 35% in 2005. By continuing to outsource processing services and obtaining favorable pricing terms from our vendors, we believe our EBITDA margins will continue to increase as we grow our charge volume. We also seek to maximize our free cash flow by growing our merchant base largely through our ISG network and direct salesforce. We plan to use the cash flow we generate primarily to reduce debt.
      Selectively Pursue Strategic Acquisitions. When appropriate, we will selectively pursue acquisitions of portfolios of merchant accounts to further enhance our charge volume and leverage our operating efficiencies. We currently believe that such acquisitions would be at transaction sizes below $30.0 million and would reduce our leverage ratio. We have significant experience acquiring providers of payment processing services as well as portfolios of merchant accounts, having acquired nine providers of payment processing services and two significant portfolios and several smaller portfolios of merchant accounts since January 2001. We have enhanced revenues and improved operating efficiencies of our acquired entities by improving the services, support and benefits we offer to the ISGs that serve the entities and merchant accounts we acquire. In addition, we have increased operating efficiencies of many of the businesses we have acquired by conducting profitability analyses of acquired merchant accounts and reducing processing fees and overhead.
Services
      We provide a comprehensive solution for merchants accepting credit cards, including the various services described below:
      Application Evaluation Underwriting. We recognize that there are varying degrees of risk associated with different merchants based on the nature of their businesses, processing volume and average transaction amounts. We apply varying levels of scrutiny in our application evaluation and underwriting of prospective merchants accounts, ranging from basic due diligence for merchants with a low risk profile to a more thorough and detailed review for higher risk merchants. The results of this review serve as the basis for our decision whether to accept or reject a merchant account and also provide the criteria for establishing reserve requirements, processing limits, average transaction amounts and pricing, which assist us in monitoring merchant transactions for those accounts that exceed pre-determined criteria.
      Merchant Set-up and Training. After we establish a contract with a merchant, we create the software configuration that is downloaded to the merchant’s credit card terminal or computer. This configuration includes the merchant identification number, which allows the merchant to accept Visa and MasterCard as well as any other payment cards such as American Express, Discover and Diners Club provided for in the contract. The configuration might also accommodate check verification and gift and loyalty programs. If a merchant requires a pin-pad to accept debit cards, the configuration allows for the terminal or computer to communicate with the peripheral device. After the download has been completed, we conduct a training session on use of the products.
      Transaction Processing. A transaction begins with authorization of the customer’s credit or debit card. The transaction data is captured by the processor and electronically transmitted to the issuer of the card, which then determines availability of credit or debit funds. The issuer then communicates an approval decision back to the merchant through the processor. This process typically takes less than five seconds. After the transaction is completed, the processor transmits the final transaction data to the card issuer for settlement of funds. Generally, we outsource these services to third party processors.

      Risk Management/ Detection of Fraudulent Transactions. Our risk management staff relies on the criteria set by the underwriting department to assist merchants in identifying and avoiding fraudulent transactions by monitoring exceptions and providing access to other resources for fraud detection. By employing these and other risk management procedures, we enable our merchants to balance the risk of fraud against the loss of a valid transaction.
      Merchant Service and Support. We provide merchants with ongoing service and support. Customer service and support includes answering billing questions, responding to requests for supplies, resolving failed payment transactions, troubleshooting and repair of equipment, educating merchants on Visa and MasterCard compliance, and assisting merchants with pricing changes and purchases of additional products and services. We maintain a toll-free help-line, which is staffed by our customer service representatives. The information access and retrieval capabilities of our proprietary decision support systems provide our customer service representatives prompt access to merchant account information and customer call history. This data allows them to quickly respond to inquiries relating to fees, charges and funding of accounts as well as technical issues.
      Chargeback Service. In the event of a billing dispute between a cardholder and a merchant, we assist the merchant in investigating and resolving the dispute as quickly and as accurately as possible. Before instructing the cardholder’s bank to debit the merchant’s account for the chargeback, we provide the merchant with the opportunity to demonstrate that the transaction was valid. If the merchant is unable to demonstrate that the transaction was valid and the dispute is resolved in favor of the cardholder, the transaction is charged back to the merchant, and that amount is credited to the cardholder. For the year ended December 31, 2005, chargebacks as a percentage of our total charge volume were 0.14%.
      Merchant Reporting. We organize our merchants’ transaction data into various files for merchant accounting purposes. We use this data to provide merchants with information, such as charge volume, discounts, fees and funds held for reserves to help them track their account activity. Merchants may access this archived information through our customer service representatives or online through our Internet-based customer service system.
      The transactions for which we provide processing services involve the following third parties:

•	Merchants. Merchants are the businesses that accept payment cards, including Visa and MasterCard, as payment for their merchandise and services.

•	Sponsoring Banks. Sponsoring banks are financial institutions that are Visa and MasterCard association members and provide the funds on behalf of the card user, enabling merchants to accept payment cards.

•	Processing Vendors. Processing vendors, which may include banks, gather sales information from merchants, obtain authorization for merchants’ transactions from card issuers, facilitate the collection of funds from sponsoring banks for payment to merchants and provide merchant accounting and settlement services on our behalf.

      The following diagram illustrates the relationship between a merchant, a processing vendor, a sponsoring bank and us:
Marketing and Sales
      We market and sell our services to merchants primarily through our network of independent sales groups throughout the United States. As of December 31, 2005, we marketed and sold our services through over 850 ISGs, a non-employee, external salesforce representing more than 3,000 sales professionals with which we have contractual relationships. Generally, these relationships are mutually non-exclusive, permitting us to establish relationships with multiple ISGs and permitting our groups to enter into relationships with other providers of payment processing services. We believe that this sales approach provides us with access to an experienced salesforce to market our services with limited investment in sales infrastructure and management time. We believe our focus on the unique needs of small merchants allows us to develop compelling offerings for our ISGs to bring to prospective merchants and provides us with a competitive advantage in our target market. Among the services and capabilities we provide are rapid application response time, merchant application acceptance by fax or on-line submission, superior customer service and merchant reporting. Our industry expertise and daily monitoring activities enable us to accept higher risk merchants with relatively low losses. We keep an open dialogue with our ISGs to address their concerns as quickly as possible and to work with them in investigating chargebacks or potentially suspicious activity with the aim of ensuring their merchants do not unduly suffer downtime or the unnecessary withholding of funds.
      As compensation for their referral of merchant accounts, we pay our ISGs an agreed-upon residual, or percentage of the revenues we derive from the transactions we process from the merchants they refer to us. The amount of the residuals we pay to our ISGs varies on a case-by-case basis and depends on several factors, including the number of merchants each group refers to us. We provide additional incentives to our ISGs, including, from time to time, loans that are secured by and repayable from future compensation that may be earned by the groups in respect of the merchants they have referred to us. As of December 31, 2005, we had outstanding loans to ISGs in the aggregate amount of $2.6 million, and we may decide to loan additional amounts in the future. We have a limit of $20.0 million on the amount of loans we may make to ISGs in accordance with the terms of our new senior secured credit facility. The notes representing these loans bear interest in amounts ranging from 6% to 12% and are due through 2008. We secure the loans by the ISGs’ assets, including the rights they have to receive residuals and the fees generated by the merchants they refer to us and any other accounts receivable and typically by obtaining personal guarantees from the individuals who operate the ISGs. In addition, we offer the independent sales groups more rapid and consistent review and acceptance of merchant applications than may be available from other service providers.

Relationships with Sponsoring Banks and Processing Vendors
      In order to provide payment processing services for Visa and MasterCard transactions, we must be sponsored by a financial institution that is a principal member of the Visa and MasterCard card associations. Additionally, we must be registered with Visa as an independent sales organization and with MasterCard as a member service provider.
      Sponsoring Banks. We have agreements with several banks that sponsor us for membership in the Visa and MasterCard card associations and settle card transactions for our merchants. The principal sponsoring bank through which we process the significant majority of our transactions is JPMorgan Chase, and our other sponsoring banks are HSBC Bank USA, Bank of America and Provident Bank. These sponsoring banks may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing its services under the agreement. The agreements generally define a material breach as a failure to perform a material obligation under the agreement, specifically any breach of any warranty, representation or covenant or condition or term of the agreement, such as noncompliance with applicable laws, failure to provide relevant documentation as to certain account related data, failure to provide a marketing plan upon request, failure to maintain a transfer account or failure to pay for services. From time to time, we may enter into agreements with additional banks.
      Our agreement with JPMorgan Chase grants JPMorgan Chase the right to approve our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants (including the processing fees that we charge), our customer service levels and our use of any ISGs. In addition, we have agreed with JPMorgan Chase not to solicit any merchants that currently process through JPMorgan Chase or any merchants that belong to industries that are considered unacceptable due, in part, to image concerns, card association rules, legitimacy and level of risk. The initial term of our agreement with JPMorgan lasts through April 2007, unless terminated earlier as provided for in the agreement. Thereafter, the agreement is automatically renewable at the agreement of both parties for successive one-year periods.
      Processing Vendors. We have agreements with several processing vendors to provide to us, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Our primary processing vendor is FDMS through which we have undertaken to process 75% of our annual transactions. Pursuant to the terms of our asset purchase agreement with FDMS, we commenced receiving revenue from these accounts on January 1, 2004. For a further summary of the key terms of our agreement with FDMS, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” We also use the services of Vital Processing Services, LLC and Global Payments Direct, Inc., and certain of our agreements with these processing vendors include minimum commitments for transaction processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the processing vendor the fees that it would have received if we had submitted the required minimum number of transactions. FDMS, Vital Processing Services and Global Payments Direct agreements may be terminated by the processing vendor if we materially breach certain sections of the agreements and we do not cure the breach within 30 days, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable processing vendor or us from performing its services under this agreement. In addition, Global Payments Direct may terminate upon 60 days notice prior to the end of the current term.
Our Merchant Base
      We serve a diverse portfolio of small merchants. As of December 31, 2005, we provided processing services to over 140,000 active small merchants located across the United States and engaged in a wide variety of businesses. We define a merchant as “active” if the merchant processes at least one Visa or MasterCard transaction in a given month.

      The following chart shows the breakdown of our transaction volume by industry for 2005:
      No single merchant accounted for more than 3% of our aggregate transaction volume for 2005. We believe that this merchant diversification makes us less sensitive to shifting economic conditions in the industries or regions in which our merchants operate. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.
      Generally, our agreements with merchants are for one or two years and automatically renew for additional one year periods unless otherwise terminated. Our sponsoring banks are also a party to these agreements. The merchants are obligated to pay for all chargebacks, fines, assessments, and fees associated with their merchant account, and in some cases, annual fees and early termination fees. Generally, the sponsoring bank may terminate the agreement for any reason on 30 days notice, and the merchant may terminate the agreement on 30 days notice, subject to the payment of any applicable early termination fees. Typically, the agreement may also be terminated by the sponsoring bank immediately upon a breach by the merchant of any of its terms. Generally, the agreement may not be assigned by the merchant without the prior written consent of the sponsoring bank.
      Merchant attrition is expected in the payment processing industry in the ordinary course of business; however, we believe the low average transaction volume of the merchants whose accounts we service make them less likely to change providers because of the inconveniences associated with a transfer. During 2005, we experienced an average monthly attrition of approximately 1.0% to 1.5% of our total charge volume. Much of our attrition is related to newly formed small businesses that ultimately fail. Because the transaction volumes of these unsuccessful businesses typically never reach meaningful levels, they do not significantly contribute to the profitability of our business. Accordingly, our merchant attrition related to failed businesses does not significantly reduce our revenues.
      We believe that we have extensive experience and resources in assessing the risks associated with providing payment processing services to small merchants. These risks include the limited operating history that many of the small merchants we serve have and the risk that these merchants could be subject to a higher rate of insolvency which could adversely affect us financially. In addition, because a larger portion of their sales are card-not-present transactions in relation to transactions of larger merchants, small merchants are more vulnerable to customer fraud.
Risk Management
      As a result of our exposure to potential liability for merchant fraud, chargebacks, and other losses created by our merchant services business, we view our risk management and fraud avoidance practices as integral to our operations and overall success.
      We currently have a staff of approximately 37 employees dedicated to risk management operations, which encompasses underwriting new accounts, monitoring and investigating merchant account activity for suspicious transactions or trends and avoiding or recovering losses. Effective risk management helps us minimize merchant losses for the mutual benefit of our merchant customers and ourselves. Our risk management procedures also help protect us from fraud perpetrated by our merchants. We believe our knowledge and experience in dealing with attempted fraud, established as a result of our management’s extensive experience with higher risk market segments, has resulted in our development and implementation of highly effective risk management and fraud prevention systems and procedures.
      We employ the following systems and procedures to minimize our exposure to merchant fraud and card-not-present transaction fraud:

•	Underwriting. Our sales agents send new applications to our underwriting department for their review and screening. All of our underwriters have previous industry underwriting experience and have the authority to render judgment on new applications or to take additional actions such as adjusting processing limits, average charge per transaction or reserve requirements for new and existing merchants. We obtain a personal guaranty from most of the owners of new merchants we enroll.

•	Proprietary Management Information Systems. Our proprietary systems automatically generate credit reports on new applicants, categorize risk based on all of the information provided and place the applications in a queue to be processed by our underwriting staff. The underwriting staff can access all of the collected information on a merchant online in order to render a decision on whether to approve or reject an application or whether to seek additional information.

•	Merchant Monitoring. We provide several levels of merchant account monitoring to help us identify suspicious transactions and trends. Daily merchant activity is downloaded to our Bankcard Application Manager system from our third-party processors such as FDMS and is sorted into a number of customized reports by our proprietary systems. Our risk management team also receives daily reports from Card Commerce International, a risk management services company, that highlight all exceptions to the established daily merchant parameters such as average ticket size, total processing volume or expected merchandise returns.

•	Risk Review Department. We have established an in-house risk review department that monitors the sales activities of all of the merchants that we service. Our risk review department focuses particular attention on fewer than 2,000 merchants in our portfolio, measured by volume, average ticket and other criteria, which accounted for approximately 2% of our total charge volume for December 31, 2005. The risk review department conducts background checks on these merchants, interviews merchants, anonymously purchases products and services, reviews sales records and follows developments in risk management procedures and technology. The risk review department reports to the risk committee, consisting of our President, Chief Executive Officer and Chief Financial Officer

•	Investigation and Loss Prevention. If a merchant exceeds any approved parameter as established by our underwriting and/or risk management staff or violates regulations established by the applicable card association or the terms of our agreement with the merchant, an investigator will identify the incident and take appropriate action to reduce our exposure to loss, as well as the exposure of our merchants. This action may include requesting additional transaction information, instructing the merchant acquirer/processor to retrieve, withhold or divert funds, verifying delivery of merchandise or even deactivating the merchant account.

•	Reserves. We require some of our merchants to post reserves (cash deposits) that we use to offset against chargebacks we incur. Our sponsoring banks hold reserves related to our merchant accounts as long as we are exposed to loss resulting from a merchant’s processing activity. In the event that a small company finds it difficult to post a cash reserve upon opening an account with us, we may build the reserve by retaining a percentage of each transaction the merchant performs. This solution permits the merchant to fund our reserve requirements gradually as its business develops. As of December 31, 2005, these reserves (which are not included in our accompanying consolidated balance sheet) totaled approximately $48.9 million.

Technology
      In the course of our operations, we solicit, compile and maintain a large database of information relating to our merchants and their transactions. We place significant emphasis on providing a high level of security in order to protect the information of our merchants and their customers. We have engaged a network service provider to help us meet our security goals by providing us with equipment and support services for our critical network components. These components include T1 data communication lines, firewalls and a virtual private network. Our network service provider also provides sophisticated security analysis and monitoring 24 hours a day.
      Our internal network configuration provides multiple layers of security to isolate our databases from unauthorized access and implements detailed security rules to limit access to all critical systems. We cannot assure you that these security measures will be sufficient to prevent unauthorized access to our internal network. Application components communicate using sophisticated security protocols and are directly accessible by a limited number of employees on a need-only basis. Our operation and customer support systems are located at our facilities in Calabasas and Santa Barbara, California; Westchester, Illinois and Bridgeville, Pennsylvania.
      We also rely on connections to the systems of our third party processing providers. In all cases, we install communications circuits with backup connectivity to withstand telecommunications problems.
Competition
      The payment processing industry is highly competitive. We compete with other providers of payment processing services on the basis of the following factors:

•	quality of service;

•	reliability of service;

•	ability to evaluate, undertake and manage risk;

•	speed in approving merchant applications; and

•	price.
      Many small and large companies compete with us in providing payment processing services and related services for card-not-present and card-present transactions to a wide range of merchants. There are a number of large transaction processors, including FDMS, National Processing, Inc. (a subsidiary of Bank of America), Global Payments, Inc. and NOVA Information Systems, Inc. (a subsidiary of U.S. Bancorp), that serve a broad market spectrum from large to small merchants and provide banking, ATM and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller transaction processors that provide various services to small and medium sized merchants. Many of our competitors have substantially greater capital resources than we have and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. We believe that our specific focus on smaller merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to small merchants and smaller independent sales groups, gives us a competitive advantage over larger competitors, which have a broader market perspective and over competitors of a similar or smaller size that may lack our extensive experience and resources.
Employees
      As of December 31, 2005, we and our wholly-owned subsidiaries employed 404 full-time personnel, including 15 information systems and technology employees, 37 risk management employees, 226 in operations and 126 in sales and administration. Many of our employees are highly skilled, and we believe our future success will depend in large part on our ability to attract and retain such employees. We have employment agreements with our President, our Chief Executive Officer and our Chief Financial Officer.

None of our employees are represented by a labor union, and we have experienced no work stoppages. We consider our employee relations to be good.
Properties
      Our principal executive offices are located in approximately 6,700 square feet of leased office space in Nashville, Tennessee. We also lease approximately 27,000 square feet in Calabasas, California, approximately 14,000 square feet in Westchester, Illinois, approximately 6,000 square feet in Santa Barbara, California, approximately 2,500 square feet in Bridgeville, Pennsylvania, approximately 2,500 square feet in Gardnerville Nevada, and approximately 7,500 square feet in Phoenix, Arizona. Our joint venture occupies approximately 6,700 square feet with its principal executive offices in Syracuse, Utah. We believe that these facilities are adequate for our current operations and, if necessary, can be replaced with little disruption to our company.
Legal Proceedings
      From time to time, we are subject to claims and litigation from customers and other individuals. Whether such claims and legal action are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant financial liability to us and/or adversely affect the market perception of us and our products and services. Any financial liability or reputation damage could have a material adverse effect on our business and financial performance.
      Thomas Zito v. Leasecomm Corporation, E-Commerce Exchange, Inc., etc. et al, United States District Court, Southern District of New York, Case No. 02CV8074.
      In October 2002, an action was initially filed in the U.S. District Court for the Southern District of New York, naming E-Commerce Exchange, Inc. (“ECX”), one of our subsidiaries, Leasecomm Corporation (“Leasecomm”) and several additional defendants. The complaint as amended alleges claims for Racketeer Influenced and Corrupt Organizations Act of 1970 violations, state unfair and deceptive practices acts, common law fraud and intentional infliction of emotional distress. The complaint sought unspecified monetary damages, punitive damages, costs and attorney’s fees and equitable relief in the form of an injunction and restitution. ECX responded by filing a Motion to Dismiss on January 31, 2003. The plaintiffs then filed a separate complaint against ECX and several additional defendants, which was subsequently ordered to be consolidated with the initial complaint. In January 2005, plaintiffs served a Second Amended Complaint, dropping all claims for unlawful franchise offerings and negligent infliction of emotional distress.
      After ECX answered the Second Amended Complaint on February 18, 2005, the parties entered into a tentative settlement agreement pursuant to which 134 named plaintiffs agreed, without any monetary consideration, to dismiss with prejudice all of their respective claims in the lawsuit and for 21 other named plaintiffs to also dismiss with prejudice their respective claims for intentional infliction of emotional distress, without costs or attorneys fees. On April 12, 2006 the Court approved a Stipulation of Dismissal filed on April 7, 2006, dismissing with prejudice all claims in the lawsuit for the 134 named plaintiffs and dismissing with prejudice the respective claims for intentional infliction of emotional distress for 21 other named plaintiffs. Mutual and General Releases that provide for a complete settlement of the claims have been executed in connection with the Stipulation of Dismissal.
      Subsequent to the filing of the Stipulation of Dismissal, the parties reached an understanding for the settlement of the claims of the remaining plaintiffs and on April 26, 2006 notified the Court of the settlement understanding. In July 2006, settlement documents were executed which provide for a complete settlement of all claims, mutual and general releases and a Stipulation of Dismissal to be filed with the Court, dismissing with prejudice all claims in the lawsuit by all remaining named plaintiffs. The Stipulation of Dismissal was filed with the court on August 4, 2006 and an order approving the Stipulation of Dismissal was entered on August 9, 2006. All claims of the parties have now been dismissed with prejudice, and the case is concluded. The terms of the settlement did not have a material adverse effect on our business, financial condition or results of operations.

      If the proposed settlement is not completed we will continue to vigorously defend ourselves in this case; however, there can be no assurance that we will be successful or prevail in our defense, or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Venus L. Franklin and Sandra Lindsey v. Leasecomm Corporation and E-Commerce Exchange, Inc., Cambridge District Court, Commonwealth of Massachusetts, Civil Action No. 04-338.
      In April 2004, two named plaintiffs, on behalf of themselves and a purported nationwide putative class, filed suit against our subsidiary ECX and Leasecomm in Cambridge District Court, Commonwealth of Massachusetts. A similar action had been previously filed in March 2003 in the Middlesex Superior Court, Commonwealth of Massachusetts, and dismissed. The suit alleged the same claims asserted in the prior dismissed Superior Court Action, and alleged violations of various Massachusetts state statutes and common-law, arising out of certain lease transactions and lease agreements between Leasecomm as “lessor” and each plaintiff as “lessee” (the “Leasecomm Agreements”) for certain licenses allegedly marketed by ECX under the names “Quick Commerce” and “Quick Commerce Pro.” The plaintiffs asked the court to certify a nationwide class of plaintiffs consisting of all persons and businesses (excluding certain residents of Texas) who entered into similar Leasecomm Agreements within a specified period prior to the filing of the lawsuit. The plaintiffs later amended the complaint to add a “usury” claim. ECX filed responsive answers to the initial and amended complaints.
      In May of this year, the parties to this litigation agreed to settle the lawsuit and executed settlement agreements and releases that provided, subject to court approval, for complete settlement of the claims asserted by the named parties, dismissal with prejudice of the lawsuit, with all rights of appeal waived, and the exchange of mutual and general releases. On June 1, 2006 the court approved the settlement and signed an Order of Dismissal with prejudice. Accordingly, this matter has been fully settled between the parties and all claims have been dismissed. The terms of the settlement did not have a material adverse effect on our business, financial condition or results of operations.
      Howard Ehrenberg, Chapter 7 Trustee for the Estate of ITSV, Inc., v. CREDITCARDS.COM, INC., a California corporation, IPAYMENT, INC., et al., U.S. B.C. Case No. LA 02-31259-EC, Adversary Case No. 04-2214VZ.
      In July 2004, Howard Ehrenberg commenced an adversary proceeding in connection with certain bankruptcy proceedings related to the of the Estate of ITSV, Inc. (the “Debtor”) in the United States Bankruptcy Court, Los Angeles, California on behalf of a Debtor estate. The complaint as amended alleged causes of action for fraud, fraudulent transfer, conspiracy to defraud, and for “unfair competition” against us, some of our officers and directors and several other defendants, and requested general damages, treble damages, prejudgment interest, attorneys’ fees and recovery of other costs associated with bringing the suit. We vigorously defended ourselves in this matter and contended that the claims and the underlying allegations asserted against us were without merit and filed a Motion for Summary Judgment seeking a dismissal of the lawsuit. Motion for Summary Judgment was granted, and the Judgment dismissing the lawsuit in its entirety was entered on February 9, 2005. The plaintiff appealed the dismissal, and the court’s subsequent denial of plaintiff’s motion for reconsideration, to the Bankruptcy Appellate Panel of the United States Court of Appeals for the Ninth Circuit. Oral Argument was heard on March 23, 2006, and on June 9, 2006 the Appellate Court issued its’ decision upholding the Judgment dismissing the lawsuit. Plaintiff did not appeal the Appellate Court decision, which is now final.
      France Vacations, Inc., etc. v. Citibank, etc., and iPayment, Inc. et al., Los Angeles County Superior Court, State of California, Case No. BC327932.
      On January 27, 2005, plaintiffs France Vacations, Inc., and Tahiti Vacations, Inc. filed a complaint in the Los Angeles County Superior Court against us and seven banks and financial institutions. The plaintiffs’ complaint, as amended, alleged nine causes of action and asserted claims that we and the other defendants were responsible and liable for an alleged loss that plaintiffs sustained as a result of an alleged embezzlement scheme, conversion, and misappropriation of funds by their former employee. We and the other defendants filed Demurrers and Motions to Strike which the court sustained. The Court entered Judgment in favor of all the defendants and of dismissal of the lawsuit, with prejudice. The plaintiffs appealed.
      Subsequent to filing the appeal, the parties engaged in settlement discussions and reached a tentative understanding for settlement which, if completed, will result in the dismissal of the pending appeal, and releases of all claims. Settlement documents are in the process of preparation. Although definitive settlement documents have not been executed by the parties at this time, if this matter is settled on the proposed terms of the settlement understanding, the settlement would not have a material adverse effect on our business, financial condition or results of operations. However, no assurance can be given that any such settlement will be entered into, completed or that the terms thereof will be substantially similar to the proposed terms of the tentative settlement understanding.
      If the proposed settlement is not completed, we intend to vigorously contest the relief sought by plaintiffs’ appeal and at this time we cannot predict with certainty the outcome of the appeal, or if the relief sought were ordered, the likely outcome of this action. However, we continue to believe that the trial court properly granted judgment dismissing the lawsuit with prejudice, and should we be required to, we intend to continue to vigorously defend ourselves in this matter.
      Robert Aguilard, et al., on behalf of themselves and all persons similarly situated v. E-Commerce Exchange, Inc., A-1 Leasing LLC, and Duvera Billing Services Civil Action No. 05CC02794 — State of California, Superior Court of Orange County.
      On February 2, 2005, a lawsuit was filed against our subsidiary ECX, and third parties, A-1 Leasing LLC, (“A-1 Leasing”) and Duvera Billing Services (“Duvera”) in the Superior Court of Orange County. The suit was filed by Robert Aguilard and nine other named plaintiffs on behalf of themselves and as a “class action.” The complaint alleges a single cause of action for “unfair competition,” arising out of certain alleged transactions relating to alleged marketing activities of ECX in providing various credit card processing services and products to merchants for “Internet” commerce business and related lease transactions allegedly marketed by ECX under the names “Quick Commerce” and “Wonderpay.” Plaintiffs assert that the alleged marketing activities are “unlawful,” “fraudulent” and “unfair” and seek an injunction to restrain defendants from continuing to engage in such actions and an order requiring defendants to provide restitution of profits, plus other costs and expenses, including attorney fees. In response, ECX and Duvera each filed a Demurrer and Motion to Strike and A-1 Leasing filed a Motion to Quash. In a hearing held in January 2006, the Court denied both of the Motions to Strike as well as both Demurrers. ECX subsequently filed its answers denying the allegations. On April 10, 2006, Plaintiffs amended its current complaint, adding Commerce Technologies Corporation, Inc. (“CTC”), Vandalay Venture Group, Inc., (“Vandalay”) and Applied Merchant Systems, Inc. (“AMS”) as additional named defendants to the lawsuit. Discovery is ongoing. No trial date has been set at this time.
      Although we currently intend to continue to vigorously defend ourselves in this case, there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Fogazzo Wood Fired Ovens and Barbecues, LLC v. iPayment, Inc. Los Angeles County Superior Court, State of California, Case No. BC342878
      On November 10, 2005, plaintiff Fogazzo Wood Fired Ovens and Barbecues, LLC (“Fogazzo”) on its own behalf and as a “class action” filed a lawsuit in Los Angeles County Superior Court, naming iPayment, Inc. as the sole defendant. The complaint as amended, adds an individual plaintiff, and asserts seven causes of action, claiming that in connection with advertising our services and providing merchant card services to plaintiffs and other merchants we made certain false representations, violated the plaintiff’s merchant processing contract, and engaged in certain wrongful conduct that constitutes “unfair, unlawful and fraudulent business acts and practices.” The plaintiffs seek an injunction to restrain us from continuing to engage in such actions, for imposition of a constructive trust for the benefit of the plaintiffs, for unspecified monetary damages, for restitution of profits, plus other costs and expenses, including attorney fees.

      We and the plaintiff have agreed in principle to settle all claims upon payment by us of a nominal amount. Under the terms of the settlement, the plaintiff will dismiss with prejudice all claims in the lawsuit and file a motion to dismiss the class action allegations without prejudice. Approval by the court is required for the dismissal of the class action and is a condition of the settlement. In the event that such approval is not received, the settlement will be null and void. We are currently finalizing the documents reflecting the settlement agreement. We can provide no assurance that the settlement agreement will be signed or that court approval will be obtained. In the event that we are required to defend this action, we would do so vigorously.
      In re iPayment, Inc. Shareholders Litigation, Chancery Court for Davidson County, 20th Judicial District, State of Tennessee, Lead Case No. 05-1250-I
      In May and June 2005, immediately following the announcement of Mr. Daily’s acquisition proposal, and before any decision of the Special Committee was taken, three substantially identical complaints were filed, each brought on behalf of a putative class of the stockholders of iPayment, and naming as defendants all of the directors of iPayment (the “Individual Defendants”), and iPayment. The three complaints have been consolidated in the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County. The consolidated complaint alleges that the proposed transaction under the Agreement and Plan of Merger resulted from an unfair process and the merger consideration constitutes an unfair purchase price, and asserts that the Individual Defendants breached fiduciary duties in connection with their evaluation and approval of the proposed merger, purportedly aided and abetted by iPayment. The consolidated complaint sought (i) a declaration that the then proposed merger is unenforceable, (ii) an injunction against consummation of the then proposed merger or rescission of the transaction and imposition of a constructive trust, (iii) a direction that defendants comply with their fiduciary duties, and (iv) an award of plaintiffs’ attorneys’ fees and costs.
      On April 28, 2006, all parties to the above-referenced litigation agreed to a compromise and settlement of the litigation and executed a Stipulation of Settlement (the “Stipulation”). The Stipulation did not affect the consideration paid to the stockholders of iPayment (the “Company”) in the merger of iPayment MergerCo, Inc. with and into the Company (the “Transaction”) pursuant to the Agreement and Plan of Merger, dated as of December 27, 2005, among the Company, iPayment Holdings, Inc. (the “Buyer”) and iPayment MergerCo, Inc. (the “Merger Agreement”). The Stipulation is not an admission of liability by the defendants.
      The Stipulation describes the Company’s consideration and implementation of certain comments by plaintiffs’ counsel with respect to the provisions of the Merger Agreement and the disclosures in the related proxy statement on Schedule 14A (the definitive version of which was mailed to stockholders on or about April 6), all of which was undertaken by the parties during the course of settlement negotiations. The Stipulation also includes an agreement that would, subject to certain conditions and limitations, require the Buyer to pay to plaintiffs a portion of certain profits realized from a sale of 50% or more of the Company or its assets within nine months following the closing of the transaction. The Company has agreed to pay plaintiffs’ counsel attorneys’ fees and expenses of $1.3 million in connection with the settlement. The settlement remains subject to court approval.
      This summary of the Stipulation does not purport to be complete and is qualified in its entirety by the Stipulation.
      Bruns v. E-Commerce Exchange Inc., et al, Orange County Superior Court, State of California, Case No. 00CC02450 (coordinated under the caption “TCPA Cases,” Los Angeles County Superior Court, State of California, Case No. JCCO 43500).
      In February 2000, plaintiff Dana Bruns filed a lawsuit on behalf of a purported class of persons in California who received fax transmissions from defendants Fax.Com and its advertisers, including our subsidiary ECX, during the previous five years. The complaint as amended alleges that the defendants sent “fax blast” transmissions to telephone facsimile machines in violation of the provisions of the Telephone Consumer Protection Act of 1991 (“TCPA”) and seeks relief thereunder, under California’s Unfair Competition Act, Business & Professions Code and for negligence.

      Plaintiff seeks an order certifying the lawsuit as a “class action,” for an injunction, an order requiring restitution, disgorgement of profits from the alleged “unfair competition” activities, recovery of the greater of the actual monetary loss incurred by members of the class for each violation, or $500.00 for each violation. Based on a fifth amended complaint filed earlier this year, plaintiff on behalf of herself and of a purported class, now seeks actual damages of at least $49,146,000 against ECX and seeks to collect treble damages in accordance with the provisions of the TCPA, as well as unspecified damages and other relief as may be proper. Although the complaint does not provide a basis for the monetary relief, we believe that it is based on Fax.com documents that plaintiff’s counsel purports to have obtained and calculations made by plaintiff’s counsel based on such documents. The validity, authenticity, evidentiary value and accuracy of the documents, and the calculations for the relief sought are subject to inquiry and investigation, which we are currently engaged. ECX filed an Answer to the fifth amended complaint and expects to conduct additional discovery.
      No trial date has been set. We intend to vigorously defend ourselves in this case, but there can be no assurance that we will be successful in our defense.
      Other
      In September 2005, we were notified by Merrick Bank, one of our sponsor banks, that due to certain Visa and MasterCard fines against CardSystems Solutions (one of our payment processors) in connection with their mishandling of credit card data, Merrick Bank increased our reserve requirement from $0.5 million to $1.4 million. We have worked with Merrick Bank to obtain information regarding the increase and the fines against CardSystems Solutions, and have not been able to determine what, if any, contingent liability we may have for such fines. We intend to vigorously defend our business against any such fines and/or seek proper indemnification from third parties as applicable. Notwithstanding, there can be no assurance that we will be successful in defending against fines or obtaining indemnification. In January 2006, Merrick Bank released $0.4 million of the reserve to us, and in March 2006 released an additional $0.2 million of the reserve. The remaining $0.8 million reserve is recorded as restricted cash on our Consolidated Balance Sheets as of June 30, 2006.
      We are also subject to certain other legal proceedings that have arisen in the ordinary course of our business and have not been fully adjudicated. Although the ultimate outcome of these other legal proceedings cannot be predicted with certainty, based on information currently available and available insurance coverage, in our opinion, the outcome of such legal proceedings is not expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of legal proceedings cannot be predicted with certainty and in the event of unexpected future developments, it is possible that the ultimate resolution of one or more of these matters, could be unfavorable. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against us in the same reporting period, our consolidated operating results could be materially adversely affected. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of management’s attention.

MANAGEMENT
Directors and Executive Officers
      Set forth below is certain information with respect to each of our executive officers and directors. There are no family relationships between any of our directors or executive officers. Each of our directors holds office until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Name	Age	Position

Gregory S. Daily	47	Chairman and Chief Executive Officer and Director
Carl A. Grimstad	38	President and Director
Clay M. Whitson	48	Chief Financial Officer and Treasurer
Afshin M. Yazdian	34	Executive Vice President, General Counsel and Secretary
Robert S. Torino	52	Executive Vice President and Assistant Secretary
      Gregory S. Daily. Mr. Daily has served as Chairman of iPayment’s Board of Directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.
      Carl A. Grimstad. Mr. Grimstad has served as a director of iPayment since May 2006 and as iPayment’s President since April 2001. Mr. Grimstad served as our Chief Executive Officer until February 2001. From January 2000 until March 2001, Mr. Grimstad held various executive positions with iPayment Technologies and from March 2000 until April 2001, also served as the Vice-Chairman of iPayment Technologies. Mr. Grimstad has served as the Vice President and Secretary of Caymas, LLC since January 2001. Since 1995, Mr. Grimstad served as managing partner of GS Capital, LLC, a private investment firm.
      Clay M. Whitson. Mr. Whitson has served as iPayment’s Chief Financial Officer and Treasurer since October 2002, and served as a director from October 2002 until May 2006. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.
      Robert S. Torino. Mr. Torino has served as Executive Vice President since January 2001 and as our Assistant Secretary since August 2002. From January 2001 to September 2002, he served as our Chief Financial Officer. Mr. Torino served as Chief Financial Officer of iPayment Technologies, Inc. from April 2000 to December 2000, and as Executive Vice President and Chief Operating Officer of iPayment Technologies, Inc. from July 2000 to December 2000. From October 1999 to April 2000, Mr. Torino served as Chief Executive Officer of M80 Technologies, Inc., a start-up software development company. Mr. Torino served as President and Chief Executive Officer of TRUE Software Inc., a software development company, from April 1995 until its acquisition by McCabe & Associates in October 1999.
      Afshin M. Yazdian. Mr. Yazdian has served as Executive Vice President and General Counsel since February 2001. He has served as iPayment’s Secretary since August 2002 and served as Assistant Secretary from February 2001 to August 2002. Mr. Yazdian served from March 2000 to January 2001 as General Counsel and Vice President of Mergers and Acquisitions for eConception, a technology venture fund. From August 1997 to March 2000, Mr. Yazdian practiced in the corporate and mergers and acquisitions groups at the law firm of Waller Lansden Dortch & Davis, PLLC.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance
      For a period of at least six years after the effective time of the merger, iPayment, as the surviving entity, will maintain iPayment’s current directors’ and officers’ liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current or prior directors and officers of iPayment (however, in the event that the cost of this insurance exceeds 300% of the current annual premiums, then iPayment, as the surviving entity, must obtain insurance with the greatest coverage for a cost not exceeding 300% of the current annual premiums); iPayment, as the surviving entity, may substitute for the existing insurance substantially similar insurance so long as it is on terms no less favorable, taken as a whole.
Employment Agreements

Gregory Daily
      In February 2001, we entered into an employment agreement with Gregory S. Daily, our Chairman of the Board and Chief Executive Officer. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement with us, Mr. Daily purchased 156,161 shares of our common stock in April 2001 at a price of $0.02 per share. Pursuant to the terms of his employment agreement, Mr. Daily was initially entitled to an annual salary of $12,000, plus a bonus, as determined by the board of directors in its sole discretion, based on Mr. Daily’s performance, our business and financial condition and the operating results achieved. Commencing in 2004, our compensation committee approved an increase in Mr. Daily’s base salary to $300,000, which was the amount of Mr. Daily’s base salary in 2005. The bonus paid to Mr. Daily in 2005 totaled $100,000. In addition, Mr. Daily is entitled to receive those employee benefits generally provided to our executive employees.

Carl Grimstad
      In February 2001, we entered into an employment agreement with Carl A. Grimstad, our President. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement, Mr. Grimstad purchased 147,601 shares of our common stock in April 2001 at a price of $0.02 per share. Pursuant to the terms of his employment agreement, Mr. Grimstad was initially entitled to an annual salary of $180,000, plus a bonus, as determined by the board of directors in its sole discretion, based on Mr. Grimstad’s performance, our business and financial condition and the operating results achieved. Our compensation committee approved an increase in Mr. Grimstad’s base salary to $300,000 for 2005. The bonus paid to Mr. Grimstad in 2005 totaled $100,000. In addition, Mr. Grimstad is entitled to receive those employee benefits generally provided to our executive employees.
      We may terminate each of Mr. Daily’s and Mr. Grimstad’s employment agreement for cause. However, if we terminate either Mr. Daily or Mr. Grimstad without cause, we must pay such employee an amount equal to his base salary for the remainder of the annual term of the contract. Neither Mr. Daily nor Mr. Grimstad is entitled to any additional severance payments in connection with such termination. Neither Mr. Daily nor Mr. Grimstad is entitled to terminate his employment agreement other than in the event of a breach by us.

Clay Whitson
      In June 2002, we entered into an employment agreement with Clay M. Whitson, our Chief Financial Officer and Treasurer. The employment agreement was originally for one year with successive one-month terms beginning each month after September 3, 2003. Under the agreement, Mr. Whitson is entitled to an annual base salary (currently $296,000), to be reviewed annually by the Compensation Committee, plus a bonus of (a) up to 50% of his base salary for achieving performance criteria established by the board of directors or (b) a pro rata portion of such bonus which is greater or less than the amount in clause (a) based on Mr. Whitson’s performance, our business and financial condition and the operating results achieved. If a change of control (as defined therein) occurs and Mr. Whitson’s employment agreement is not terminated, Mr. Whitson’s bonus must be at least the highest bonus determined by the board of directors (whether or not paid to him prior to change of control) during any of the three fiscal years preceding such change of control. Mr. Whitson will also receive those employee benefits generally provided to our executive employees.
      We may also terminate Mr. Whitson’s employment agreement without cause. If Mr. Whitson is terminated without cause prior to a change of control, he will be entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. Mr. Whitson may terminate the employment agreement without cause, whereby he will be entitled to a pro-rata amount of his base salary and bonus for the portion of the term of his employment agreement completed on the date of termination. Mr. Whitson may also terminate the employment agreement for cause following a change in control.
Retirement Plan
      Mr. Daily, Mr. Whitson and Mr. Yazdian participate in iPayment’s defined contribution plans. iPayment’s contributions to its defined contribution plans on behalf of the named executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table set forth below.
Change of Control Agreements
      The employment referenced above between iPayment and Mr. Whitson provides for a change of control payment in the amount of three times Mr. Whitson’s annual salary if Mr. Whitson’s employment is terminated within the first three months following the merger.

Executive Compensation
      The following table shows the cash and other compensation paid or earned and certain long-term awards made to our Chief Executive Officer and each of our four most highly compensated executive officers for all services to iPayment in all capacities for 2005, 2004 and 2003.

		Annual Compensation			Long-Term Compensation

							Securities
				Other Annual	Restricted Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Awards		Options	Compensation

Gregory S. Daily	2005	$300,000	$100,000	$—	$—		—	$6,000	(1)
Chairman of the Board and	2004	300,000	—	—	—		—	6,000	(1)
Chief Executive Officer	2003	12,000	—	—	—		—	200	(1)
Carl A. Grimstad	2005	$300,000	$100,000	$—			—	—
President	2004	225,000	300,000	—	$—		—	—
	2003	200,000	—	—	—		50,000	—
Clay M. Whitson	2005	$296,000	$100,000	$—	$3,625,000	(2)	—	$10,850	(1)
Chief Financial Officer	2004	296,000	300,000	—	705,000	(4)	—	48,880	(3)
	2003	276,000	—	—	—		100,000	7,935	(1)
Afshin M. Yazdian	2005	$160,000	$100,000	$—	$—		30,000	$9,300	(1)
Executive Vice President,	2004	135,000	175,000	—	352,500	(4)	—	4,800	(1)
General Counsel and Secretary	2003	105,000	—	—	—		7,500	4,650	(1)
Robert S. Torino	2005	$230,000	$100,000	$—	$—		—	—
Executive Vice President	2004	205,000	250,000	—	352,500	(4)	—	—
and Assistant Secretary	2003	180,000	—	—	—		20,000	—

(1)	Represents our matching of 401(k) plan contributions made by executive officers.

(2)	On May 3, 2005, Mr. Whitson received 100,000 shares of restricted stock. These shares vest evenly on each anniversary date of the award through 2015 or immediately upon a change of control. As of December 31, 2005, the fair value of these restricted shares held by Mr. Whitson was $4,152,000.

(3)	Represents moving expenses of $40,000 reimbursed to Mr. Whitson in 2004 and our matching of Mr. Whitson’s 401(k) plan contributions of $8,880.

(4)	On January 14, 2004, Mr. Whitson received 20,000 shares of restricted stock and Mr. Yazdian and Mr. Torino each received 10,000 shares of restricted stock. As of December 31, 2005, the fair value of restricted shares held by Mr. Whitson, Mr. Yazdian and Mr. Torino was $830,400, $415,200 and $415,200, respectively. These shares became fully vested on January 14, 2006.

Aggregated Option Exercises in 2005 and Year-End 2005 Option Values
      The following table contains information concerning stock options to purchase common stock held as of December 31, 2005, by each named executive officer. These options were granted under our Stock Incentive Plan.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name and Principal Position	(#)	($)	(#)	(#)	($)	($)

Gregory S. Daily	—	$—	—	—	$—	$—
Chairman of the Board
and Chief Executive Officer
Carl A. Grimstad	—	$—	25,000	25,000	$638,000	$638,000
President
Clay M. Whitson	—	$—	188,810	50,000	$6,289,391	$1,276,000
Chief Financial Officer
Afshin M. Yazdian	2,500	$114,514	94,417	33,750	$3,669,813	$253,800
Executive Vice
President, General
Counsel and Secretary
Robert S. Torino	—	$—	10,000	10,000	$255,200	$255,200
Executive Vice President
and Assistant Secretary

(1)	Calculated based on the closing price of our common stock as traded on The Nasdaq National Market as of December 31, 2005, which was $41.52, less the per share exercise price, multiplied by the number of shares underlying the options. The weighted average exercise price of the exercisable options held by Mr. Grimstad was $16.00, by Mr. Whitson was $8.21, by Mr. Yazdian was $2.65, by Mr. Torino was $16.00 and by all the named executive officers as a group was $7.42. The weighted average exercise price of the unexercisable options held by Mr. Grimstad was $16.00, by Mr. Whitson was $16.00, by Mr. Yazdian was $34.00, by Mr. Torino was $16.00 and by all the named executive officers as a group was $21.12.
Compensation of Directors
      In 2005, directors who were not employees of iPayment or its affiliates were paid an annual retainer of $20,000. Management directors received no additional compensation for serving on our board of directors of committees. In addition, non-employee directors were paid $1,000 for each committee meeting they attended. Non-employee directors also received annual grants of non-qualified options pursuant to the Non-Employee Directors Stock Option Plan. Each non-employee director was entitled to receive options to purchase 4,627 shares of common stock upon commencing services as a director and, during the course of their service, options to purchase 4,627 shares of common stock on the date of each annual stockholders’ meeting thereafter. Directors were reimbursed for their actual expenses incurred in attending board, committee and stockholder meetings, including those for travel, meals and lodging.
      On May 16, 2005, the Board of Directors of iPayment established a Special Committee of the Board of Directors (the “Special Committee”) to evaluate the merger and related transactions. On June 28, 2005, the compensation to be provided to members of the Special Committee for their services on the Special Committee was set pursuant to a resolution of the Board of Directors at (i) $10,000 per month and (ii) $1,000 per meeting attended by a member in person. In addition, the Chairman of the Special Committee will receive an additional payment of $25,000 for his time and efforts as the Chairman of the Special Committee. The Special Committee completed its work in December 2005. None of iPayment’s executive officers served as members of the Special Committee.
      Following the closing of the Transactions, we do not pay our directors, Gregory S. Daily or Carl. A. Grimstad, any compensation for their service as directors.

PRINCIPAL STOCKHOLDERS
      On May 10, 2006, Holdings acquired all of our issued and outstanding common stock. Holdings is a wholly-owned subsidiary of iPayment Investors. The general partner of iPayment Investors is iPayment GP, LLC (“GP”). Under the limited partnership agreement of iPayment Investors, GP is granted full authority to act on behalf of iPayment Investors and the limited partners of iPayment Investors may not participate in management of iPayment Investors or vote for the election, removal or replacement of GP. The board of directors of GP is comprised of Gregory S. Daily and Carl A. Grimstad and any action by the board requires the vote of both directors. As a result, Messers. Daily and Grimstad may be deemed to share beneficial ownership of all of our outstanding shares. Messers. Daily and Grimstad disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Mr. Daily’s indirect percentage interest in us is 65.8% (including shares held in trust for the benefit of certain family members of Mr. Daily) and Mr. Grimstad’s percentage interest in us is 34.2% (including shares held by certain members of Mr. Grimstad’s immediate family). None of our other executive officers beneficially own any of our shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Effect of the Merger on Share Ownership of Executive Officers
      On May 10, 2006, pursuant to an Agreement and Plan of Merger dated as of December 27, 2005, by and among iPayment, MergerCo and Holdings, MergerCo was merged with and into iPayment, with iPayment remaining as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of iPayment Investors, which is a Delaware limited partnership formed by Gregory Daily, the Chairman and Chief Executive Officer of iPayment, Carl Grimstad, the President of iPayment, and certain parties related to them.
      The following table shows the shares and options that were cashed out and the consideration expected to be received by the executive officers named in connection with the merger:

	Number of iPayment	Number of iPayment	Aggregate
Name	Shares	Options	Cash Payment

Gregory S. Daily(1)	—	—	$—
Carl A. Grimstad(2)	352,982	50,000	16,729,717
Clay M. Whitson	214,889	238,810	17,385,907
Robert S. Torino	286,324	20,000	13,005,094
Afshin M. Yazdian	16,500	128,167	4,895,134

(1)	Mr. Daily and entities related to him contributed to Holdings an aggregate of 2,493,842 shares in connection with the merger. Mr. Daily also contributed $3.4 million in cash in connection with the merger.

(2)	Mr. Grimstad contributed to Holdings an aggregate of 890,722 shares in connection with the merger.
     As of March 29, 2006, our Chief Financial Officer, Clay Whitson, held 100,000 shares of restricted stock. Immediately prior to the effective time of the merger, each share of iPayment’s common stock in the form of restricted stock became, subject to applicable securities laws, transferable and the restrictions thereon lapsed. Such shares would otherwise have vested over a ten-year period at a rate of 10,000 shares per year, with the first 10,000 shares scheduled to vest on May 3, 2006. The following table sets forth the number of shares of iPayment’s common stock owned by Mr. Whitson, together with the aggregate payments that were made in connection with such share ownership upon the completion of the merger:

	Number of Shares	Price per	Aggregate
	of Restricted Stock	Share	Payment
Name
Clay M. Whitson	100,000	$43.50	$4,350,000
      Pursuant to the terms of the merger agreement, the vesting of all unvested stock options to purchase iPayment’s common stock accelerated upon the completion of the merger, and, as a result, all outstanding options were fully vested upon the completion of the merger. Options with an exercise price equal to or greater than $43.50 per share, however, were canceled at the effective time of the merger without any payment or other consideration. All other options were canceled, and each option holder was entitled to receive a cash payment equal to the difference between $43.50 (less any applicable withholding taxes) and the exercise price of the applicable option, multiplied by the number of shares subject to the option. The following table sets forth the cash amounts, before taxes and any withholding, that each of iPayment’s directors and executive officers received in respect of their stock options upon completion of the merger:

	Common Stock
	Subject to Options	Common Stock
	at an Exercise	Subject to Options	Weighted
	Price Equal to or	at an Exercise	Average
	Greater Than	Price Less Than	Exercise	Aggregate
Name	$43.50 per Share	$43.50 per Share	Price	Payment

Gregory S. Daily	—	—	$—	$—
Carl A. Grimstad	—	50,000	16.00	1,375,000
Clay M. Whitson	—	238,810	9.84	8,038,235
Robert S. Torino	—	20,000	16.00	550,000
Afshin M. Yazdian	—	128,167	10.91	4,177,384
Directors and executive officers as a group	—	436,977	11.14	$14,140,617
Promissory Notes and Warrants
      At December 31, 2003, we had notes payable to our Gregory S. Daily, our Chairman and Chief Executive Officer, for $4.5 million. In January 2004, we repaid $4.5 million to Mr. Daily in full payment of the note.
Convertible Promissory Notes
      A general partner and member of various entities affiliated with Summit Partners, L.P., formerly a 5% shareholder of us, was a member of our Board of Directors. In March 2002, we executed convertible subordinated promissory notes to entities affiliated with Summit Partners in an aggregate of $14.9 million (and together with unaffiliated parties an aggregate of $15.0 million) for the acquisition of E-Commerce Exchange. These notes bore interest at 4.52% and had a maturity date of March 19, 2008. The notes and a portion of the accrued interest thereon were convertible, at the option of the holders, into shares of our common stock. The conversion option was exercised by the holders in August 2005.
Other Transactions
      Mr. Daily owns Hardsworth, LLC, an investment company. We reimbursed Hardsworth approximately $77,000, $202,000 and $201,000 in 2005, 2004 and 2003, respectively for use of an executive jet for corporate purposes. Hardsworth owns a 100% interest in the jet.
      Mr. Daily owns a 34% interest in Century II Staffing, Inc., a professional employer organization. From January 2001 through June 2003, Century II Staffing provided human resources and benefits administration services to us. We paid approximately $88,000 to Century II Staffing in 2003 for these services. Effective July 1, 2003, we transferred our human resource and benefits administration services to a different provider.

DESCRIPTION OF CERTAIN INDEBTEDNESS
      We summarize below the principal terms of the agreements that will govern the new senior secured credit facility. In addition, in connection with the syndication of the new senior secured credit facility, the pricing and structure of the new senior credit facility may be changed by the administrative agent, in consultation with us, subject to certain limitations. This summary is not a complete description of all of the terms of the agreements. Defined terms used herein and not defined will have the meanings ascribed thereto in the credit agreement governing the new senior secured credit facility (the “credit agreement”).
New Senior Secured Credit Facility
      Summary. Our new senior secured credit facility provides for the following:

•	a seven-year $515.0 million Term Facility the proceeds of which will (i) finance our previously announced merger with iPayment; (ii) repay certain of our existing debt; and (iii) pay fees and expenses incurred in connection with the Transactions; and

•	a six-year $60.0 million Revolving Facility, which includes a Swingline Loan facility and is available from time to time until the sixth anniversary of the Closing Date.
      Incremental Facility. Our credit agreement gives us the ability to request an increase in the amount of the Term Facility or the Revolving Facility, or the addition of one or more new term facilities, in an aggregate amount of up to $40.0 million.
      Prepayments and Amortization. Subject to customary and other exceptions, the new senior secured credit facility shall be prepaid with: (i) 100% of the net cash proceeds of asset sales and dispositions by us and our subsidiaries; (ii) 100% of the net cash proceeds of issuances of certain debt obligations by us and our subsidiaries; and (iii) 75% of annual Excess Cash Flow subject to reduction to 50% at a leverage ratio below 4.50:1.00 and to 0% at a leverage ratio below 3.00:1.00. Each such prepayment shall be applied to the new senior secured credit facility in the following manner: first, at our option, to any scheduled principal installments due within the following twelve months in direct order of maturity and, thereafter, ratably to all remaining principal repayment installments of the Term Facility and, second, to the outstanding under the Revolving Facility, but without reduction of the commitments thereunder.
      Voluntary prepayments are permitted, in whole or in part, subject to minimum prepayment or reduction requirements; provided that voluntary prepayments of certain loans on a date other than the last day of the relevant interest period are subject to the payment of customary breakage costs, if any. Each such prepayment of the Term Facility shall be applied to reduce scheduled principal repayments as directed by us.
      The unutilized portion of any commitment under the new senior secured credit facility may be reduced or terminated by us at any time without penalty subject to minimum reduction requirements.
      The credit agreement requires us to make quarterly amortization payments equal to 0.25% of the initial aggregate Term Borrowings to be payable at the end of each quarter prior to maturity and 93.25% of the initial aggregate Term Borrowings to be payable at maturity.
      Interest Rates and Fees. The interest rates under the new senior secured credit facility (other than in respect to Swingline Loans) are calculated, at our option, at either BBA LIBOR or the alternate base rate, which is the higher of the Bank of America prime rate or the Federal Funds rate plus 0.50%, plus, in each case, the Applicable Margin which differs for the Term Facility and the Revolving Facility. Overdue principal, interest, fees and other amounts shall bear interest at a rate that is 2.0% above the rate then borne by such borrowing. A commitment fee equal to 0.50% on the unused portion of the new senior secured credit facility will accrue and will be payable until we deliver financial statements for the first full fiscal quarter following the Closing Date, and thereafter, a percentage per annum determined in accordance with a pricing grid set forth in the credit agreement.
      Outstanding Letter of Credit fees will be equal to the Applicable Margin from time to time on Revolving Facility Eurodollar Rate advances on a per annum basis and will be payable quarterly in arrears and shared proportionately by the lenders under the Revolving Facility. In addition, a fronting fee will be payable to the fronting bank for its own account in an amount equal to 0.125% per annum of the amount available to be drawn under such letter of credit, shall be payable to the fronting bank for its own account quarterly in arrears.
      Ranking. As of June 30, 2006, we had consolidated indebtedness outstanding of approximately $723.7 million. Of this amount, $521.5 million was senior secured debt, which ranked senior to the exchange notes, and our subsidiaries that are not guarantors had $3.0 of total balance sheet liabilities. We would have been able to borrow up to an additional $52.5 under our senior credit facility.
      Guarantees. The obligations under the credit agreement are guaranteed by us, and each of our existing and future direct and indirect material domestic subsidiaries.
      Security. The loans are secured by a first-priority perfected security interest in substantially all of our assets in each case, now owned or later acquired, including a pledge of all equity interests and notes owned by us; and each of our present and future subsidiaries, provided that only 65% of the voting equity interests of our and our domestic subsidiaries’ “first-tier” non-U.S. subsidiaries are required to be pledged in respect of the obligations under the credit agreement. The loans are also secured by all proceeds and products of the property and assets described above.
      Covenants. The new senior secured credit facility documentation contains certain customary covenants that, subject to significant exceptions, restrict our and our subsidiaries’ ability to, among other things (i) declare dividends or redeem or repurchase equity interests by us or our subsidiaries; (ii) prepay, redeem or purchase certain debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or modify specified debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) change accounting policies; (x) become a general partner; (xi) enter into speculative transactions; (xii) transact with affiliates; and (xiii) engage in businesses that are not related to our existing business. In addition, under our credit agreement, we will be required to comply with specified financial ratios and tests, including a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio.
      In determining compliance with the above financial covenant requirements, Consolidated EBITDA, Consolidated Funded Indebtedness and Consolidated Interest Charges will be calculated in accordance with the defined terms in the credit agreement for our new senior secured credit facility. These definitions are expected to include a number of adjustments that will make them different from the terms EBITDA, consolidated debt and interest expense as they are commonly used. While Consolidated EBITDA is expected to include a number of adjustments similar to those used in calculating Adjusted EBITDA, it may differ from Adjusted EBITDA, and will differ from Consolidated Cash Flow as defined in the indenture for the notes.
      In addition, the new senior secured credit facility documentation contains certain customary affirmative covenants, including requirements for financials reports and other notices from us. The credit agreement also includes a covenant that requires us to obtain interest rate protection in a notional amount equal to 50% of our floating rate indebtedness for borrowed money for a period of two years from the Closing Date.
      Events of Default. Events of default, which are subject to grace periods and exceptions, as set forth in the credit agreement include, but are not limited to: (i) our failure to pay principal or interest when due; (ii) any representation or warranty proving to have been materially incorrect; (iii) covenant defaults; (iv) judgment defaults; (v) customary ERISA defaults; (vi) invalidity of loan documents or impairment of collateral; (vii) events of bankruptcy; and (viii) a change of control.

DESCRIPTION OF EXCHANGE NOTES
      You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to iPayment, Inc. and not to any of its subsidiaries.
      We issued the private notes to the initial purchasers on May 10, 2006 and incurred the obligation to issue the exchange notes under an indenture, dated May 10, 2006, between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act.
      The terms of the exchange notes are identical in all material respects to the private notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the private notes, as the “Notes.”
      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a note holder. A copy of the indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of the Company and each Guarantor under the Notes. The terms of the Notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the Notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      The Company issued $205.0 million aggregate principal amount of Notes on May 10, 2006 and may, subject to compliance with the covenant described under “— Certain Covenants — Limitation on Debt,” as well as with the other covenants in the indenture which are described under “— Certain Covenants” issue additional Notes (the “Additional Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture. Any Additional Notes that the Company issues in the future will be substantially identical in all respects to the Notes that the Company issued on May 10, 2006, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions, offers to purchase and for all other voting purposes under the indenture, except that Additional Notes issued in the future may have different issuance prices and will have different issuance dates. Unless otherwise indicated, all references herein are to the Notes, including any Additional Notes.
      The Company will issue Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes and the Company or a Guarantor may act as paying agent or registrar. The Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate trust office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of holders.
      Any Notes that remain outstanding after the completion of the Exchange Offer, together with the exchange notes issued in connection with the Exchange Offer and any Additional Notes, will be treated as a single class of securities under the indenture.
Brief Description of Notes
      The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Indebtedness of the Company under the Credit Agreement;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are fully and unconditionally guaranteed, jointly and severally, by the Guarantors; and

•	are effectively subordinated to any future Indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors.
      As of June 30, 2006, the Company and the Initial Guarantors had $521.5 million of Senior Debt and the Company’s Subsidiaries that are not guaranteeing the Notes had $3.0 million of total balance sheet liabilities.
      As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.
Principal, Maturity and Interest
      The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $205.0 million will be issued in this offering. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on May 15, 2014.
      Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing November 15, 2006. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1. Any Additional Interest due will be paid on the same dates as interest on the Notes. See “— Registration Rights.”
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date to which it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      For so long as the Notes are held in one or more Global Notes (as defined herein), the Company will pay all principal, interest and premium and Additional Interest, if any in respect of the Notes represented by Global Notes by wire transfer of immediately available funds to the account specified by the Holder of the relevant Global Note (so long as such wire transfer may be so made). Otherwise, if a Holder has given wire transfer instructions to the Company at least 30 days prior to the applicable payment date, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions (so long as such wire transfer may be so made). All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Note Guarantees
      The obligations of the Company pursuant to the Notes and the indenture will be fully and unconditionally, jointly and severally guaranteed on an unsecured senior subordinated basis by the Guarantors. Each Note Guarantee:

•	is a general unsecured obligation of that Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including the Guarantee by that Guarantor of Indebtedness under the Credit Agreement;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.
      The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Fraudulent conveyance laws could void the guarantees of the notes.” As of June 30, 2006, the Initial Guarantors had $521.5 million of Senior Debt, $521.2 million of which was guarantees of Indebtedness under the Credit Agreement.
      Note Guarantees, including Note Guarantees of the Initial Guarantors, may be released in accordance with the covenant described under “— Certain Covenants — Guarantees.”
Subordination
      The payment of principal, interest and premium and Additional Interest, if any, on the Notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company, including Senior Debt of the Company Incurred after the Issue Date.
      The holders of Senior Debt of the Company will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trusts described below under the caption” — Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”), in the event of any distribution to creditors of the Company in connection with:

(1) any liquidation or dissolution of the Company;

(2) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) any assignment for the benefit of creditors; or

(4) any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described below under the caption” — Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) if:

(1) a default (a “payment default”) in the payment of principal, premium or interest on Designated Senior Debt of the Company occurs and is continuing; or

(2) any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of such Designated Senior Debt.
      Payments on the Notes may and will be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default on Designated Senior Debt of the Company, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt of the Company has been accelerated.
      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the Notes that have come due have been paid in full in cash or Cash Equivalents.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described below under the caption “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder, as the case may be, has actual knowledge that the payment is prohibited (provided that such actual knowledge of the Holder will not be required in the case of any payment default on Designated Senior Debt), the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company or if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.
      The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than other creditors of the Company.
      Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor Incurred after the Issue Date, on substantially the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors — The notes and the related guarantees are subordinated in right of payment to all of our and the subsidiary guarantors’ existing and future senior debt, and are effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured debt.”
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt the amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”
A Payment Blockage Notice may only be given by a representative of holders of Designated Senior Debt that has been designated by the Company as eligible for the giving of such a notice. The Credit Agreement currently prohibits the Company from so designating any Designated Senior Debt other than Indebtedness outstanding under the Credit Agreement.
      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any business entity that succeeds to the rights and obligations of the Company as provided for by a plan of reorganization with respect to the Company; and

(2) debt securities of the Company or any Guarantor or any business entity that succeeds to the rights and obligations of the Company or such Guarantor as provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.
      “Senior Debt” of any Person means:

(1) all Indebtedness of such Person outstanding under the Credit Agreement;

(2) all Obligations of such Person in respect of any Receivables Financing;

(3) any other Indebtedness of such Person, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).
      Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor;

(2) any Indebtedness of the Company or any Guarantor to any of their Subsidiaries;

(3) any trade payables;

(4) the portion of any Indebtedness that is Incurred in violation of the covenant described under “Certain Covenants — Incurrence of Indebtedness;” provided that no such violation shall be deemed to exist for purposes of this clause (4) if a good faith determination shall be made by the Board of Directors of the Company evidenced by a Board Resolution or by the Chief Financial Officer of the Company evidenced by an officer’s certificate, that any Indebtedness being Incurred under any Credit Facility is (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would be) permitted by such covenant;

(5) any Indebtedness of the Company or any Guarantor that, when Incurred, was without recourse to the Company or such Guarantor; or

(6) any repurchase, redemption or other obligation in respect of Disqualified Stock or Preferred Stock.
Optional Redemption
      At any time prior to May 15, 2009, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with net cash proceeds of one or more Equity Offerings (or an amount of funds equal thereto) at least equal to the principal amount of Notes so redeemed (the “Redemption Amount”); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.
      At any time prior to May 15, 2010, the Company may, at its option, redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption.
      Except pursuant to the two preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to May 15, 2010.
      On or after May 15, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage

2010	104.875%
2011	102.438%
2012 and thereafter	100.000%
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.
      No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture; provided that the Company shall not be obligated to repurchase Notes in the event that it has exercised its right to redeem all of the Notes as described under “— Optional Redemption.” In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. If such notice is mailed prior to the occurrence of such Change of Control, such notice will state that such offer is conditioned on such occurrence. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; provided that no Note will be repurchased in part if less than $1,000 in principal amount of such Note would be left outstanding;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      Prior to complying with the provisions of this covenant, but in any event no later than 30 days following a Change of Control, the Company will either obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant or repay any such Senior Debt for which such consent is required and has not been obtained. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement will, subject to certain exceptions, prohibit the Company from purchasing any Notes, and will also provide that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its express terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) (i) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written agreement that releases the Company or such Restricted Subsidiary from further liability therefor or (ii) in respect of which the Company or such Restricted Subsidiary has no obligation following such Asset Sale;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding and any then outstanding Investments made pursuant to clause (14) of the definition of Permitted Investments, not to exceed the greater of (i) $25.0 million and (ii) 8% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may apply an amount equal to all or part of the amount of such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to (a) make capital expenditures or (b) purchase Replacement Assets (or enter into a binding agreement to purchase any such Replacement Assets; provided that (x) such purchase is consummated within 60 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).
Pending the final application of an amount equal to the amount of any such Net Proceeds (such equal amount, the “Net Proceeds Amount”), the Company may temporarily reduce revolving credit borrowings or otherwise invest or apply such Net Proceeds in any manner that is not prohibited by the Indenture.
      On the 366th day after the receipt of any Net Proceeds from an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) of the preceding paragraph, the later date of expiration of the 60 day period set forth in such clause (2)) or such earlier date, if any, as the Company determines not to apply any portion of the Net Proceeds Amount relating to such Asset Sale as set forth in preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate Net Proceeds Amount that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders of Notes and (to the extent the Company elects) all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.
      The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. No Note will be repurchased in part if less than $1,000 in principal amount of such Note would be left outstanding. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale Offer will no longer be deemed to be Excess Proceeds.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The Credit Agreement will, subject to certain exceptions, prohibit the Company from purchasing any Notes, and also will provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.
Certain Covenants
Restricted Payments
      (A)     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to the Notes or any Note Guarantees and is held by Persons other than the Company or any of its Restricted Subsidiaries, except (a) a payment of principal at the Stated Maturity thereof (including any scheduled sinking fund payment, scheduled principal payment or payment at final maturity) or (b) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (6), (8) through (10) and (11) (which shall be included therein only to the extent of one half of the amounts paid pursuant to such clause (11) and only to the extent Consolidated Net Income is not reduced by such amounts) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of assets (other than cash) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting (x) from repayments of loans or advances, or other transfers of assets or returns of capital, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds and Fair Market Value of assets (other than cash) received from the sale or other disposition of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are (at the Company’s option) included in the calculation of Consolidated Net Income for the purposes of clause 3(a) above or applied to reduce the amount of Investments made pursuant to clause (13) of paragraph (B) below pursuant to the last paragraph of the definition of “Investments”), (y) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or (z) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person after the Issue Date.
      (B)     The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (13) below, no Default has occurred and is continuing or would be caused thereby, any of the following (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the payment of any dividend or making of any other payment or distribution by a Restricted Subsidiary of the Company to holders of any series of its Equity Interests on a pro rata basis (or, in the case of holders other than the Company and its Restricted Subsidiaries, on no more than a pro rata basis, and in the case of the Company and its Restricted Subsidiaries, on at least a pro rata basis), measured by value;

(3) the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness subordinated to the Notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to the Company, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or any Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3) (b) of the preceding paragraph (A);

(6) the purchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof or taxes due in connection with such exercise;

(7) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent held by any current or former employee, officer or director of the Company or any of its Subsidiaries or any other Management Investor, including pursuant to the terms of any employment agreement, employee equity subscription agreement, stock option agreement or similar agreement or otherwise, and any loan, advance, dividend or distribution by the Company to any Parent to permit any Parent to make any such purchase, redemption or other acquisition or retirement for value; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2.5 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years (which amount shall be increased by the amount of any cash proceeds received by the Company after the Issue Date to the extent not already applied in any prior calendar year to make repurchases pursuant to this clause (7) from, or as a contribution to its capital from, (x) sales of Equity Interests (other than Disqualified Stock of the Company) to Management Investors to the extent the cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause 3(b) of paragraph (A) of this covenant and (y) any “key man” life insurance policies);

(8) dividends on Preferred Stock of a Restricted Subsidiary of the Company or on Disqualified Stock of the Company or its Restricted Subsidiaries issued in accordance with the covenant “— Incurrence of Indebtedness” to the extent such dividends are included in the definition of Fixed Charges;

(9) any Restricted Payment made pursuant to the Merger Agreement;

(10) the payment of dividends or making of other payments or distributions by the Company to holders of its Equity Interests (x) for so long as the Company is treated as an S corporation or a qualified subchapter S subsidiary for Federal income tax purposes (a “Flow-Through Entity”), in an amount equal to the Permitted Tax Distributions and (y) for so long as the Company is not a Flow-Through Entity but is a member of a consolidated, combined or unitary income tax group of which it is not the common parent, in amounts required to pay Federal, state, local and foreign income tax obligations imposed to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, however, in each case the amount of such payments in respect of any Tax Period does not exceed the amount that the Company and its Subsidiaries would have been required to pay in respect of Federal, state, local and foreign income taxes in respect of such Tax Period determined using the Assumed Tax Rate as if the Company and its Subsidiaries filed separate income tax returns on a separate company basis;

(11) without duplication as to amounts dividended or distributed under clause (10) above, loans, advances, dividends or distributions to any Parent or other payments by the Company or any of its Restricted Subsidiaries to pay or permit any Parent to pay Parent Expenses;

(12) any principal payment on or with respect to any Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to the Notes or any Note Guarantee (x) made from Net Proceeds to the extent permitted by the covenant described under “— Repurchase at the Option of Holders — Asset Sales” and (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Repurchase at the Option of Holders — Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to repaying any such Indebtedness; or

(13) other Restricted Payments in an aggregate amount (net of amounts reducing the amount of any Investment made pursuant to this clause (13) in accordance with the last paragraph of the definition of “Investments”) not to exceed $15.0 million.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than 30 days after the date of making any Restricted Payment (other than a Permitted Payment), which alone or combined with all other Restricted Payments with respect to which the Company has not previously delivered a certification pursuant to this paragraph have an aggregate Fair Market Value in excess of $5.0 million, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.
Incurrence of Indebtedness
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been Incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any of its Restricted Subsidiaries under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate principal amount (or face amount in the case of letters of credit) at any one time outstanding pursuant to this clause (1) not to exceed $615.0 million, less the aggregate principal amount of Indebtedness Incurred and outstanding pursuant to this clause (1) that has been permanently repaid (with a corresponding commitment reduction, in the case of revolving credit Indebtedness) out of the Net Proceeds of Asset Sales by the Company or any Restricted Subsidiary thereof pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) Existing Indebtedness;

(3) Indebtedness represented by the Notes (other than any Additional Notes) and the related Note Guarantees;

(4) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment or other assets used or to be used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

(5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (14) or (15) of this paragraph;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness (and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor), such Indebtedness must be expressly subordinated in right of payment to the prior payment in full of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant;

(8) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) Indebtedness constituting reimbursement obligations with respect to letters of credit provided or issued in the ordinary course of business; provided that, upon the drawing of such letters of credit in an aggregate face amount equal to or exceeding $10.0 million, such obligations are reimbursed within 30 days following such drawing or Incurrence (it being understood that any failure to make such reimbursement shall not cause such Indebtedness not to be Senior Debt);

(12) Indebtedness (A) in respect of performance, surety, appeal or other similar bonds, bankers’ acceptances, or other similar instruments or obligations provided or issued, or relating to liabilities or obligations (other than to support an obligation for borrowed money) incurred, in the ordinary course of business or (B) in respect of the financing of insurance premiums in the ordinary course of business;

(13) Indebtedness to the extent that net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14) Indebtedness of Persons that are acquired by the Company or any Restricted Subsidiary of the Company or consolidated or merged with or into the Company or a Restricted Subsidiary of the Company in accordance with the terms of the Indenture; provided that such Indebtedness is not Incurred in contemplation of such acquisition, consolidation or merger; and provided further that after giving effect to such acquisition, consolidation or merger (x) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Company’s Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, consolidation or merger; or

(15) Indebtedness (x) issued by the Company or any of its Restricted Subsidiaries to a seller or any Affiliate thereof as part of the consideration for an acquisition of assets, Merchant Portfolios, a business or a Subsidiary by the Company or any Restricted Subsidiary or (y) consisting of or arising from agreements providing for earnouts or similar obligations Incurred in connection with the acquisition of any business, assets, Merchant Portfolio or Person, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace Indebtedness Incurred pursuant to this clause (15), not to exceed $10.0 million at any time outstanding;

(16) Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Receivables Financing; and

(17) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50.0 million.

      For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; and (ii) in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness as of the time of its Incurrence in any manner that complies with this covenant (and may include the amount and type of such Indebtedness in one or more of such clauses, including in part under one such clause and in part under another such clause). In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (17) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
      For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that if such Indebtedness is Incurred to refund, refinance or replace other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such new Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refunded, refinanced or replaced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refund, refinance or replace other Indebtedness, if Incurred in a different currency from the Indebtedness being refunded, refinanced or replaced, shall otherwise be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refunding, refinancing or replacement.
      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
Limitation on Senior Subordinated Debt
      The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor will Incur any Indebtedness that is expressly subordinated in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor, or by reason of any priority of any Lien over any other Lien, or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the Company or any Guarantor (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired (the “Initial Lien”), unless all payments due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the Note Guarantees, prior or senior thereto). Any such Lien thereby created in favor of the Notes or any Note Guarantee will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the covenant described under the caption “— Guarantees” or (iii) with respect to the property or assets sold, exchanged or transferred, upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien, in each case in accordance with the provisions of the Indenture.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;
provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including application of any remedy bar thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction.

      However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are (in the good faith determination of the Board of Directors or senior management of the Company) not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2) set forth in the Indenture, the Notes and the Note Guarantees;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are (in the good faith determination of the Board of Directors or senior management of the Company) not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided that for purposes of this clause (4), if a Person other than the Company is the Successor in a transaction pursuant to the covenant described under “— Merger, Consolidation or Sale of Assets,” any Subsidiary of such Person or property or assets of any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor;

(5) (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is or is subject to a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on or easement relating to, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) with respect to cash or other deposits or net worth imposed or required by customers, suppliers, sponsoring banks, processors or vendors or by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business;

(8) pursuant to (x) purchase money obligations not otherwise prohibited by the Indenture that impose encumbrances or restrictions on the property or assets so acquired, or (y) Hedging Obligations;

(9) existing under, by reason of or with respect to any Indebtedness Incurred subsequent to the Issue Date if (in the good faith determination of the Board of Directors or senior management of the Company) such encumbrances and restrictions taken as a whole (i) are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions in effect on the Issue Date, or (ii) are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings and (in the case of this clause (ii)) the relevant encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(10) existing under, by reason of or with respect to customary provisions contained in agreements or other documents governing a joint venture, partnership or similar arrangements entered into in the ordinary course of business; or

(11) pursuant to an agreement or instrument relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

Merger, Consolidation or Sale of Assets
      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation, limited liability company or limited partnership; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person, as the case may be, the “Successor”) (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to one or more agreements in form reasonably satisfactory to the Trustee (provided that if the Company or Successor is not a corporation there must be a co-obligor of the Notes that is a Wholly Owned Restricted Subsidiary and that is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia);

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (i) the Company or the Successor will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness;” or (ii) the Fixed Charge Coverage Ratio of the Company or the Successor would be greater than such ratio of the Company immediately prior to such transaction;

(4) each Guarantor, unless such Guarantor is (x) a Guarantor that will be released from its obligations under its Note Guarantee in connection with such transaction or (y) the Person with which the Company has entered into a transaction under this covenant, will have confirmed in writing that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to such consolidation, transfer or disposition have been complied with.
      Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the Successor formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance, lease or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the Successor and not to the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such Successor had been named as the Company in the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture and the Notes, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligations under the Indenture or the Notes.
      Clause (3) above of this covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets of, between or among the Company and any of its Restricted Subsidiaries, or (b) any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity. Clause (2) above of this covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets in which the surviving Person or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition is made is the Company or a Guarantor.
      The first paragraph of this covenant shall not apply to any of the transactions contemplated by the Merger Agreement.
Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or primarily for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company; provided that at any time during which no Disinterested Director is serving on such Board of Directors, no such Board Resolution or approval shall be required if the Company delivers to the Trustee a fairness opinion meeting the requirements of clause (b) below with respect to such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries and/or any Receivables Entity;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company (as determined in good faith by the Company’s Board of Directors);

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments,” Permitted Payments and transactions excluded from the definition of Restricted Payments;

(4) any offering, issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Company or capital contribution to the Company;

(5) transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries, and transactions pursuant thereto; and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment is in the ordinary course of business or has been approved by the Board of Directors of the Company;

(7) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the Company and containing customary terms, taken as a whole;

(8) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(9) any transaction in the ordinary course of business with customers, suppliers, joint ventures, joint venture partners, sales agents, sales representatives, independent sales groups or sellers of goods and services on terms not less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(10) execution, delivery and performance of a tax sharing agreement with respect to any of the Permitted Payments described in clause (B)(10) of the covenant described under “— Restricted Payments,” or any Related Taxes;

(11) the transactions contemplated by the Merger Agreement, all transactions in connection therewith (including, but not limited to, the financing thereof), and all fees and expenses paid or payable in connection with such transactions;

(12) any transaction in the ordinary course of business or approved by a majority of the Board of Directors of the Company between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity controlled by the Company (and of which no other Affiliate of the Company (other than any Subsidiary thereof) directly or indirectly holds any Capital Stock); and

(13) any agreement to do any of the foregoing.
Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than any co-obligor of the Notes created pursuant to the covenant described above under the caption “— Merger, Consolidation or Sale of Assets”) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness;”

(2) (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if the Subsidiary being so designated has consolidated assets greater than $1,000, then the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments;”

(3) such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof at the time of such designation;

(4) at the time of such designation the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect legal obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence upon giving effect to such designation.
      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.
      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness;”

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens;” and

(4) no Default or Event of Default would be in existence upon giving effect to such designation.
Guarantees
      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary is a Guarantor or substantially concurrently executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt as provided in the Indenture.
      A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to one or more agreements in form reasonably satisfactory to the Trustee; or

(b) such consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” to the extent applicable.
      The Note Guarantee of a Guarantor will be released, discharged and terminated (and the preceding paragraph will not apply):

(1) upon any direct or indirect sale or other disposition (by consolidation, merger or otherwise) of any Capital Stock of or any interest in a Guarantor in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” following which such Guarantor is no longer a Restricted Subsidiary of the Company;

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) upon the release, discharge or termination of the Guarantee which resulted in the creation of such Note Guarantee pursuant to the first paragraph under “— Certain Covenants — Guarantees” (including the Guarantee of the Credit Agreement in the case of any Initial Guarantor), except a discharge, release or termination by or as a result of payment under such Guarantee; or

(4) upon legal defeasance of the Notes or satisfaction and discharge of the Indenture as provided below under the captions “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge.”
Upon any such occurrence specified in this paragraph, the Trustee shall execute documents reasonably required in order to evidence the release, discharge and termination in respect of such Note Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any such release, discharge and termination in respect of such Note Guarantee.
Business Activities
      The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend on the same terms and conditions and in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Following the consummation of the exchange offer contemplated by the registration rights Agreement, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that it would be required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would be required so to file such documents if it were so subject, unless, in any case, such filings are not then permitted by the Commission.
      If such filings with the Commission are not then permitted by the Commission, or such filings are not yet required in accordance with the above paragraph or are not generally available on the Internet free of charge, the Company will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Company’s cost.
      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation (as determined in good faith by the Company) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
      So long as any of the Notes remain restricted under Rule 144, the Company will make available upon request to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default; provided, however, that so long as any Indebtedness permitted to be Incurred pursuant to the Credit Agreement will be outstanding, that acceleration will not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by the Company and the Agent under the Credit Agreement of written notice of the acceleration of the Notes.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.
      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the applicable Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other existing creditors of the Company or with the actual intent of hindering, delaying or defrauding creditors of the Company;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or that impairs the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment of principal of, or interest or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(9) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including amending, changing or modifying any definition to the extent relating thereto;

(10) amend or modify any of the provisions of the Indenture providing for, or the related definitions to the extent affecting, the subordination of the Notes or any Note Guarantee in any manner adverse to the Holders; or

(11) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain Covenants — Guarantees” or otherwise to add Guarantees with respect to the Notes, or to secure the Notes, or to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to conform the text of the Indenture, the Notes or any Note Guarantee to any provision of this “Description of Notes;”

(9) to provide that any Indebtedness that becomes an obligation of a Successor or a Guarantor pursuant to any merger or consolidation (and that is not expressly subordinated in right of payment to the Notes or the Note Guarantees) is pari passu in right of payment with the Notes or the applicable Note Guarantee; or

(10) to provide for the issuance of Additional Notes in accordance with the Indenture.

      The consent of the applicable Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment or waiver.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums then payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Registration Rights; Additional Interest
      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes.

      The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the closing of the offering of the Private Notes. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to use commercially reasonable efforts to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will use commercially reasonable efforts to offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.
      If:

(1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy;

(2) for any reason, the Exchange Offer is not consummated within the required time period; or

(3) any Holder of Notes:

(a) is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, and in the case of clause (3) such Holder so notifies the Company, the Company and the Guarantors will use commercially reasonable efforts to file with the Commission a Shelf Registration Statement to cover resales of the Notes by such Holder if such Holder satisfies certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
      The Registration Rights Agreement will provide:

(1) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will use their commercially reasonable efforts to file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of this offering;

(2) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will use their commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of this offering;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will use their commercially reasonable efforts to

(a) commence the Exchange Offer; and

(b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.

      If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Additional Interest to each Holder of Transfer Restricted Notes (as defined below), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Transfer Restricted Notes held by such Holder (regardless of the number of Registration Defaults that may have occurred and be continuing).
      The amount of the Additional Interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Transfer Restricted Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum (regardless of the number of Registration Defaults that may have occurred and be continuing).
      All accrued Additional Interest will be paid by the Company on each interest payment date in the same manner as interest payments are made.
      Following the cure of all Registration Defaults, the accrual of Additional Interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period.
      For purposes of the foregoing, “Transfer Restricted Notes” means each Note until the earliest to occur of (1) the date on which such note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such Note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume or manner of sale restriction.
      Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Concerning the Trustee
      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      The Exchange Notes will initially be represented in the form of one or more Global Notes in definitive, fully-registered book-entry form, without interest coupons, that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.
      You may hold your interests in the global notes directly through DTC, if you are participants in such system, or indirectly through organizations which are participants in such system.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under “— Exchange of Global Notes for Certificated Notes.”
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the

Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default that has occurred and is continuing under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law and the Company and the Trustee receive evidence thereof satisfactory to them.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”
Same Day Settlement and Payment
      The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      The Company expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions
      Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Additional Interest” means all additional interest, if any, owing on the Notes pursuant to the Registration Rights Agreement.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of such Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.
      “Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at May 15, 2010 (such redemption price being described under the fourth paragraph of “— Optional Redemption”) plus (2) all remaining required interest payments due on such Note through May 15, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets (other than as provided in the following clause (2)); and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued or sold to foreign nationals to the extent required by applicable law).
Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.0 million;

(2) a transaction governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(3) any sale, lease, conveyance, disposition or issuance to the Company or to another Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of Cash Equivalents;

(6) any sale, conveyance or other disposition of accounts or notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” any Permitted Investment and any Permitted Payment;

(8) any sale, conveyance or other disposition of any property, equipment or other assets that is surplus, damaged, worn out or obsolete;

(9) the creation of a Lien not prohibited by the Indenture;

(10) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable arising in the ordinary course of business; and

(11) any sale, conveyance or other disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or the exercise of termination rights under any lease, license, concession or other agreement in the ordinary course of business.
      “Assumed Tax Rate” means, for or in respect of any Tax Period and any item of income, the greater of (x) the maximum combined United States Federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included in income by an individual resident of New York City, and (y) the maximum combined United States Federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City. In computing the Assumed Tax Rate, effect will be given to the deductibility for Federal income tax purposes of state and local income taxes.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
      “Business Day” means any day other than a Legal Holiday.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) cash;

(2) obligations issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than five years from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (a) any lender under the Credit Agreement, (b) any domestic commercial bank having capital and surplus in excess of $500.0 million or (c) any bank with a commercial paper rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services and in each case maturing within nine months after the date of acquisition;

(6) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than five years from the date of acquisition;

(7) investments in funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Commission under the Investment Company Act of 1940, as amended; and

(9) investments similar to any of the foregoing, and of comparable credit quality and tenor, denominated in foreign currencies, as reasonably required in connection with any business conducted by a Foreign Subsidiary in the jurisdiction where such foreign currency is legal tender, and approved by the Board of Directors.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person (other than the Permitted Holders) and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or a Parent, becomes the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of such transferee Person and (ii) more of the voting power of the Voting Stock of such transferee Person than the voting power of the Voting Stock of such transferee Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such transferee Person is a Wholly Owned Subsidiary of any Parent, no such “person” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such transferee Person unless such “person” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders or a Parent, becomes the Beneficial Owner, directly or indirectly, of (i) 35% or more of the voting power of the Voting Stock of the Company and (ii) more of the voting power of the Voting Stock of the Company than the voting power of the Voting Stock of the Company Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as the Company is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of the Company unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after giving effect to such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders or a Parent, becomes, directly or indirectly, the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of the surviving Person and (ii) more of the voting power of the Voting Stock of such surviving Person than the voting power of the Voting Stock of such surviving Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such surviving Person is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such surviving Person unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock.

      The transactions contemplated by the Merger Agreement shall not constitute or give rise to a Change of Control.
      “Commission” means the United States Securities and Exchange Commission.
      “Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, including such taxes paid by such Person and its Restricted Subsidiaries with respect to minority interest income or expense for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any extraordinary, unusual or non-recurring losses, charges or expenses of such Person and its Restricted Subsidiaries to the extent that any such losses, charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) for any quarter in the year ended December 31, 2005, all adjustments to “EBITDA” used in connection with the calculation of pro forma “Adjusted EBITDA” for the year ended December 31, 2005 (as set forth under “Management’s Discussion and Analysis of Results of Operation and Financial Condition — Non-GAAP Financial Measure.”) to the extent such adjustments were used in computing such Consolidated Net Income in such period and continue to be applicable; plus

(6) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary to the extent such expense was deducted in computing Consolidated Net Income; minus

(7) (A) non-cash items (other than the accrual of revenue), and extraordinary, unusual or non-recurring gains and (B) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary, in each case to the extent increasing such Consolidated Net Income for such period;
in each case, on a consolidated basis and determined (in each case to the extent applicable) in accordance with GAAP.
      For purposes of this definition of “Consolidated Cash Flow,” if such Person is a Flow-Through Entity, any Permitted Tax Distributions made or which may be made by such Person shall be included as though such amounts had been paid as income taxes directly by such Person for such period and to the extent that such amounts were deducted in computing the Consolidated Net Income of such Person.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed, loaned or advanced to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, to the extent otherwise included:

(1) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included (i) solely for the purpose of determining the amount available for Restricted Payments under clause (A)(3) of “Certain Covenants — Restricted Payments” only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary thereof and (ii) solely for the purpose of determining Consolidated Cash Flow only to the extent of the amount of dividends or distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration and payment of dividends and similar distributions, and the making of loans and advances, by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired (in a pooling of interests or similar transactions) during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any non-cash compensation expense recorded from grants of restricted stock, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries will be excluded;

(6) any unrealized gains or losses in respect of currency Hedging Obligations will be excluded;

(7) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person will be excluded;

(8) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations owing between or among any of the Company and its Restricted Subsidiaries will be excluded; and

(9) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments) will be excluded.

      In addition, for purposes of determining the amount available for Restricted Payments under clause (A)(3) under the covenant described under “— Certain Covenants — Restricted Payments,” Consolidated Net Income may (at the Company’s option) be reduced as contemplated by clause (A)(3)(c) of such covenant.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors or one or more Permitted Holders who were members of such Board of Directors at the time of such nomination or election.
      “Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date by and among the Company, iPayment Holdings Inc., the guarantor parties thereto, Bank of America, N.A., as Administrative Agent and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original Credit Agreement or one or more other credit agreements, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder,

(iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other financing arrangements, in each case with one or more banks or other lenders or institutions, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any of such banks, lenders or institutions to special purpose entities formed to borrow from any of such banks, lenders or institutions against such receivables), letters of credit, bankers’ acceptances or other Indebtedness (including, without limitation, Indebtedness under any indenture or similar financing agreement and any bonds or notes issued thereunder), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original credit agreement governing any such debt facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-cash Consideration.
      “Disinterested Directors” means, with respect to any Affiliate Transaction, each member of the Board of Directors of the Company who is not an employee of the Company or its Affiliates and has no direct or indirect material financial interest in or with respect to such Affiliate Transaction other than as a result of an Equity Interest in the Company or any Parent.
      “Disqualified Stock” means any Capital Stock (other than Management Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding or following sentence, any Capital Stock, options, warrants or rights that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock, options, warrants or rights upon the occurrence of a change of control or an asset sale (as either such phrase is defined thereunder) will not constitute Disqualified Stock if the terms of such Capital Stock, options, warrants or rights provide that the Company may not repurchase or redeem any such Capital Stock, options, warrants or rights pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights to acquire Capital Stock (other than in respect of Management Stock) that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (y) that is a sale of Capital Stock of a Parent the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries.
      “Existing Indebtedness” means (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid, and (ii) Indebtedness arising from agreements existing on the Issue Date providing for earn outs or similar obligations Incurred in connection with the acquisition of a business, assets, Merchant Portfolio or a Restricted Subsidiary.
      “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company and, if the Fair Market Value exceeds $3.0 million, by the Board of Directors of the Company, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution attached to an Officers’ Certificate delivered to the Trustee. Notwithstanding the foregoing, with respect to the determinations made under clauses (A)(3)(b) and (A)(3)(c) and the first sentence of the last paragraph of the covenant described under “— Certain Covenants — Restricted Payments,” the Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.
      “Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, and net of interest income, whether received or accrued, of such Person and its Restricted Subsidiaries for such period; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person (other than such Person or one of its Restricted Subsidiaries) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, other than (x) dividends on Equity Interests payable solely in Equity Interests (other than

Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and (y) Permitted Tax Distributions, and unless (a) such Person is a Flow-Through Entity or (b) such dividends are paid or accrued on Preferred Stock of any Restricted Subsidiary that is a joint venture or similar entity and not a Wholly Owned Restricted Subsidiary owned by the minority investor in such Restricted Subsidiary, times a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases, discharges or otherwise acquires or retires any Indebtedness or issues, repurchases, redeems or otherwise acquires or retires Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Indebtedness, or such issuance, repurchase, redemption or other acquisition or retirement of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of Merchant Portfolios, business entities or property and assets constituting a division, operating unit of a business or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (1) not formed under the laws of the United States of America or any state thereof or the District of Columbia, or (2) a Subsidiary of any Foreign Subsidiary or (3) a Foreign Subsidiary Holding Company.
      “Foreign Subsidiary Holding Company” means any Restricted Subsidiary that has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities.
      “GAAP” means generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated Cash Flow,” “Consolidated Net Income,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Net Income,” and “Total Assets,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture).
      “Government Securities” means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantor” means any Subsidiary of the Company that enters into a Note Guarantee in accordance with the provisions of the Indenture and its successors and assigns until released from its obligations under its Note Guarantee and the Indenture in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other similar agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, commodity forward contracts and other similar agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other similar agreements or arrangements with respect to foreign currency exchange rates.
      “Holder” means a Person in whose name a Note is registered.
      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee of, or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with substantially the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or any of its Restricted Subsidiaries as accrued or paid.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends;
if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and Preferred Stock) would appear as a liability on the balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, to the extent so guaranteed by the specified Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors of the Company or the issuer of such Capital Stock.
      The amount of any Indebtedness outstanding as of any date (except as expressly provided above and in the definition of Capitalized Lease Obligation) will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount (or, in the case of letters of credit, the face amount) thereof, in the case of any other Indebtedness; and

(3) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at the time of determination.
      “Initial Guarantors” means all of the Domestic Subsidiaries of the Company that Guarantee the Indebtedness under the Credit Agreement on the Issue Date.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments by such Person in other Persons on a balance sheet of such Person prepared in accordance with GAAP.
      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
      The amount of any Investment at any time of determination shall be the original cost of such Investment, reduced (at the Company’s option) by the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of or upon the disposition of such Investment, which amount, in the case of any non-cash dividend, distribution, interest payment, return of capital or repayment received in respect of such Investment, shall be equal to the Fair Market Value of such dividend, distribution, interest payment, return of capital or repayment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (A)(3) of the covenant described under the caption “— Certain Covenants — Restricted Payments.”
      “Issue Date” means the date of original issuance of the Notes under the Indenture.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at the place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.
      “Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or any sales agents, sales representatives or independent sales groups providing marketing and related services to any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent; provided, however, that for the purposes of the definition Permitted Holders, Management Investors shall not include sales agents, sales representatives or independent sales groups that are not officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives.
      “Management Stock” means Capital Stock of the Company or any Parent (or any options, warrants or other rights in respect thereof) held by any of the Management Investors.
      “Merchant Portfolio” means a portfolio of merchant contracts.
      “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc., iPayment Merger Co., Inc. and iPayment, Inc.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of dividends paid on Preferred Stock of any such Person that is a Restricted Subsidiary or on Disqualified Stock of any such Person that is the Company or a Restricted Subsidiary (in each case to the extent such dividends constitute Fixed Charges and were paid pursuant to clause (8) of paragraph (B) of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”), excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
In this definition of “Net Income,” if such Person is a Flow-Through Entity, any Permitted Tax Distributions made or which may be made by such Person shall be included as though such amounts had been paid as income taxes directly by such Person for such period.
      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset

Sale), net of (1) the costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements (and, if the Company is a Flow-Through Entity, Permitted Tax Distributions made or that may be made with respect to income or gain arising as a result of such Asset Sale), (3) amounts required to be applied to the payment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the Asset Sale or the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.
      “Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, that meets the requirements of the Indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.
      “Parent” means any Person of which the Company at any time is or becomes a Subsidiary on or after the Issue Date.
      “Parent Expenses” means, without duplication, (a) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection and in compliance with, applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (b) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (c) fees and expenses payable by any Parent in connection with the transactions contemplated by the Merger Agreement, (d) other operational expenses of any Parent incurred in the ordinary course of business in an amount not to exceed $1.0 million in any fiscal year, (e) expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by, contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed and (f) Related Taxes.
      “Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.
      “Permitted Holder” means any of (i) Gregory S. Daily, Carl A. Grimstad, and their Affiliates and Related Parties, (ii) other Management Investors and any of their Affiliates (but only with respect to their Beneficial Ownership of up to 10% in the aggregate of the voting power of the Voting Stock of the Company or any Parent, as the case may be), and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a Beneficial Owner constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or from a sale, conveyance or other disposition of property or assets that does not constitute an Asset Sale;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6) stock, obligations or securities received in settlement of debts or claims, or upon foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or in connection with bankruptcy or insolvency of other Persons;

(7) loans, advances or other extensions of credit (including Guarantees) to or in respect of sales agents, sales representatives, independent sales groups, customers or suppliers, in the ordinary course of business; receivables created or acquired or pledges or deposits made in the ordinary course of business; and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) loans or advances to equityholders of any Person acquired by the Company or any of its Subsidiaries to fund taxes and expenses payable by such equityholders in connection with such acquisition not to exceed $5.0 million in the aggregate outstanding at any one time;

(10) loans or advances to officers and employees not to exceed $5.0 million in the aggregate outstanding at any one time;

(11) Investments existing, or made pursuant to legally binding commitments existing, on the Issue Date;

(12) loans or advances to any current or former employee, officer, or director of the Company or any of its Restricted Subsidiaries or any other Management Investor in connection with such Person’s purchase of Equity Interest of the Company or any Parent in an aggregate amount at any time outstanding not to exceed the amount of Permitted Payments permitted pursuant to clause (7) of paragraph (B) of the covenant described under “— Certain Covenants — Restricted Payments”;

(13) (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company or any Parent, provided that if such Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(14) other Investments, together with all other Investments made pursuant to this clause (14) since the Issue Date and all Designated Non-cash Consideration received pursuant to clause (2)(c) under the first paragraph under the caption “Repurchase at the Option of Holders — Asset Sales” and that is at that time outstanding, not to exceed the greater of (a) $25.0 million and (b) 8% of Total Assets.
      If any Investment pursuant to clause (14) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment (at the Company’s option) shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and not clause (14) above for so long as such Person is a Restricted Subsidiary of the Company.
      “Permitted Liens” means:

(1) Liens on the assets of the Company and any Restricted Subsidiary of the Company securing Senior Debt;

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(5) Liens securing the Notes and the Note Guarantees;

(6) Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secure (or under such written arrangements with respect to the Indebtedness being refinanced could secure) the Indebtedness being refinanced;

(8) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(9) Liens securing Indebtedness or other obligations of any Receivables Entity; and

(10) Liens securing obligations that do not exceed $5.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (any of the foregoing, “refinance”) other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith (in each case as determined by the Company in good faith));

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with or expressly subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Permitted Refinancing Indebtedness is Incurred by either (a) a Restricted Subsidiary that is a Guarantor, or that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or that could have Incurred such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded in compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness” or (b) the Company.
      “Permitted Tax Distributions” means, for or in respect of any fiscal year or other tax period (each a “Tax Period”) of the Company, an amount equal to the product of (x) the Taxable Income for such Tax Period multiplied by (y) the Assumed Tax Rate with respect to each amount included therein. Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any direct or indirect holders of Equity Interests in the Company.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
      “Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.
      “Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

      “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.
      “Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.
      “Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a “Receivables Subsidiary” by the Board of Directors of the Company and no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (x) is at any time guaranteed by the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary), excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), (y) is at any time recourse to or obligates the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary) in any way, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), or (z) subjects any asset of the Company or its Restricted Subsidiaries (other than any Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company).
      “Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors, Banc of America Securities LLC and J.P. Morgan Securities Inc. and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.
      “Related Parties” means, with respect to each of Gregory S. Daily and Carl A. Grimstad, any of their respective family members or relatives, or trusts, partnerships or limited liability companies for the benefit of any of them or any such family members or relatives, or any of their respective heirs, executors, successors or legal representatives.
      “Related Taxes” means any taxes, charges or assessments (other than taxes measured by income) required to be paid by any Parent by virtue of being organized or existing or having Capital Stock outstanding, or being a holding company parent of, or receiving dividends, distributions or other payment from the Company, any Restricted Subsidiary thereof or any Parent, or having guaranteed or given any security interest in respect of any obligations of the Company or any Restricted Subsidiary thereof, or having made any payment in respect of any Parent Expenses.
      “Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) Merchant Portfolios and/or any related assets, or (3) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Taxable Income” means, for or in respect of any Tax Period, the taxable income of the Company determined for Federal income tax purposes as if the Company were an individual and directly or indirectly wholly-owned Subsidiaries of the Company were disregarded entities for Federal income tax purposes.
      “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the balance sheet of the Company as at the end of the most recent fiscal period for which internal financial statements are available, prepared in conformity with GAAP.
      “Treasury Rate” means, with respect to any date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from such date of redemption to May 15, 2010; provided, however, that if the period from such date of redemption to May 15, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to May 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of the material United States federal income tax considerations relevant to the exchange of the private notes for exchange notes in the exchange offer, and the ownership and disposition of the exchange notes. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as available and in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different than those set forth below.
      This summary does not address the tax considerations arising under the U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction. The following summary deals only with notes held as capital assets by holders who acquired the private notes at the initial offering price and not with special classes of holders such as:

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      “U.S. holder” means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entities taxable as corporations), created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to (A) the primary supervision of a U.S. court and (B) the authority of one or more U.S. persons to control all of its substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
      A “non U.S. holder” is a beneficial owner of an exchange note that is not a U.S. holder.
      In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships which hold the exchange notes, and partners in such partnerships, should consult their tax advisors.
TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER OF AN EXCHANGE NOTE IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED OR RELIED UPON, AND CANNOT BE USED OR RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER U.S. FEDERAL TAX LAWS; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE EXCHANGE NOTES; AND (C) A HOLDER OF AN EXCHANGE NOTE SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Consequences to U.S. Holders
      Interest. You generally must include interest paid on the exchange notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.
      In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. holder recognizes if there is only a remote chance, as of the date the exchange notes were issued, that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions (see “Description of the Exchange Notes — Repurchase at the Option of Holders — “Change of Control”) as affecting the timing or amount of income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on your exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing (and possibly the character) of the income recognized by you. If we pay a premium pursuant to the change of control provisions, you should consult your own tax advisor about the treatment of such amounts.
      Sale, Exchange or Redemption of the Exchange Notes. Upon the sale, exchange or redemption of an exchange note, you generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note generally will equal the cost of the private note to you. Such capital gain or loss will be long-term capital gain or loss if you have held the private note for more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.
      Exchange Offer. The exchange of the private notes for the exchange notes will not constitute a taxable exchange. As a result, (i) a U.S. holder will not recognize taxable gain or loss as a result of exchanging such U.S. holder’s private notes; (ii) the holding period of the exchange notes will include the holding period of the private notes exchanged therefor; and (iii) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the private notes exchanged therefor immediately before such exchange.

Consequences to Non-U.S. Holders.
      Interest. If you are a non-U.S. holder, payments of principal of, and interest on, the exchange notes will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person” within the meaning of the Code;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or if you hold your notes through certain intermediaries, you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.
      Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.
      If you cannot satisfy the requirements described above, a 30% U.S. federal withholding tax will apply to payments of interest on the exchange notes, unless you provide us with a properly executed and updated (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.
      If you are engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with your conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although payments to you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. If you are eligible for the benefits of an applicable U.S. income tax treaty, effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a “permanent establishment” in the U.S. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.
      Sale, Exchange or Redemption of the Notes. Any gain realized by you on the sale, exchange or redemption of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the U.S. (or if a U.S. income tax treaty applies, the gain is effectively connected with your conduct of a trade or business in the U.S. and attributable to a U.S. “permanent establishment” maintained by you); or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or redemption, and certain conditions are met.
      If your gain is described in the first bullet point above, you generally will be required to pay U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain.
      Backup Withholding and Information Reporting. A backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and of proceeds of the sale or redemption of an obligation, to certain noncorporate U.S. holders. The backup withholding tax rate is 28% for years through 2010. If you are a noncorporate U.S. holder, you will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. If you are a non-U.S. holder, under current Treasury Regulations, payments of principal and interest on any exchange notes you hold will not be subject to any backup withholding or information reporting requirements if you, or a financial institution holding the exchange note on your behalf in the ordinary course of its trade or business, provide us with the certification of non-U.S. status described under “— Consequences to Non-U.S. Holders — Interest”, and we do not have actual knowledge or a reason to know that the certification is incorrect. In addition, if you are a non-U.S. holder, you will not be subject to backup withholding or information reporting with respect to the proceeds of a sale of an exchange note if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption. However, we will generally be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.
      You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION
      We are not using any underwriters for this exchange offer. We also are bearing the expenses of the exchange.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 13, 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      The SEC considers broker-dealers that acquired private notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of exchange notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use the prospectus for the exchange offer in connection with a resale of the exchange notes or the private notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. These broker-dealers cannot rely on the position of the staff of the SEC set forth in the Exxon-Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters. We acknowledge that such a secondary resale for the purpose of distributing the exchange notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the exchange notes and related guarantees and certain related legal matters will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS
      The consolidated financial statements of iPayment, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus is part of a registration statement on Form S-4 (including the exhibits, schedules, and amendments to the registration statement) we have filed with the SEC under the Securities Act with respect to the exchange notes. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.
      We are not currently subject to the periodic reporting and other informational requirements of the Securities. However, pursuant to the indenture governing the private notes, we have agreed that, whether or not required to do so by the rules and regulations of the SEC, so long as any private notes remain outstanding, we will furnish to the trustee, beginning with respect to the fiscal quarter ending March 31, 2006:

•	all quarterly and annual fiscal information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

•	all current reports (excluding exhibits) that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.
      Upon the effectiveness of the registration statement, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements, and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 100 F Street, N.W., Washington, D.C. 20549 and the SEC’s regional office at 233 Broadway, New York, New York 10279. Copies of the materials filed with the SEC can also be obtained from the Public Reference Room of the SEC at its Washington, D.C. address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be obtained without charge at the SEC’s Website at www.sec.gov. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number: 40 Burton Hills Boulevard, Suite 415, Nashville, TN 37215, and our telephone number is (615) 665-1858. Attention: Corporate Secretary, (615) 665-1858. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of iPayment, Inc.:
      We have audited the accompanying consolidated balance sheets iPayment, Inc.(a Delaware Corporation) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of iPayment, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in the relation to the basic financial statements take as a whole, presents fairly in all material respects the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of iPayment, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2006, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Los Angeles, California
February 16, 2006

iPAYMENT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

	(in thousands, except share
	data and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,023	$888
Accounts receivable, net of allowance for doubtful accounts of $508 and $130 at December 31, 2005 and December 31, 2004, respectively	22,718	17,031
Prepaid expenses and other current assets	2,549	6,765

Total current assets	26,290	24,684
Restricted cash	3,090	3,248
Property and equipment, net	2,907	2,749
Intangible assets, net of accumulated amortization of $65,199 and $28,896 at December 31, 2005 and December 31, 2004, respectively	192,343	219,331
Goodwill, net	105,178	79,360
Deferred tax asset, net	5,757	701
Other assets, net	5,416	6,175

Total assets	$340,981	$336,248

LIABILITIES and STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,394	$2,418
Accrued liabilities and other	24,575	11,377

Total current liabilities	30,969	13,795
Minority interest in equity of consolidated subsidiary	431	—
Related party long-term debt	—	15,937
Long-term debt	100,228	152,500

Total liabilities	131,628	182,232

Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock, $0.01 par value; 17,422,800 shares authorized, no shares issued or outstanding at December 31, 2005 or December 31, 2004	—	—
Common stock, $0.01 par value; 180,000,000 shares authorized, 17,725,181 shares issued and outstanding at December 31, 2005; 180,000,000 shares authorized, 16,757,891 shares issued and outstanding at December 31, 2004	155,870	132,825
Deferred compensation	(3,413)	(2,318)
Retained earnings	56,896	23,509

Total stockholders’ equity	209,353	154,016

Total liabilities and stockholders’ equity	$340,981	$336,248

See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(in thousands, except per share data)
Revenues	$702,712	$364,182	$226,052
Operating expenses:
Interchange	407,736	176,562	114,255
Other costs of services	213,138	135,316	76,571
Selling, general and administrative	18,062	12,437	8,012

Total operating expenses	638,936	324,315	198,838

Income from operations	63,776	39,867	27,214
Other expense (income):
Interest expense	8,657	2,707	9,928
Other expense (income)	1,423	(279)	265

Income before income taxes and minority interest in earnings of consolidated subsidiary	53,696	37,439	17,021
Income tax provision	20,915	12,704	1,403
Minority interest in loss of consolidated subsidiary	606	—	—

Net income	33,387	24,735	15,618
Accretion of mandatorily redeemable convertible preferred stock	—	—	(652)

Net income allocable to common stockholders	$33,387	$24,735	$14,966

Basic and diluted earnings per common share:
Earnings per share
Basic	$1.96	$1.50	$1.14
Diluted	$1.84	$1.39	$1.02
Weighted average shares outstanding
Basic	17,049	16,545	13,131
Diluted	18,259	18,137	15,052
See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Stockholders’ Equity

	Common Stock			Retained
			Deferred	Earnings
	Shares	Amount	Compensation	(Deficit)	Total

	(in thousands, except share data)
Balance at December 31, 2002	6,736,075	$29,736	$(25)	$(16,192)	$13,519
Issuance of common stock for cash	5,625,000	75,589	—	—	75,589
Issuance of common stock in acquisition	118,409	3,000	—	—	3,000
Cancellation of shares in payment of note receivable	(38,057)	(957)	—	—	(957)
Conversion of debt to common stock	563,606	9,026	—	—	9,026
Issuance of common stock upon exercise of warrants	2,012,648	36	—	—	36
Exercise of stock options and related tax benefits	197,901	1,278	—	—	1,278
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	(652)	(652)
Conversion of preferred stock to common stock	1,192,470	7,322	—	—	7,322
Amortization of deferred compensation	—	—	25	—	25
Issuance of stock options to nonemployees for services rendered	—	30	—	—	30
Net income				15,618	15,618

Balance at December 31, 2003	16,408,052	$125,060	$—	$(1,226)	$123,834
Exercise of stock options and related tax benefits	256,647	4,333	—	—	4,333
Issuance of restricted stock to employees	93,192	3,410	(3,410)	—	—
Amortization of restricted stock	—	—	1,092	—	1,092
Issuance of stock options to nonemployees for services rendered	—	22	—	—	22
Net income				24,735	24,735

Balance at December 31, 2004	16,757,891	$132,825	$(2,318)	$23,509	$154,016
Exercise of stock options and related tax benefits	240,448	5,307	—	—	5,307
Issuance of restricted stock to employees	100,000	3,625	(3,625)	—	—
Amortization of restricted stock	—	—	1,530	—	1,530
Restricted stock cancelled	(35,228)	(1,334)	1,000	—	(334)
Conversion of debt to common stock	662,070	15,331	—	—	15,331
Issuance of stock options to nonemployees for services rendered	—	116	—	—	116
Net income				33,387	33,387

Balance at December 31, 2005	17,725,181	$155,870	$(3,413)	$56,896	$209,353

See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(in thousands)
Cash flows from operating activities:
Net income	$33,387	$24,735	$15,618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,657	20,143	8,041
Noncash interest expense	987	681	6,383
Changes in assets and liabilities:
Accounts receivable	(5,687)	(3,923)	(5,995)
Prepaid expenses and other current assets	4,260	(4,137)	(1,327)
Other assets	(5,757)	(2,922)	1,375
Accounts payable	3,961	(625)	67
Accrued liabilities and other	4,420	4,499	(4,099)

Net cash provided by operating activities	76,228	38,451	20,063

Cash flows from investing activities:
Changes in restricted cash	209	7,893	(7,850)
Expenditures for property and equipment	(1,133)	(897)	(631)
Acquisitions of businesses, portfolios and other intangibles, net of cash acquired	(24,148)	(148,572)	(75,662)
Payments related to businesses previously acquired	(990)	(2,000)	(2,099)

Net cash used in investing activities	(26,062)	(143,576)	(86,242)

Cash flows from financing activities:
Net (repayments) borrowings on line of credit	(52,500)	107,500	43,950
Repayments of debt	(721)	(4,526)	(55,267)
Proceeds from issuance of common stock	3,190	2,306	76,398

Net cash (used in) provided by financing activities	(50,031)	105,280	65,081

Net increase (decrease) in cash and cash equivalents	135	155	(1,098)
Cash and cash equivalents, beginning of period	888	733	1,831

Cash and cash equivalents, end of period	$1,023	$888	$733

See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	2005	2004	2003

	(in thousands)
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$20,179	$9,968	$872
Cash paid during the period for interest	$8,241	$1,753	$3,417
Supplemental disclosure of noncash investing and financing activities:
Accrual of deferred payment for purchase of business previously acquired	$9,500	$—	$—
Settlement of income tax withholding obligations through receipt of iPayment common stock	$334	$—	$—
Conversion of debt to common stock	$15,331	$—	$9,026
Mandatorily redeemable convertible preferred stock:
Accretion	$—	$—	$652
Conversion to common stock	$—	$—	$7,322
Settlement of notes receivable through receipt of iPayment common stock	$—	$—	$957
Acquisitions of businesses funded with
Common stock	$—	$—	$3,000
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business and Basis of Presentation
Organization and Business
      iPayment, Inc. was originally incorporated as iPayment Holdings, Inc. in Tennessee and was reincorporated in Delaware under the name iPayment, Inc. iPayment is a provider of card-based payment processing services to small business merchants located across the United States. We enable merchants to accept credit and debit cards as payment for their products and services by providing card authorization, data capture, settlement, risk management, fraud detection and chargeback services. Our services also include data organization and retrieval, ongoing merchant assistance and resolution support in connection with disputes with cardholders. We market and sell our services primarily through independent sales groups.
      As used in these Notes to Consolidated Financial Statements, the terms “iPayment”, the “Company”, “we”, “us”, “our” and similar terms refer to iPayment, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.
Basis of Presentation
      iPayment was formed by management of iPayment Technologies, Inc. (“Technologies”), the predecessor company of iPayment, in February 2001. On April 12, 2001, iPayment acquired 94.6% of the common stock of Technologies in a transaction (accounted for as identical ownership) whereby holders of 94.6% of the common stock of Technologies exchanged their shares on a one-for-one basis for shares in iPayment. iPayment offered the owners of the remaining 5.4% in Technologies (the “minority stockholders”) the right to exchange their shares in Technologies for shares in iPayment on a one-for-one basis. This transaction for minority stockholders to exchange shares was consummated on July 8, 2002. Prior to the acquisition of Technologies, iPayment had no substantive operations.
      The accompanying audited consolidated financial statements of iPayment have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation.
      Certain prior year amounts have been reclassified to conform to the current year presentation, including separate presentation of interchange fees and classification of all depreciation and amortization expense as other cost of services in the consolidated statements of operations. Other costs of services include costs directly attributable to our provision of payment processing and related services to our merchants such as residual payments to independent sales groups, which are commissions we pay to our groups based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and MasterCard. In addition, other costs of services includes telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and service expenses, sponsorship costs and other third-party processing costs directly attributable to our provision of payment processing and related services to our merchants.
Significant Developments
      In December 2005, the Company signed a merger agreement with iPayment Holdings, Inc. (“Holdings”) and iPayment MergerCo, Inc., each of which is a Delaware corporation newly formed by Mr. Daily, Carl A. Grimstad, our President, and certain parties related to them, pursuant to which iPayment’s stockholders (other than Holdings) will receive $43.50 per share in cash in exchange for their iPayment shares. This amount will be increased by an amount equal to $0.0085 multiplied by the number of days, if any, from and after the 20th calendar day after satisfaction of the conditions precedent relating to stockholder approval, no injunction or illegality, and antitrust laws, through and including the day of the closing of the merger. In order to finance the transaction, Holdings has received a commitment letter for $760.0 million from Bank of America, N.A. and certain of its related entities, and equity commitments of up to $206.0 million from Mr. Daily and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Mr. Grimstad on their own behalf and on behalf of certain related parties. The merger, which is anticipated to be completed in the second quarter of 2006, is subject to the receipt of financing necessary to complete the transaction on the terms set forth in the commitments obtained by Holdings (or on other terms not less favorable to iPayment and Holdings, as determined by Holdings in its reasonable discretion), regulatory approvals, the approval of iPayment’s stockholders (including the approval of a majority of the stockholders of iPayment who are unaffiliated with Holdings), and other customary conditions. If the merger agreement is adopted and the merger is completed, we will no longer be a publicly-held corporation.
      Other expense relating to the work of the Special Committee of the Board of Directors, established to evaluate the non-binding proposal from a newly-formed entity, wholly-owned by Gregory S. Daily, our Chairman and Chief Executive Officer, to acquire all of the outstanding shares of iPayment and any alternative transactions, was approximately $1.5 million for the year ended December 31, 2005. The Special Committee consists of three independent directors.

2.	Summary of Significant Accounting Policies
Principles of Consolidation
      The consolidated financial statements include the accounts of iPayment, Inc. and its wholly owned subsidiaries iPayment of California, LLC, 1st National Processing Inc, E-Commerce Exchange Inc, iPayment of Maine, Inc, OnLine Data Corporation, CardSync Processing, Inc, CardPayment Solutions, LLC, Acquisition Sub, LLC, TS Acquisition Sub, LLC, PCS Acquisition Sub, LLC, Quad City Acquisition Sub, Inc, NPMG Acquisition Sub, LLC and iPayment Acquisition Sub, iPayment of Eureka, Inc, iPayment ICE Holdings, Inc, as well as its majority-owned subsidiary, iPayment ICE of Utah. All significant accounts, transactions and profits between the consolidated companies have been eliminated in consolidation. Significant accounts and transactions between iPayment, Inc., including its subsidiaries, and its directors and officers are disclosed as related party transactions (Note 11).
Use of Estimates
      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue and Cost Recognition
      Substantially all of our revenues are generated from fees charged to merchants for card-based payment processing services. We typically charge these merchants a bundled rate, primarily based upon the merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each credit or debit transaction. We charge all merchants higher discount rates for card-not-present transactions than for card-present transactions in order to compensate ourselves for the higher risk of underwriting these transactions. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees and fees for other miscellaneous services, such as handling chargebacks. We recognize discounts and other fees related to payment transactions at the time the merchants’ transactions are processed. We recognize revenues derived from service fees at the time the service is performed. Related interchange and assessment costs are also recognized at that time.
      We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are set by VISA and MasterCard and are based on transaction processing volume and are recognized at the time transactions are processed. Revenues generated from certain bank portfolios acquired as part of the FDMS acquisition are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.
      Other costs of services include costs directly attributable to processing and bank sponsorship costs, which amounted to $46.9 million, $27.7 million and $18.4 million in 2005, 2004 and 2003, respectively. They also include related services to our merchants such as residual payments to sales groups, which are commissions we pay to our sales groups based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which is a percentage of the charge volume we generate from Visa and MasterCard. In addition, other costs of services include telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs directly attributable to our provision of payment processing and related services to our merchants.
      Other costs of services also include depreciation and amortization expenses, which are recognized on a straight-line basis over the estimated useful life of the asset. Amortization of intangible assets results from our acquisitions of portfolios of merchant accounts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolio and other intangibles.
      Selling, general and administrative expenses consist primarily of salaries and wages.
Net Income and Loss per Share
      Earnings per share (“EPS”) is computed by dividing net income or loss available to common stockholders by the weighted average number of common and common stock equivalent shares (when dilutive) outstanding for the period. Net income or loss available to common stockholders represents reported net income or loss less accretion of mandatorily redeemable convertible preferred stock.
      Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS includes in-the-money stock options and warrants using the treasury stock method and also includes the assumed conversion of preferred stock and convertible debt using the if-converted method. For the years ended December 31, 2005 and 2004, respectively, approximately 281,000 and 31,000 stock options were excluded from the computation of diluted EPS because their inclusion would have been anti-dilutive. There were no anti-dilutive stock options in 2003.
      A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands) for the year ended:

	2005			2004			2003

	Income	Common	Per Share	Income	Common	Per Share	Income	Common	Per Share
	Available	Shares	Amount	Available	Shares	Amount	Available	Shares	Amount

Basic earnings per share	$33,387	17,049	$1.96	$24,735	16,545	$1.50	$14,966	13,131	$1.14
Effects of dilutive securities:
Stock options	—	697	(0.08)	—	870	(0.08)	—	1,259	(0.10)
Convertible debt	278	424	(0.03)	404	662	(0.02)	405	662	(0.02)
Restricted stock	—	89	(0.01)	—	60	(0.01)	—	—	—

Diluted earnings per share	$33,665	18,259	$1.84	$25,139	18,137	$1.39	$15,371	15,052	$1.02

Cash and Cash Equivalents and Statements of Cash Flows
      For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash and securities with original maturities of three months or less. Our cash accounts at various banks are insured by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. Cash and cash equivalents in excess of FDIC insured limits totaled $245,000 at December 31, 2005.
Restricted Cash
      Restricted cash represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses, and funds held by lending institutions pursuant to loan agreements to provide additional collateral. Restricted cash in excess of FDIC insured limits totaled $3,071,000 at December 31, 2005.
Accounts Receivable, net
      Accounts receivable are primarily comprised of amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 39 Offsetting of Amounts Related to Certain Contracts, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. The allowance for doubtful accounts as of December 31, 2005 and 2004 was $508,000 and $130,000, respectively. We record allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected.
Property and Equipment, net
      Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over two to five years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Depreciation expense for property and equipment for the years ended December 31, 2005, 2004 and 2003 was $1,608,000, $2,413,000 and $662,000, respectively. Maintenance and repairs are charged to expense as incurred. Expenditures for renewals and improvements that extend the useful life are capitalized.
Intangible Assets, net
      Intangible assets primarily include merchant accounts from portfolio acquisitions (i.e. the right to receive future cash flows related to transactions of these applicable merchants) (Note 4). All costs are amortized using the straight-line method over an estimated life as follows (in years), with no estimated residual values:

Weighted-average
Useful Life

Merchant processing portfolios	4 to 7 years
Other intangible assets	3 to 5 years
      The estimated useful lives of our merchant processing portfolios are assessed by evaluating each portfolio to ensure that the recognition of the costs of revenues, represented by amortization of the intangible asset, approximate the distribution of the expected revenues from each processing portfolio. If, upon review, actual attrition and cash flows indicate impairment of the value of the merchant processing portfolios, an impairment loss would be recognized. Historically, we have experienced an average monthly attrition of approximately 1.0% to 1.5% of our total charge volume.
      For all periods through the quarter ended June 30, 2006, the straight-line method of amortization over a seven-year period has resulted in the proper approximation of the distribution of the actual cash flows generated from our merchant processing portfolios. The adoption of an accelerated method of amortization based on an average historical attrition rate of approximately 15% over a fifteen-year period would have resulted in the recognition of similar amounts of amortization expense as the straight-line method used by us during the same periods. Commencing in the quarter ended September 30, 2006, we intend to adopt such an accelerated method of amortization over a 15-year period. We will monitor our actual attrition rate and adjust amortization schedules

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
accordingly to the extent necessary. We believe that the accelerated method of amortization better approximates the distribution of actual cashflows generated by our merchant processing portfolios.
      Estimated useful lives for other intangible assets are determined by the terms of the contracts.
      During 2005, 2004 and 2003, amortization expense related to intangible assets was $37,339,000, $16,649,000 and $6,596,000, respectively. As of December 31, 2005, estimated amortization expense for each of the five succeeding years is expected as follows
      (in thousands):

Year Ended	Amount

2006	$37,102
2007	36,003
2008	34,908
2009	33,001
2010	30,594
Thereafter:	20,735

Total	192,343

      Estimated future amortization expense is based on intangible amounts recorded as of December 31, 2005. Actual amounts will increase if additional amortizable intangible assets are acquired.
Goodwill, net
      Goodwill recognized from acquisitions initiated prior to July 1, 2001 was $6,621,000, net of accumulated amortization of $345,000 and was assigned to iPayment Technologies. It was being amortized on a straight-line basis over 20 years. We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002 and, accordingly, ceased the amortization of goodwill effective December 31, 2001. Goodwill recognized from acquisitions initiated after June 30, 2001, is assigned to the individual business acquired and is not amortized, but instead subjected to periodic testing for impairment. We completed our annual goodwill impairment review as of July 31, 2005, and determined that no impairment charge for goodwill was required at that time or at December 31, 2005.
Impairment of Long-Lived Assets
      We periodically evaluate the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flows, to assess recoverability. For merchant processing portfolios and residual cash flow streams, this evaluation is done on an individual portfolio level (which corresponds to the allocation of the original purchase price) using expected cash flows from the remaining pool of merchant accounts originally acquired for each portfolio. An impairment loss is recognized if the sum of the expected net cash flows is less than the carrying amount of the long-lived assets being evaluated. The difference between the carrying amount of the long-lived assets being evaluated and the fair value, calculated as the sum of the expected cash flows discounted at a market rate, represents the impairment loss. Based on the analyses we performed during 2005, we concluded that none of our long-lived assets were impaired.
      Purchased merchant processing portfolios are recorded at cost and are evaluated by management for impairment at the end of each fiscal quarter through review of actual attrition and cash flows generated by the portfolios in relation to the expected attrition and cash flows and the recorded amortization expense. If, upon review, actual attrition and cash flows indicate impairment of the value of the purchased merchant contracts, an impairment loss would be recognized.
      For all periods, purchased merchant processing portfolios were amortized using the straight-line method over seven years, and the estimated life for purchased merchant contracts was evaluated annually based on attrition experience on an individual portfolio basis. The analysis of the impairment for our merchant

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
processing portfolios is performed on an individual portfolio basis since the merchants within a portfolio have similarities in economic characteristics, annual charge volume, risk profiles and contractual terms.
Other Assets
      Other assets at December 31, 2005 and 2004, include approximately $1,099,000 and $1,289,000, respectively, of notes receivable (an additional $1,611,000 and $922,000 is included in prepaid expenses and other current assets at December 31, 2005 and 2004, respectively), representing amounts advanced to sales agents. The notes bear interest at amounts ranging from 6% to 10%, and are payable back to us through 2008. We secure the loans by the independent sales group’s assets, including the rights they have to receive residuals and the fees generated by the merchants they refer to us and any other accounts receivable and typically by obtaining personal guarantees from the individuals who operate the independent sales groups.
      Also included in other assets at December 31, 2005 and 2004, are approximately $2,952,000 and $3,795,000 of debt issuance costs (net of accumulated amortization of $1,686,000 and $926,000, respectively), which are being amortized over the term of the debt agreement. Other assets also include sales-type leases held for investment, which are stated at the present value of the future minimum lease payments and estimated residual values discounted at the rate implicit in the lease, net of allowances for losses. Sales-type leases held for investments included in other assets were approximately $1,077,000 and $952,000 at December 31, 2005 and 2004, respectively.
Reserve for Losses on Merchant Accounts
      We maintain a reserve for merchant losses necessary to absorb chargeback and other losses for merchant transactions that have been previously processed and which have been recorded as revenue. We analyze the adequacy of our reserve for merchant losses each reporting period. The reserve for merchant losses is comprised of three components: (1) specifically identifiable reserves for merchant transactions for which losses are probable and estimable, (2) a calculated reserve based upon historical loss experience applied to the previously processed transactions, and (3) a management analysis component for concentration issues and general macroeconomic and other factors. At December 31, 2005 and 2004, our reserve for losses on merchant accounts included in accrued liabilities and other totaled $1,144,000 and $1,121,000, respectively.
      The reserve for losses on merchant accounts is decreased by merchant losses (arising primarily from chargebacks) and is increased by provisions for merchant losses and recoveries of merchant losses. Provisions for merchant losses of $4,393,000, $3,936,000 and $2,391,000 for the years ended December 31, 2005, 2004 and 2003, respectively, are included in other costs of services in the accompanying consolidated statements of operations.
Financial Instruments
      We believe the carrying amounts of financial instruments at December 31, 2005, including cash, restricted cash, accounts receivable, sales-type leases held for investment, accounts payable and long-term debt approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivables, carrying amounts approximate the respective fair values. Generally, notes payable are variable or fixed-rate instruments at terms we believe would be available if similar financing were obtained from another third party. As such, their carrying amounts also approximate their fair value.
Stock-Based Compensation
      We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure — an amendment of FASB Statement No. 123. SFAS No. 148 requires prominent disclosures in annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We measure compensation expense for our stock option awards under the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
to Employees, (“APB 25”) and related interpretations. APB 25 requires compensation expense to be recognized based on the excess, if any, of the quoted market price of the stock at the date of the grant over the amount an employee must pay to acquire the stock.
      The following table presents the effect on net income and basic and diluted net income per common share had we adopted the fair value method of accounting for stock-based compensation under SFAS No. 123 (in thousands, except per share data):

	Year Ended December 31,

	2005	2004	2003

Net income, as reported	$33,387	$24,735	$14,966
Deduct: Total stock-based employee compensation expense determined under fair-value-based method	(2,338)	(1,635)	(1,034)

Pro forma net income	$31,049	$23,100	$13,932

Earnings per share:
As reported:
Basic	$1.96	$1.50	$1.14
Diluted	$1.84	$1.39	$1.02
Pro Forma:
Basic	$1.82	$1.40	$1.06
Diluted	$1.72	$1.30	$0.95
      The weighted-average fair value of each stock option included in the preceding pro forma amounts was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. Because additional options are expected to be granted each year, the above pro forma disclosures may not be representative of pro forma effects on reported results for future periods. The following assumptions were applied: (i) no expected dividend yield for all periods, (ii) expected volatility of 45%, 50% and 50% for 2005, 2004 and 2003, respectively (iii) expected lives of 3 years for all periods, (iv) and risk-free interest rates ranging from approximately 2% to 4% for all periods.
Income Taxes
      We account for income taxes pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes.
      Deferred taxes are calculated by applying enacted statutory tax rates and tax laws to future years in which temporary differences are expected to reverse. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A deferred tax valuation reserve is established if it is more likely than not that a deferred tax asset will not be realized.
Comprehensive Income
      We report comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There are no adjustments to net income (loss) to arrive at comprehensive income (loss).
Advertising Costs
      We recognize advertising costs as incurred. Advertising costs were $160,000, $81,000 and $52,000 in 2005, 2004 and 2003, respectively, and were included in selling, general and administrative expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
New Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. SFAS 123R also supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” This standard will be adopted by us as of January 2006 and will apply to all awards granted, modified cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS No. 123R permits public companies to adopt its requirements using one of three methods: the “modified prospective” method, the “modified retrospective” method to January 1, 2005, or the “modified retrospective” method to all prior years for which SFAS No. 123 was effective. We will adopt SFAS No. 123R following the modified prospective method in the first quarter of 2006, as required.
      As permitted by SFAS No. 123, we currently follow APB Opinion No. 25 which provides for the accounting for share-based payments to employees and directors using the intrinsic value method and, as such, we generally recognized no compensation cost for such stock options. We are currently in the process of assessing the impact that SFAS No. 123R will have on our consolidated income statement in 2006. The historical pro forma income statement disclosure may not be indicative of future results due to the uncertainty of the number of new option grants as well as the assumptions and valuation method used.

3.	Initial Public Offering
      In May 2003, we completed an initial public offering (“IPO”) whereby we sold 5,625,000 shares of common stock (which included underwriters’ overallotment) and received net proceeds of $75.6 million (after underwriters’ discount of $6.3 million and related offering expenses of $8.1 million). As described in Note 7, we used $55.7 million of the proceeds to repay debt that had a carrying value of $52.1 million and converted an additional $9.0 million of debt with a carrying value of $8.2 million into 562,500 shares of common stock. The repayment and conversion of debt resulted in recognition of a noncash pre-tax charge of approximately $4.4 million due to the acceleration of interest expense equal to the unamortized debt discount balance at the date of repayment or conversion. This charge of $4.4 million is included as interest expense in our consolidated statements of operations. Immediately prior to the offering we effected a reverse split of our outstanding common stock of 0.4627 shares for each share outstanding. All shares and per share calculations included in the accompanying consolidated financial statements have been adjusted to reflect this reverse split.

4.	Acquisitions
      The effective date of each of the acquisitions discussed in this Note are the dates the acquisitions were recognized in our financial statements, unless otherwise noted. For the twelve months ended December 31, 2005 and 2004, respectively, amortization expense related to our merchant processing portfolios and other intangible assets was $37.3 million and $16.6 million. For the year ended December 31, 2005, revenues attributable to acquisitions were $295.9 million or 87.4% of our total growth in revenues over 2004. For the year ended December 31, 2004, revenues attributable to acquisitions were $98.4 million or 71.3% of our total revenue growth from 2003. If we engage in fewer acquisitions in the future, the revenues attributable to new acquisitions may decline as a percentage of our total revenues.
First Data Merchant Services Merchant Portfolio
      On December 28, 2004, we entered into an Asset Purchase Agreement with First Data Merchant Services (“FDMS”), a subsidiary of First Data Corporation, pursuant to which we acquired a portfolio of merchant contracts (the “FDMS Merchant Portfolio”) for a price of $130.0 million in cash, of which $0.9 million related to certain rental equipment. Pursuant to the terms of the Asset Purchase Agreement, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
acquisition became effective on December 31, 2004, and we commenced receiving revenue from the merchant contracts on January 1, 2005. We expanded our revolving credit facility with Bank of America and JPMorgan Chase Bank to $180 million from $80 million to finance the acquisition. The purchase price allocated to merchant portfolios of $129.1 million is included in intangible assets in the accompanying consolidated balance sheets and is being amortized over seven years for financial reporting purposes and fifteen years for income tax purposes.
First Data Merchant Services Bank Portfolio
      On December 19, 2003, we entered into an asset purchase agreement with FDMS pursuant to which we acquired a portfolio of merchant accounts and agent bank agreements (the “FDMS Bank Portfolio”) from First Data for a price of $55.0 million in cash, of which $1.8 million related to certain rental equipment. The operating results of the FDMS Bank Portfolio were included in our consolidated statements of operations effective January 1, 2004. The purchase price allocated to merchant portfolios of $53.2 million is included in intangible assets in the accompanying consolidated balance sheets and is being amortized over seven years for financial reporting purposes and fifteen years for income tax purposes.
      Intangible assets consist of merchant portfolios of $3,700,000 and are being amortized over seven years. Goodwill and intangible assets are amortized over fifteen years for income tax purposes. The debt assumed in the acquisition was repaid during 2003.
Other Acquisitions
      Additionally, we have made various other purchases of residual cash flow streams and merchant processing portfolios, as well as two businesses — Petroleum Card Services (“PCS”) and National Processing Management Group (“NPMG”), and a 51 percent interest in a joint venture with a direct sales group (“ICE”) — collectively totaling $24.1 million during 2005. PCS, acquired in January 2005, expands our presence in the petroleum market. Our interest in ICE, acquired in June 2005, and NPMG, acquired in October 2005, provide us with a direct sales channel to help us further penetrate the small-merchant market. PCS was acquired during January 2005 and NPMG was acquired during October 2005. Consideration for both acquisitions included cash at closing and a contingent payment based upon future performance over two years. The acquisitions of PCS and NPMG were recorded under the purchase method and, due to their ongoing sales channels, resulted in an excess of purchase price over the fair value of the acquired assets, which was recorded as goodwill. The purchase prices for the residual cash flow streams and merchant processing portfolios have been primarily assigned to intangible assets in the accompanying consolidated balance sheets and are amortized over their expected useful lives of four to seven years. In addition, we accrued approximately $10.5 million of contingent payments in 2005 since certain earnout provisions were met during the year. As a result of these acquisitions and contingent payment accruals, we recorded approximately $10.2 million of intangible assets and $24.4 million of goodwill during fiscal 2005.
Pro Forma Disclosure for the Above Business Acquisitions
      There were no acquisitions of businesses during 2005, 2004 or 2003 that would require a pro forma disclosure.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Details of Balance Sheet Accounts

	December 31, 2005	December 31, 2004

	(in thousands)
Property and Equipment, net:
Machinery and equipment	$1,131	$814
Furniture and fixtures	1,090	950
Leasehold improvements	287	155
Computer software and equipment	1,549	869
Terminals	1,299	2,872

	5,356	5,660
Less — accumulated depreciation and amortization	(2,449)	(2,911)

	$2,907	$2,749

Goodwill, net:
Goodwill, net — beginning balance	79,360	73,002
Goodwill acquired during the period	25,492	6,271
Adjustments to goodwill acquired in prior period	326	87

	$105,178	$79,360

6.	Commitments and Contingencies
Leases
      We lease our office facilities for approximately $228,000 per month under operating leases. Our facilities include locations in Nashville, Tennessee, Westchester, Illinois, two California locations in Calabasas and Santa Barbara, Bridgeville, Pennsylvania, Gardnerville, Nevada and Phoenix, Arizona. Our joint venture’s principal executive offices are located in Syracuse, Utah. Our future minimum lease commitments under noncancelable leases are as follows at December 31, 2005 (in thousands):

Year Ending	Amount

2006	$1,549
2007	1,343
2008	823
2009	790
2010	42
Thereafter	—

Total	$4,547

      Total rent expense for the years ended 2005, 2004 and 2003 was $1,631,000, $1,134,000 and $1,210,000, respectively.
Minimum Processing Commitments
      We have non-exclusive agreements with several processors to provide us services related to transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Certain of these agreements require us to submit a minimum monthly number of transactions for processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
processor the fees that it would have received if we had submitted the required minimum number of transactions. As of December 31, 2005, such minimum commitments were as follows (in thousands):

Year Ending	Amount

2006	$16,119
2007	11,230
2008	8,764
2009	4,027
2010	2,819
Thereafter	3,354

Total	$46,313

      In conjunction with the FDMS Merchant Portfolio and FDMS Bank Portfolio acquisitions (Note 4), we also entered into service agreements with FDMS (the “Service Agreements”) pursuant to which FDMS agreed to perform certain data processing and related services with respect to the acquired merchant contracts through 2011. In consideration for entering into the Service Agreements, we are required to pay FDMS a processing fee related to these accounts of at least 70% of the amount paid during the immediately preceding year. The minimum commitments for years after 2006 included in the table above are based on the preceding year minimum amounts. The actual minimum commitments for such years may vary based on actual fees paid in the preceding years.
      We also have agreed to utilize FDMS to process at least 75% of our consolidated transaction sales volume in any calendar year through 2011. The minimum commitments for such years are not calculable as of December 31, 2005, and are excluded from this table.
Contingent Acquisition Price Obligations
      Certain of our acquisitions include purchase price escalations that are contingent upon future performance. We accrue such obligations once all contingencies are met. As of December 31, 2005, $9.5 million related to contingent purchase price obligations was included in Accrued liabilities and other in our Consolidated Balance Sheets.
Litigation
      France Vacations, Inc., etc. v. Citibank, etc., and iPayment, Inc. et al., Los Angeles County Superior Court, State of California, Case No. BC327932.
      As previously reported on Form 10-K for the year ended December 31, 2004, Plaintiffs France Vacations, Inc., (“France Vacations”) and Tahiti Vacations, Inc. (“Tahiti”) commenced this lawsuit on January 27, 2005 by filing a complaint in the Los Angeles County Superior Court against us and seven banks and financial institutions. Plaintiff’s initial complaint alleged nine causes of action and asserted claims that we and the other defendants were responsible and liable for an alleged loss that Plaintiffs sustained as a result of the alleged embezzlement scheme, conversion, and misappropriation of funds by their former employee. Plaintiffs later filed a First Amended Complaint (“FAC”) alleging essentially the same claims asserted in the initial complaint, but dropping the cause of action for breach of the covenant of good faith and fair dealing.
      We filed a Demurrer and Motion to Strike, which was sustained on August 2, 2005 as to all causes of action, with leave to amend. Plaintiffs then filed a Second Amended Complaint (“SAC”) dropping the fiduciary duty, injunctive relief, declaratory relief, and accounting claims, and added back the claim for breach of the implied covenant that Plaintiffs had earlier dropped from the FAC. We and the other defendants filed Demurrers and Motions to Strike which were heard on December 6, 2005 and which the Court sustained, without leave to amend. On December 16, 2005 the Court entered Judgment in favor of all the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
defendants and of Dismissal of the lawsuit, with prejudice. The Judgment will become final unless an appeal is filed on or before February 27, 2006.
      Robert Aguilard, et al., on behalf of themselves and all persons similarly situated v. E-Commerce Exchange, Inc., A-1 Leasing LLC, and Duvera Billing Service., Civil Action No. 05CC02794 — State of California, Superior Court of Orange County.
      As previously reported on Form 10-K for the year ended December 31, 2004, this lawsuit, naming our subsidiary E-Commerce Exchange, Inc. (“ECX”), and third parties, A-1 Leasing LLC, (“A-1 Leasing”) and Duvera Billing Services (“Duvera”) as defendants, was filed on February 2, 2005. The lawsuit was filed by Robert Aguilard and nine other named plaintiffs on behalf of themselves, and as private attorneys general pursuant to California Business and Professions Code Sections 17204 and 17535, on behalf of all persons similarly situated, and on behalf of the general public, as a “class action”, (the “class” being defined in the Compliant as “all persons who purchased or leased a Quick Commerce or Wonderpay software/license/set-up fee from defendants”). On April 8, 2005, Plaintiffs filed a First Amended Complaint (“FAC”), which alleges as to all defendants, a single cause of action for “unfair competition” (including ’unfair business practices” pursuant to California Business and Professions Code Sections 17200), arising out of certain alleged transactions relating to alleged marketing activities of ECX in providing various credit card processing services and products to merchants for “internet” commerce business and related lease transactions for “payment gateways” allegedly marketed by ECX under the names “Quick Commerce” and “Wonderpay”. Plaintiffs assert that the lease transactions and leases are “unlawful,” “fraudulent” and unfair” and seek an order certifying the Action as a “class action”; for a declaratory judgment; for a preliminary and permanent injunction to restrain and enjoin defendants from continuing to engage in such actions; an order requiring defendants to provide an accounting, restitution, disgorgement of defendants profits from the “unfair competition” activities, interest, attorney fees, costs of suit, and other relief as may be proper.
      In response to the FAC, ECX and Duvera each filed a Demurrer and Motion to Strike and A-1 Leasing filed a Motion to Quash. A Hearing on the Demurrers and Motions to Strike was held on January 19, 2006, and on January 26, 2006 the Court issued its Ruling denying both of the Motions to Strike as well as both Demurrers, finding that Plaintiffs had properly plead a cause of action and granted ten days for Answers to be filed. ECX filed its Answer on February 6, 2006, in which it denies all of the allegations in the FAC and asserts twenty-seven affirmative defenses. Discovery is ongoing and a status conference is currently set for May 17, 2006. No trial date has been set at this time.
      Although we currently intend to continue to vigorously defend ourselves in this case (including approval of this matter as a certified “class action”, including a “class” as defined by the Plaintiffs in the FAC), and believe that we have meritorious defenses to these claims, there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Thomas Zito v. Leasecomm Corporation, E-Commerce Exchange, Inc., etc. et al, United States District Court, Southern District of New York, Case No. 02CV8074.
      As previously reported on Form 10-K for the year ended December 31, 2003, and updated on Form 10-K for the year ended December 31, 2004, this lawsuit was initially filed in October, 2002, by 184 plaintiffs who filed a complaint against E-Commerce Exchange, Inc., a subsidiary of the Company (“ECX”), Leasecomm Corporation (“Leasecomm”) and several additional defendants in the United States District Court for the Southern District of New York (the “Zito v. Leasecomm Action”). The complaint alleged that the defendants engaged in certain activities in connection with their purported sale of Internet access, franchises and other services and that by participating in a number of the alleged acts with other defendants, each of the defendants violated the Racketeer Influenced and Corrupt Organizations Act of 1970, (“RICO”), and further alleged violations of state unfair and deceptive practices acts, unlawful franchise offerings, common law fraud and negligent and intentional infliction of emotional distress, and requested, unspecified monetary damages, punitive damages, costs and attorney’s fees and equitable relief in the form of an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
injunction and restitution. ECX filed a Motion to Dismiss on January 31, 2003 (each of the other named defendants filed their own separate Motion to Dismiss), which the Court granted in September 2003, but also providing the plaintiffs leave to amend and re-file the complaint.
      In September 2003, 213 plaintiffs filed a separate complaint against ECX and several additional defendants in the United States District Court for the Southern District of New York (the “Zito v. Burtzloff Action”). The Burtzloff complaint included the same plaintiffs named in the Zito v. Leasecomm Action, plus 29 additional plaintiffs and added two additional defendants to those named in the Zito v. Leasecomm Action. Subsequently, the court ordered the Zito v. Burtzloff Action and the Zito v. Leasecomm Action to be consolidated and in November 2003, the plaintiffs filed a consolidated Amended Complaint. Plaintiff’s claims for negligent infliction of emotional distress were dismissed in their entirety and claims for intentional infliction of emotional distress were dismissed as to certain other plaintiffs. In January 2005, plaintiffs (including 4 newly added plaintiffs) served a Second Amended Complaint, which dropped all claims for unlawful franchise offerings and negligent infliction of emotional distress, and which ECX answered on February 18, 2005. Discovery is being conducted and is anticipated to continue, and no trail date has been set at this time.
      Although we currently intend to continue to vigorously defend ourselves in this case and believe that we have meritorious defenses to these claims, there can be no assurance that we will be successful in our defense or that a failure to prevail would not have a material adverse effect on our business or financial condition or results of operations.
      Venus L. Franklin and Sandra Lindsey v. Leasecomm Corporation and E-Commerce Exchange, Inc., Cambridge District Court, Commonwealth of Massachusetts, Civil Action No. 04-338.
      As previously reported on Form 10-K for the year ended December 31, 2003, and updated on Form 10-K for the year ended December 31, 2004, this lawsuit was filed by two named Plaintiffs, on behalf of themselves and a purported nationwide putative class against E-Commerce Exchange, Inc., a subsidiary of the Company (“ECX”), Leasecomm Corporation (“Leasecomm”) after a similar action filed in the Middlesex Superior Court, Commonwealth of Massachusetts, (the “Superior Court Action”) was dismissed. The plaintiffs filed this lawsuit in the District Court, alleging the same claims asserted in the prior dismissed Superior Court Action, asserting claims based on alleged violations of various Massachusetts state statutes and common-law, arising out of certain lease transactions and lease agreements between Leasecomm as “lessor” and each Plaintiff as “lessee” (the “Leasecomm Agreements”) for licenses of “payment gateways” allegedly marketed by ECX under the names “Quick Commerce” and “Quick Commerce Pro” and asks the Court to certify a nationwide class of plaintiffs consisting of all persons and businesses (excluding certain residents of Texas) who within the six-year period prior to the filing of the lawsuit, entered into similar Leasecomm Agreements to acquire a “Quick Commerce” or “Quick Commerce Pro” license. In March 2005, Plaintiffs filed a First Amended Compliant (“FAC”) adding a “usury” claim. ECX filed responsive Anwers to the initial Compliant and the FAC requesting the Court to, among other things, dismiss the Plaintiffs’ FAC, deny certification of the proposed class, and enter Judgment for ECX. Discovery is being conducted and is anticipated to continue, and no trail date has been set at this time.
      Although we are vigorously defending ourselves in this case and believe that certification of the “nationwide class” sought by the Plaintiffs is not appropriate for the claims asserted in this lawsuit and will be vigorously opposed by us, there can be no assurance that we will be successful or prevail in our defense, or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Howard Ehrenberg, Chapter 7 Trustee for the Estate of ITSV, Inc., v. CREDITCARDS.COM, INC., a California corporation, IPAYMENT, INC., et al., U.S. B.C. Case No. LA 02-31259-EC, Adversary Case No. 04-2214VZ. No. 04-2214VZ.
      As previously reported on Form 10-Q for the quarter ended June 30, 2004, this lawsuit is in connection with certain bankruptcy proceedings in the United States Bankruptcy Court, Los Angeles, California, related to the of the Estate of ITSV, Inc. (the “Debtor”). In July 2004, Howard Ehrenberg, as the Chapter 7 Trustee for the Debtor Estate, commenced an adversary proceeding in the United States Bankruptcy Court on behalf of the Debtor Estate, which was amended on August 5, 2004, by a First Amended Complaint (“FAC”), in which the plaintiff alleged causes of action for fraud, fraudulent transfer, conspiracy to defraud, and for “unfair competition” against the us, certain of our officers and directors and several other individuals and companies, and requested general damages, treble damages, prejudgment interest, attorneys’ fees and recovery of other costs associated with bringing the suit. We vigorously defended ourselves in this matter and contended that the claims and the underlying allegations asserted in the FAC against us were without merit and filed a Motion for Summary Judgment seeking a dismissal of the lawsuit. Prior to the hearing date set for our Motion for Summary Judgment, the plaintiff voluntarily dismissed, with prejudice, the accounting and law firm defendants. On January 13, 2005, our (and the remaining defendants) Motion for Summary Judgment was granted, and the Judgment dismissing the lawsuit in its entirety was entered on February 9, 2005.
      On February 22, 2005, plaintiff filed a Motion for Reconsideration of the Court’s Order Granting the Motion for Summary Judgment, or in the alternative, For Leave to Amend, which extended the deadline for filing a notice of appeal of the Judgment of Dismissal. We filed opposition papers vigorously opposing Plaintiff’s motion. Oral argument was held on March 31, 2005, at which time the Court denied Plaintiff’s motion in its entirety. The Court entered the Order denying Plaintiff’s motion on April 15, 2005 and on April 25, 2005; Plaintiff filed a notice of appeal to the Bankruptcy Appellate Panel of the United States Court of Appeals for the Ninth Circuit. On December 23, 2005, Plaintiff/ Appellant filed its Appeal Brief. On January 24, 2006 we filed our Appellees’ Brief, and addressed Appellants’ asserted “claim of error” that the Bankruptcy Court “raised the issue of whether Appellees had a duty to creditors of ITSV of the Settlement Agreement [sic], sua sponte.”, and the two “stated issues” raised by Plaintiff/ Appellant in its opening Brief; which were: (1) Whether the Bankruptcy Court properly granted summary judgment dismissing the adversary action complaint on the merits because all claims in the complaint are barred by a written release agreement and by res judicata; and (2) Whether the Bankruptcy Court properly denied Plaintiff’s motion for leave to amend the complaint. On February 13, 2006, Plaintiff/ Appellant filed its Reply Brief. No date for Oral Argument had been set as of this time.
      At this time we cannot predict with certainty, how the Appellate Court will rule on the pending Appeal, or if the relief sought were ordered, the likely outcome of this action. However, we continue to believe that the claims asserted against us in this lawsuit are without merit, and that the Bankruptcy Court properly granted summary judgment dismissing the adversary action complaint and properly denied Plaintiff’s motion for leave to amend the complaint. Should we be required to, we intend to vigorously defend ourselves in this matter, however, there can be no assurance that we will be successful in our defense, or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Fogazzo Wood Fired Ovens and Barbecues, LLC v. iPayment, Inc. Los Angeles County Superior Court, State of California, Case No. BC342878
      This lawsuit was filed on November 10, 2005 by Plaintiff Fogazzo Wood Fired Ovens and Barbecues, LLC (“Fogazzo”) on its own behalf, and as private attorneys general pursuant to California Business and Professions Code Sections 17204 and 17535, on behalf of all similarly situated groups as a “class action” (the “class” being defined in the Compliant as (“all persons, entities, and organizations in California who used the services of iPayment to process their customers’ credit or debit card transactions and whose funds were withheld in excess of 180 days from the date of the approved transactions.”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      In the Complaint, Plaintiff asserts claims that the Company in connection with advertising its services and providing merchant card services to Plaintiff and other merchants (the “class”), made certain false representations, took certain actions that violated Plaintiff’s merchant processing contract, and engaged in certain wrongful conduct that constitutes “unfair, unlawful and fraudulent business acts and practices”, and based upon such asserted claims, alleges causes of action for breach of contract, conversion, Common Counts, fraud, negligent misrepresentation, violation of California Business and Professions Code §17500, and “unfair business practices” pursuant to California Business and Professions Code Sections 17200 et seq. The Complaint seeks an order certifying the lawsuit as a “class action”, for a declaratory judgment; for a preliminary and permanent injunction to restrain and enjoin the Company from continuing to engage in such actions, for imposition of a constructive trust for the benefit of Plaintiffs for money allegedly wrongfully taken from Plaintiffs, for unspecified monetary damages, for an accounting, restitution, disgorgement of profits from the “unfair competition” activities, punitive damages, interest, attorney fees, costs of suit and other relief as may be proper.
      On December 1, 2005 the Court designated the case to be “Complex” pursuant to Rule 1800 of the California Rules of Court, and “stayed” the case and any responsive pleading required by iPayment, pending an initial status conference set for January 27, 2006. At the January 27, 2006 status conference, we informed the Court that we had determined that Fogazzo (the “named” plaintiff) was not the named merchant for numbered merchant account designated in the Complaint. Accordingly, the Court ordered the Plaintiff to ascertain the correct party (merchant) and ordered counsel for Plaintiff to file an amended complaint (with the proper named plaintiff) by March 10, 2006, and further ordered that the Company need not file any responsive pleading to the currently filed Complaint, unless and until it was served with an amended complaint. As of this date, we have not been served with an amended complaint.
      Accordingly, at this time we are unable to predict with any certainty whether an amended compliant will be filed, and if so, whether it will contain substantially similar claims as the initial complaint. However, in the event that an amended complaint is filed and is substantially similar to the initial complaint, we currently believe that we will have meritorious defenses to such claims, and intend to vigorously defend ourselves (including approval of a certified “class action”). However, there can be no assurance that, in such event, we will be successful in our defense or that a failure to prevail would not have a material adverse effect on our business, financial condition or results of operations.
      In re iPayment, Inc. Shareholders Litigation, Chancery Court for Davidson County, 20th Judicial District, State of Tennessee, Lead Case No. 05-1250-I
      In May and June 2005, immediately following the announcement of Mr. Daily’s acquisition proposal (the “May 13 Proposal”), and before any decision of the Special Committee was taken, three complaints were filed in the actions styled: (i) Teresita Fay, on behalf of herself and all others similarly situated v. Gregory S. Daily, et al., Case No. 051250-I, filed in the Chancery Court for the State of Tennessee, 20th Judicial District, Nashville County, (ii) Charter Township of Clinton Police and Fire Retirement System, Individually and On Behalf Of All Others Similarly Situated v. iPayment Inc., et al., Case No. 051258-I, pending in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, and (iii) Seth Blumenfeld, Individually and On Behalf Of All Others Similarly Situated v. iPayment, Inc., et al., Case No. 05-1495-II, filed in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County. All three complaints were substantially identical, were brought on behalf of a putative class of the stockholders of iPayment, and name as defendants all of the directors of iPayment (the “Individual Defendants”), and iPayment. The complaints allege that the May 13 Proposal constituted an inadequate purchase price and would be the product of an unfair process. The complaints further allege that the Individual Defendants, somehow, breached their fiduciary duties of care, loyalty, candor and independence in connection with their future evaluation of the May 13 Proposal and that iPayment aided and abetted such purported breaches of fiduciary duties. The complaints seek various declaratory, injunctive and equitable relief, and an award of plaintiffs’ attorneys’ fees and costs. By agreed order entered on August 11, 2005, the three cases were consolidated under the caption In re: iPayment, Inc. Stockholders Litigation, Lead Case No.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
05-1250-I, pending in the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County (the “Consolidated Action”). In addition, pursuant to the agreed order, an executive committee of plaintiffs’ counsel and a plaintiffs’ liaison counsel were appointed. On or about January 3, 2006, a consolidated complaint was filed in the Consolidated Action. The consolidated complaint alleges that the proposed transaction under the Agreement and Plan of Merger, dated December 27, 2005 resulted from an unfair process and the merger consideration of $43.50, plus the adjustment amount, if any, constitutes an unfair purchase price, and asserts that the Individual Defendants breached fiduciary duties of care, loyalty, good faith, candor and independence in connection with the proposed merger, purportedly aided and abetted by iPayment. The consolidated complaint seeks (i) certification as a class action, (ii) a declaration that the proposed merger is in breach of defendants’ fiduciary duties and, thus, unenforceable, (iii) an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust, (iv) a direction that defendants comply with their fiduciary duties, and (v) an award of plaintiffs’ attorneys’ fees and costs. The Company and the individual defendants have not yet responded to the consolidated complaint, but believe the claims to be without merit and expect to vigorously defend against the claims, however, there can be no assurance that the Company (and/or the individual defendants) will be successful in such defense or that a failure to prevail would not have a material adverse effect on our business, financial condition or results of operations.
      We are also subject to certain other legal proceedings that have arisen in the ordinary course of our business and have not been fully adjudicated. Although the ultimate outcome of these other legal proceedings cannot be predicted with certainty, based on information currently available, advice of counsel, and available insurance coverage’s, in our opinion, the outcome of such legal proceedings is not expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of legal proceedings cannot be predicted with certainty and in the event of unexpected future developments, it is possible that the ultimate resolution of one or more of these matters, could be unfavorable. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against us in the same reporting period, our consolidated operating results could be materially adversely affected. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of management’s attention.
Other
      In September 2005, the Company was notified by Merrick Bank, one of its sponsor banks, that due to certain VISA/ MC fines against CardSystems Solutions (one of the Company’s payment processors) in connection with their mishandling of credit card data, Merrick Bank increased the Company’s reserve requirement from $0.5 million to $1.4 million. The Company has worked with Merrick Bank to obtain information regarding the increase and the fines against CardSystems Solutions, and has not been able to determine what, if any, contingent liability it may have for such fines. The Company intends to vigorously defend itself against any such fines and/or seek proper indemnification from third parties as applicable. Notwithstanding, there can be no assurance that the Company will be successful in its defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations. In January 2006, Merrick Bank released $0.4 million of the reserve to the Company. The remaining $1.0 million reserve is recorded as restricted cash on the Company’s Consolidated Balance Sheets as of January 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Long-Term Debt
      Long-term debt consists of the following (in thousands):

	December 31,

	2005	2004

Revolving credit facility	$100,000	$152,500
Notes payable to ECX preferred stockholders including accrued interest	—	15,937
Various equipment lease agreements	329	3

	100,329	168,440
Less: current portion of long-term debt	(101)	(3)

	$100,228	$168,437

      We currently have a $205.0 million revolving credit facility with Bank of America and JP Morgan Chase as lead banks, which is expandable to $280.0 million. In December 2004 we amended our existing credit facility from $80.0 million to $180.0 million to facilitate the acquisition of the FDMS Merchant Portfolio. This was subsequently expanded to $205.0 million in February 2005. The credit facility includes a $5.0 million letter of credit sublimit and is secured by the Company’s assets. Interest on outstanding borrowings is payable at a rate of LIBOR plus a margin of 1.50% to 2.25% (currently 1.75%) depending on our ratio of consolidated debt to EBITDA, as defined in the agreement. We have the option to choose 1-month, 2-month, 3-month or 6-month LIBOR rates each time we make a draw on the credit facility. In addition, the credit facility requires us to pay unused commitment fees of up to 0.45% (currently 0.35%) on any undrawn amounts. Such undrawn amounts were $105.0 million at December 31, 2005. The credit facility contains customary affirmative and negative covenants including financial covenants requiring the maintenance of a debt-to-EBITDA ratio (as defined therein) of less than 2.5 to 1.0, as well as specified limitations on capitalization and restrictions on incurring liens and transactions with affiliates. We were in compliance with all debt covenants as of December 31, 2005. At December 31, 2005, $100.0 million was outstanding under the credit facility, at a weighted average interest rate of 6.13%. The amended credit facility expires on December 28, 2008, and all outstanding borrowings are due at that time.
      Notes payable to ECX preferred stockholders at December 31, 2004, include principal of $14,975,000 and accrued interest of $962,000. The notes and a portion of the accrued interest were convertible into 662,070 shares of common stock at a price of $23.16 per share. In August 2005, the holders of the convertible subordinated promissory notes converted their notes and related accrued interest into 662,070 shares of our common stock. The remaining accrued interest was paid at that time.
      We also have net capitalized debt issuance costs related to the credit facility totalling approximately $3.0 million and $3.8 million as of December 31, 2005 and 2004 respectively. These costs are being amortized to interest expense on a straight-line basis over the life of the credit facility. Amortization expense related to the debt issuance costs was $1.0 million and $0.7 million in 2005 and 2004, respectively.
      In May 2003, we completed an initial public offering (see Note 3) and used $55.7 million of the proceeds to repay outstanding debt with a carrying value of $52.1 million and a weighted average interest rate of 10.54%. Additionally, in conjunction with the offering we converted $9.0 million of debt with a carrying value of $8.2 million and an interest rate of 12.0% into 562,500 shares of common stock. These repayments and conversions resulted in a noncash pre-tax charge of approximately $4.4 million, which was recognized as interest expense in the second quarter of 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      The maturities of long-term debt are as follows (in thousands):

Year Ending	Amount

2006	$101
2007	102
2008	100,069
2009	41
2010	16
Thereafter	—

$100,329

8.	Income Taxes
      The provision for income taxes for the years ended December 31, 2005, 2004 and 2003, was comprised of the following (in thousands):

	2005	2004	2003

Current:
Federal	$19,512	$9,751	$692
State	4,080	2,275	711

Total current	23,592	12,026	1,403
Deferred	(1,933)	4,569	5,389
Change in valuation allowance	(340)	(3,891)	(5,389)
Minority interest	(404)	—	—

Total income tax provision	$20,915	$12,704	$1,403

      The differences between the federal statutory tax rate of 35% and effective tax rates are primarily due to state income tax provisions, net operating loss (“NOL”) carryforwards, deferred tax valuation allowance and permanent differences, as follows:

	2005	2004	2003

Statutory Rate	35%	35%	35%
Increase (decreases) in taxes resulting from the following:
State income taxes net of federal tax benefit	5%	6%	6%
Recognition of previously reserved deferred tax assets utilized in current year	(1)%	(8)%	(32)%
Permanent differences and other	—	1%	(1)%

Total	39%	34%	8%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Deferred income tax assets are included as a component of other assets in the accompanying consolidated balance sheets as of December 31, 2005 and 2004 and were comprised of the following (in thousands):

	2005	2004

Deferred tax assets:
Depreciation and amortization	$9,114	$2,423
Net operating loss	1,149	2,188
Other	490	961

Total deferred tax assets	10,753	5,572
Deferred tax liabilities:
Difference between book and tax basis for intangible assets	(4,602)	(3,248)
Other	(394)	(617)

Total Deferred tax liabilities	4,996	3,865
Net deferred tax assets	(5,757)	1,707
Valuation allowance on deferred tax assets	—	(1,006)

Net deferred taxes	$5,757	$701

      At December 31, 2005, we had approximately $3.3 million of federal net operating loss carryforwards that will be available to offset regular taxable income through 2018, subject to annual limitations of up to $0.9 million. We had no state net operating loss carryforwards as of December 31, 2005.
      SFAS No. 109, Accounting for Income Taxes, requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Sufficient uncertainty exists regarding the realizability of certain of our deferred tax assets such that a valuation allowance has been established. The net deferred taxes recorded at December 31, 2005, represent amounts that are more likely than not to be utilized in the near term.

9.	Mandatorily Redeemable Convertible Preferred Stock
      On April 12, 2001, we issued 2,577,200 shares of Series A Convertible Preferred Stock (“Preferred Stock”, or “Preferred Shares”) in exchange for cash of $2,750,000 and conversion of certain debt in the amount of $1,530,000. The Preferred Stock was redeemable at a price of $6.03 per share on the earlier of the fifth anniversary date of its original issuance or the occurrence of a Significant Event, as defined. Accretion on the Preferred Stock was being recorded over five years, and at December 31, 2002, the carrying value was $6,670,000. The Preferred Stock was converted into 1,192,470 shares of common stock in conjunction with our IPO in May 2003.

10.	Stock Options and Warrants
      We have two separate stock option plans. Our Stock Incentive Plan (“SIP”) was adopted by our board of directors and approved by the stockholders in May 2001. Our Non-employee Directors Stock Option Plan (“DSOP”) was adopted by our board of directors and approved by the stockholders in August 2002. They were later amended and restated by our board of directors in April 2003. The SIP contains a feature to allow for annual automatic increases in the maximum number of shares authorized for issuance based on the actual number of shares outstanding at the end of each year. As of December 31, 2005, 2,331,501 and 347,025 shares were authorized for issuance under the SIP and DSOP, respectively, of which 191,342 and 282,247 shares, respectively, were available for future grants.
      The SIP is available for officers and other employees, as well as board members, consultants, advisors, agents, independent contractors and independent sales or service organizations. The DSOP is available for non-employee board members only. Grants are made periodically during the year. The exercise price is set at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
the closing market price on the grant date. Options typically vest over a two to four-year period, and expire between four and ten years from the grant date. We measure compensation expense for our stock option awards under the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations. APB 25 requires compensation expense to be recognized based on the excess, if any, of the quoted market price of the stock at the date of the grant over the amount an employee must pay to acquire the stock. In 2005, 2004 and 2003, we recognized $116,000, $22,000 and $30,000, respectively, of compensation expense related to stock options granted to non-employees. In 2003 we amortized $25,000 related to stock options issued to an executive officer below fair market value in 2002.
      A summary of our stock options outstanding at period ends and changes during the periods are presented below:

	Exercisable at Period End

		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, December 31, 2002	956,819	$6.18	200,097	$3.67

Granted	891,063	18.82
Cancelled	(38,327)	25.22
Exercised	(197,901)	3.83

Outstanding, December 31, 2003	1,611,654	$13.07	418,467	$5.09

Granted	99,000	38.00
Cancelled	(124,292)	11.81
Exercised	(256,647)	8.89

Outstanding, December 31, 2004	1,329,715	$15.85	640,731	$10.97

Granted	300,000	41.36
Cancelled	(45,923)	24.19
Exercised	(240,448)	13.27

Outstanding, December 31, 2005	1,343,344	$21.72	720,956	$14.22

      Additional information regarding employee options outstanding as of December 31, 2005, is as follows:

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Range of Exercise Prices	Shares	Life	Price	Shares	Price

$0.86	58,278	5.39	$0.86	58,278	$0.86
$4.32 - $5.40	185,784	4.56	$5.13	185,784	$5.13
$8.32	62,115	2.75	$8.32	44,892	$8.32
$16.00 - $23.85	666,167	7.54	$18.79	425,501	$20.23
$33.99 - $47.11	371,000	5.07	$40.83	6,501	$40.39
Totals	1,343,344	6.13	$21.72	720,956	$14.22
      During 2001 and 2002 we issued warrants to purchase 2,077,809 shares of our common stock, which were exercisable at a price of $0.02 per share. The warrants were issued in conjunction with various debt agreements. Substantially all warrants were exercised during 2003 and there were no warrants outstanding at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Related Party Transactions
Promissory Notes and Warrants
      At December 31, 2003, we had notes payable to our CEO, Greg Daily, for $4.5 million. In January 2004, we repaid $4.5 million to Mr. Daily in full payment of the note.
Convertible Promissory Notes
      A general partner and member of various entities affiliated with Summit Partners, L.P. (“Summit”) was a member of our Board of Directors. In March 2002, we executed convertible subordinated promissory notes to entities affiliated with Summit in an aggregate of $14.9 million (and together with unaffiliated parties an aggregate of $15.0 million) for the acquisition of E-Commerce Exchange. These notes bear interest at 4.52% and mature on March 19, 2008. The notes and a portion of the accrued interest thereon were convertible, at the option of the holders, into shares of our common stock as further discussed in Note 7. The conversion option was exercised by the holders in August 2005.
Other Transactions
      Our CEO owns Hardsworth, LLC (“Hardsworth”), an investment company. We reimbursed Hardsworth approximately $77,000, $202,000 and $201,000 in 2005, 2004 and 2003, respectively for use of an executive jet for corporate purposes. Hardsworth owns a 100% interest in the jet.
      Our CEO owns a 34% interest in Century II Staffing, Inc. (“Century II”), a professional employer organization. From January 2001 through June 2003, Century II provided human resources and benefits administration services to us. We paid approximately $88,000 to Century II in 2003 for these services. Effective July 1, 2003, we transferred our human resource and benefits administration services to a different provider.
      Our office in Bridgeville, Pennsylvania is owned by an employee and leased to the Company under an operating lease that expires in April 2007. Annual rent payments are $30,000.
      Effective August 2002, we began utilizing internet processing services from BluePay Inc. Certain of our employees are shareholders of BluePay. Payments to BluePay for the periods ended December 31, 2005, 2004 and 2003 were approximately $343,000, $787,000 and $213,000, respectively.

12.	Significant Concentration
      Our customers consist of a diverse portfolio of small merchants whose businesses frequently are newly established. As of December 31, 2005, we provided services to small business merchants located across the United States in a variety of industries. A substantial portion of our merchants’ transaction volume comes from card-not-present transactions, which subject us to a higher risk of merchant losses. No single customer accounted for more than 2% of revenues during 2005. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.

13.	Segment Information and Geographical Information
      We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. During 2005, 2004 and 2003, we had no single customer that represented 2% or more of revenues. All revenues are generated in the United States.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Employee Agreements and Employee Benefit Plans
      During 2002 and 2001, we entered into employment agreements with various officers to secure employment. Under terms of the agreements, we provided the employees with salary, incentive compensation and stock grants and/or options in return for various periods of employment.
      We sponsor a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code, covering employees of iPayment, Inc. and certain of its subsidiaries. Under the Plan, we may match contributions of up to three percent of a participant’s salary. Employer contributions for 2005, 2004 and 2003 were $150,000, $151,000 and $111,000, respectively.

15	Guarantor Financial Information
      In connection with the May 2006 issuance of 9.75% Senior Subordinated Notes due 2014, we and all of our existing and future subsidiaries (the “Guarantors”) that guarantee our other debt or debt of the guarantors have fully and unconditionally guaranteed, on a joint and several basis, our obligations under the related indenture (the “Guarantees”). iPayment, Inc., the issuer of the notes and parent company of the Guarantors, has no independent assets or operations, the Guarantees are full and unconditional and joint and several, any subsidiary of iPayment, Inc. other than the Guarantors is minor, and there are no significant restrictions on our ability to obtain funds from our subsidiaries by dividend or loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	Summarized Quarterly Financial Data
      The following unaudited schedule indicates our quarterly results of operations for 2005, 2004 and 2003 (in thousands, except per share data and charge volume):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
2005
Revenue	$163,363	$181,138	$175,176	$183,035
Interchange	96,854	106,017	100,747	104,118
Income from operations	13,643	15,340	15,326	19,467
Net income	6,872	7,729	8,129	10,657
Per share:
Basic	$0.41	$0.46	$0.47	$0.61
Diluted	$0.38	$0.43	$0.45	$0.58
Charge Volume (in millions)	6,244	6,606	6,374	6,501
2004
Revenue	$79,969	$89,384	$93,388	$101,441
Interchange	37,315	43,513	46,125	49,609
Income from operations	8,066	9,392	10,540	11,869
Net income	5,002	5,677	6,439	7,617
Per share:
Basic	$0.30	$0.34	$0.39	$0.46
Diluted	$0.28	$0.32	$0.36	$0.42
Charge Volume (in millions)	2,862	3,181	3,333	3,474
2003
Revenue	$46,675	$54,308	$59,847	$65,222
Interchange	24,010	28,336	30,302	31,607
Income from operations	4,559	5,534	6,709	10,413
Net income (loss)	888	(582)	5,086	10,226
Per share:
Basic	$0.06	(0.06)	$0.31	$0.63
Diluted	$0.05	(0.06)	$0.29	$0.58
Charge Volume (in millions)	1,338	1,557	1,729	1,854

17.	Subsequent Events (Unaudited)
      In February 2006, we acquired a 20% interest in a joint venture with Central Payment Co., LLC, which began its operations during the fourth quarter of 2005. Central Payment Co, LLC has approximately 5 employees, and its financial results are immaterial to our Company. The remaining 80% is owned by two employees of iPayment, Inc.

Schedule II — Valuation and Qualifying Accounts
iPayment, Inc.

		Additions

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other				Balance at
	Period	Expenses	Accounts		Deductions		End of Period

Year ended December 31, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$93,000	$98,000	$—		$40,000	(2)	$151,000
Valuation allowance on deferred tax asset	10,285,000	(5,389,000)	—		—		4,896,000
Reserve for merchant losses	4,411,000	2,391,000 (4)	373,000	(5)	5,977,000	(6)	1,198,000

Total	$14,789,000	$(2,900,000)	$373,000		$6,017,000		$6,245,000

Year ended December 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$151,000	$96,000	$—		$117,000	(2)	$130,000
Valuation allowance on deferred tax asset	4,896,000	(2,486,000)	(1,404,000	)(1		) —	1,006,000
Reserve for merchant losses	1,198,000	3,936,000	(212,000	)(7)	3,801,000	(6)	1,121,000

Total	$6,245,000	$1,546,000	$(1,616,000)		$3,918,000		$2,257,000

Year ended December 31, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$130,000	$500,000	$—		$122,000	(2)	$508,000
Valuation allowance on deferred tax asset	1,006,000	(340,000)	(666,000	)(3)	—		—
Reserve for merchant losses	1,121,000	4,393,000			4,370,000	(6)	1,144,000

Total	$2,257,000	$4,553,000	$(666,000)		$4,492,000		$1,652,000

(1)	Includes $1.0 million reversal to goodwill for NOL’s related to an acquired entity, and $0.4 million reversal to common stock.

(2)	Write-off of previously reserved accounts receivable.

(3)	Includes $0.7 million reversal to goodwill for NOL’s related to an acquired entity.

(4)	Includes $1.3 million reduction of earlier estimate from a single merchant.

(5)	Reserve for merchant losses assumed in purchase accounting.

(6)	Payments for merchant losses.

(7)	Reserve for merchant losses previously assumed in purchase accounting reversed to goodwill.

iPAYMENT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2006	2005

	Successor	Predecessor
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$189	$1,023
Accounts receivable, net of allowance for doubtful accounts of $220 and $508 at June 30, 2006 and December 31, 2005, respectively	20,778	22,718
Prepaid expenses and other current assets	2,934	2,549

Total current assets	23,901	26,290
Restricted cash	1,094	3,090
Property and equipment, net	3,485	2,907
Intangible assets, net of accumulated amortization of $5,490 and $65,199 at June 30, 2006 and December 31, 2005, respectively	246,653	192,343
Goodwill, net	488,205	105,178
Deferred tax asset, net	—	5,757
Other assets, net	19,684	5,416

Total assets	$783,022	$340,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,400	$1,697
Income taxes payable	—	4,697
Accrued liabilities and other	17,729	24,575
Current portion of long-term debt	5,241	—

Total current liabilities	27,370	30,969
Minority interest in (deficit) equity of consolidated subsidiaries	(360)	431
Deferred tax liabilities	16,373	—
Long-term debt	718,508	100,228

Total liabilities	761,891	131,628

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 17,422,800 shares authorized, no shares issued or outstanding at June 30, 2006, and December 31, 2005	—	—
Common stock, $0.01 par value; 1,000 shares authorized, 100 shares issued and outstanding at June 30, 2006; 180,000,000 shares authorized, 17,725,181 shares issued and outstanding at December 31, 2005	19,602	155,870
Deferred compensation	—	(3,413)
Accumulated other comprehensive income	1,403	—
Retained earnings	126	56,896

Total stockholders’ equity	21,131	209,353

Total liabilities and stockholders’ equity	$783,022	$340,981

See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from			Period from
			Three
	May 11	April 1	Months	May 11	January 1	Six Months
	through	through	Ended	through	through	Ended
	June 30,	May 10,	June 30,	June 30,	May 10,	June 30,
	2006	2006	2005	2006	2006	2005

	Successor	Predecessor	Predecessor	Successor	Predecessor	Predecessor
	(In thousands)
	(Unaudited)
Revenues	$107,549	$81,613	$181,138	$107,549	$252,514	$344,501
Operating expenses:
Interchange	62,389	47,346	106,031	62,389	145,459	203,452
Other costs of services	32,424	24,656	55,091	32,424	78,006	103,866
Selling, general and administrative	2,322	8,800	4,676	2,322	13,420	8,200

Total operating expenses	97,135	80,802	165,798	97,135	236,885	315,518

Income from operations	10,414	811	15,340	10,414	15,629	28,983
Other expense:
Interest expense	8,602	3,380	2,281	8,602	5,229	4,578
Other expense	1,956	5,850	496	1,956	6,729	577

(Loss) Income before income taxes and minority interest in losses of consolidated subsidiary	(144)	(8,419)	12,563	(144)	3,671	23,828
Income tax (benefit) provision	(77)	(1,475)	4,900	(77)	3,343	9,293
Minority interest in losses of consolidated subsidiary	193	173	66	193	522	66

Net income (loss)	$126	$(6,771)	$7,729	$126	$850	$14,601

See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from

	May 11	January 1	Six Months
	through	through	Ended
	June 30,	May 10	June 30,
	2006	2006	2005

	Successor	Predecessor	Predecessor
	(In thousands)
	(Unaudited)
Cash flows from operating activities
Net income	$126	$850	$14,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,378	17,279	20,272
Stock-based compensation	3,253	4,466	—
Noncash interest expense	49	2,958	495
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(11,548)	13,488	(3,399)
Prepaid expenses and other current assets	70	(461)	(2,668)
Other assets	7,584	(6,017)	(4,368)
Accounts payable and income taxes payable	2,612	(4,444)	5,718
Accrued liabilities and other	(16,679)	20,322	3,632

Net cash (used in) provided by operating activities	(12,155)	48,441	34,283

Cash flows from investing activities
Change in restricted cash	946	1,050	770
Expenditures for property and equipment	(490)	(587)	(810)
Acquisitions of businesses, portfolios and other intangibles, net of cash acquired	(287)	(524)	(18,712)
Payments related to businesses previously acquired	(3,000)	(11,500)	—

Net cash used in investing activities	(2,831)	(11,561)	(18,752)

Cash flows from financing activities
Net repayments (borrowings) on line of credit	7,500	(100,000)	(16,000)
Proceeds received in exchange for ownership interest in Successor company	3,378	—	—
Repayments of debt	(1,303)	(28)	—
Proceeds from issuance of debt, net of finance costs	(120)	701,165	—
Repurchase of common stock	(633,702)	—	—
Proceeds from issuance of common stock	—	382	1,930

Net cash (used in) provided by financing activities	(624,247)	601,519	(14,070)

Net (decrease) increase in cash and cash equivalents	(639,233)	638,399	1,461
Cash and cash equivalents, beginning of period	639,422	1,023	888

Cash and cash equivalents, end of period	$189	$639,422	$2,349

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$107	$4,866	$5,478
Cash paid during the period for interest	$5,284	$2,663	$3,512
Supplemental schedule of non-cash activities:
Accrual of deferred payments for acquisitions of businesses	$—	$—	$9,500
Restricted stock issued to employees	$—	$—	$3,625
Non-cash increases in assets from acquisitions:
Intangible assets	$72,419	$—	$—
Goodwill	$356,756	$—	$—
See accompanying notes to consolidated financial statements.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Organization and Business and Basis of Presentation

Organization and Business
      iPayment, Inc. was originally incorporated as iPayment Holdings, Inc. in Tennessee and was reincorporated in Delaware under the name iPayment, Inc. iPayment is a provider of card-based payment processing services to small business merchants located across the United States. We enable merchants to accept credit and debit cards as payment for their products and services by providing card authorization, data capture, settlement, risk management, fraud detection and chargeback services. Our services also include data organization and retrieval, ongoing merchant assistance and resolution support in connection with disputes with cardholders. We market and sell our services primarily through independent sales groups.
      On May 10, 2006, the Company completed its merger transaction with iPayment Holdings, Inc. (“Holdings”) pursuant to which iPayment MergerCo, Inc. (“MergerCo”) was merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Holdings (the “Transaction”) as further described in Note 2. As a result of the Transaction, the Company’s results of operations, financial position and cash flows prior to the date of the Transaction are presented as the “Predecessor.” The financial effects of the Transaction and the Company’s results of operations, financial position and cash flows as the surviving corporation following the Transaction are presented as the “Successor.”
      The transaction has been accounted for as a purchase at the parent company level (iPayment Holdings), with the related purchase accounting adjustments pushed down to the Company.
      As used in these Notes to Consolidated Financial Statements, the terms “iPayment”, the “Company”, “we”, “us”, “our” and similar terms refer to iPayment, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

Basis of Presentation
      The accompanying unaudited consolidated financial statements of iPayment have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments consisting only of normal and recurring adjustments, considered necessary for a fair presentation. All significant intercompany transactions and balances have been eliminated in consolidation. We consolidate our majority-owned subsidiaries and reflect the minority interest of the portion of the entities that we do not own as “Minority Interest in (Deficit) Equity of Consolidated Subsidiaries” on our consolidated balance sheets. Operating results for the three and six months ended June 30, 2006, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2005 (included in our Annual Report on Form 10-K).
      Certain prior year amounts have been reclassified to conform to the current year presentation. Other costs of services include costs directly attributable to our provision of payment processing and related services to our merchants such as residual payments to independent sales groups, which are commissions we pay to these groups based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and MasterCard. In addition, other costs of services includes telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and service expenses, sponsorship costs and other third-party processing costs.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Use of Estimates
      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Share-based Compensation
      Effective January 1, 2006 we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, (“SFAS No. 123R”) using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Share-based Compensation (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the cost of all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on fair values at the date of grant, or the date of later modification, over the requisite service period. In addition, SFAS No. 123R requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period.
      Under the Modified Prospective Approach, the amount of compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. The incremental pre-tax share-based compensation expense recognized due to the adoption of SFAS No. 123R for the three and six months ended June 30, 2006 was $3,888,000 and $4,467,000, respectively, with an associated tax benefit of $1,516,000 and $1,742,000 for the three and six months ended June 30, 2006, respectively. The share-based compensation expense recognized for the three and six months ended June 30, 2006, includes $3,633,000 (with an associated tax benefit of $1,417,000) due to the acceleration of option vesting as a result of the Transaction. There was no compensation expense recognized in accordance with SFAS No. 123R for the period May 11 to June 30, 2006, as all stock options and restricted stock were exercised or redeemed at the closing of the Transaction.
      The Company received $93,000 and $382,000 in cash proceeds related to the exercise of stock options during the period from April 1 to May 10, 2006, and January 1 to May 10, 2006, respectively. In addition, the Company realized total tax benefits from stock option exercises of $9.6 million and $9.8 million for the period from April 1 to May 10, 2006, and January 1 to May 10, 2006, respectively, which were recorded as increases to additional paid-in capital on the consolidated balance sheets of the Predecessor company. The adoption of SFAS 123R also resulted in reflecting these tax benefits from the exercise of stock-based compensation awards in cash flows from financing activities in the consolidated statements of cash flows.
      SFAS No. 123R also requires us to change the classification, in our condensed consolidated statement of cash flows, of any tax benefits realized upon the exercise of stock options or issuance of restricted share unit awards in excess of that which is associated with the expense recognized for financial reporting purposes. In periods in which our tax benefits realized upon the exercise of stock options or issuance of restricted share unit awards are in excess of the compensation expense recognized for financial reporting purposes, the amounts will be presented as a financing cash inflow rather than as a reduction of income taxes paid in our condensed consolidated statement of cash flows.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      Prior to January 1, 2006, we accounted for our share-based compensation plans in accordance with the provisions of APB No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for stock options with an exercise price equal to or greater than the market price of the underlying stock at the date of grant. The following table presents the effect on net income and basic and diluted net income per common share had we adopted the fair value method of accounting for share-based compensation under SFAS No. 123 for the three and six months ended June 30, 2005 (in thousands, except per share data):

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2005

Net income, as reported	$7,729	$14,601
Deduct: Total stock-based employee compensation expense determined under fair-value-based method, net of tax	(590)	(1,165)

Pro forma net income	$7,139	$13,436

      The weighted-average fair value of each stock option included in the preceding pro forma amounts as well as in our compensation expense recognized during the periods from April 1 to May 10, 2006 (Predecessor company), and January 1 to May 10, 2006 (Predecessor company), was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. Because additional options may be granted each year, the above pro forma disclosures may not be representative of pro forma effects on reported results for future periods. The following assumptions were applied: (i) no expected dividend yield for 2006 and 2005, (ii) expected volatility of 45% for both periods, (iii) expected lives of 3 years for both periods (iv) and risk-free interest rates ranging from 2% to 4% for both periods. For the period from May 11 to June 30, 2006 (Successor company), no compensation expense was recognized as there were no options issued or outstanding during this period.

Derivative Financial Instruments
      The Company uses certain variable rate debt instruments to finance its operations. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases. Management believes it is prudent to limit the variability of its interest payments.
      To meet this objective and to meet certain requirements of our credit agreements, the Company enters into certain derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. These instruments consist solely of interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby effectively creating fixed-rate debt. The Company does not enter into derivative instruments for any reason other than cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.
      The Company accounts for its deriviative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under SFAS No. 133, the Company recognizes all derivatives as either other assets or other liabilities, measured at fair value. The fair value of these instruments at June 30, 2006, was $1,403,000, and was included as other assets in our consolidated balance sheet. SFAS No. 133 also requires that any ineffectiveness in the hedging relationship, resulting from differences in the terms of the hedged item and the related derivative, be recognized in earnings each period. The underlying terms of our interest rate swaps, including the notional amount, interest rate index, duration, and reset dates, are identical to those of the associated debt instruments and therefore the hedging relationship results in no ineffectiveness. Accordingly, such derivative instruments are classified as cash flow hedges, and

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
any changes in the fair market value of the derivative instruments are included in accumulated other comprehensive income in our consolidated balance sheet.

(2)	Going Private and Financing Transactions
      Pursuant to an Agreement and Plan of Merger dated as of December 27, 2005, by and among the Company, MergerCo, and Holdings, MergerCo was merged with and into the Company on May 10, 2006, with the Company remaining as the surviving corporation and as a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of iPayment Investors, Inc. (“Investors”), which is a Delaware corporation formed by Greg Daily, the Company’s Chairman and Chief Executive Officer, Carl Grimstad, the Company’s President, and certain parties related to them. Pursuant to an exchange agreement, dated as of December 27, 2005, Mr. Daily and his affiliates exchanged all of their equity interests in the Company for equity securities of Holdings, and Mr. Grimstad and his affiliates exchanged 72.9% of their equity interests in the Company for equity securities of Holdings. The exchange resulted in an increase to these shareholders’ residual interests in the Successor company of $16.2 million. In addition, Mr. Daily contributed approximately $3.4 million in cash for equity securities in Holdings. Holdings paid $43.50, without interest, for each outstanding share of the Company’s common stock (other than shares of the Company’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of the Company’s common stock held by the Company or any of is subsidiaries and shares of the Company’s common stock held by the Company’s stockholders who perfected their appraisal rights under Delaware law). In addition, Holdings paid the excess, if any, of $43.50 over the per share exercise price of each option outstanding at the effective time of the merger to purchase the Company’s common stock granted under any of the Company’s option plans. No merger consideration was paid for shares that were exchanged for equity securities of Holdings. On June 28, 2006, iPayment Investors, Inc. was converted into a limited partnership as iPayment Investors, L.P.
      Total consideration given in the Transaction was $800.0 million paid to purchase the outstanding shares of the Company. In addition, the Company paid the outstanding balance of $70.0 million under the Company’s previous credit facility and $25.4 million of transaction costs. The Transaction was funded with $170.0 million of equity financing, approximately $515.0 million from a term loan facility, and net proceeds of $202.2 million from the issuance of 9 3/4% Senior Subordinated Notes due in 2014, with the balance funded by borrowings under the Company’s new $60.0 million revolving credit facility. The credit agreements and the indenture governing the 2014 Notes contain significant restrictions and covenants affecting, among other things, the operations and finances of the Company and its subsidiaries. The new senior secured credit facility and Senior Subordinated Notes are more fully described in Note 3.
      The Company has prepared an allocation of the purchase price to the assets acquired and liabilities assumed based upon their respective fair values. As part of this allocation, approximately $485.2 million was assigned to goodwill and $251.9 million to identifiable intangible assets, resulting in an increase of $356.8 million and $72.4 million in goodwill and intangible assets, respectively, over the historical basis prior to the Transaction. Of the amount allocated to intangible assets, $249.9 million relates to the Company’s merchant processing portfolios and residual cash flow streams and the remaining $2.0 million is primarily attributable to acquisition-related costs and merchant portability. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, Basis in Leverage Buyout Transactions, the continuing residual interest of the owners of Investors has been reflected at its original cost adjusted for their share of the Company’s equity adjustments since the date of the original acquisition (“predecessor basis”). In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities within the Scope of Issue 88-16, only a partial step-up of assets and liabilities to fair value has been recorded in purchase accounting. The partial step-up has resulted in the Company’s net assets and liabilities being adjusted by approximately 88.5% of the difference between the fair value at the date of acquisition and the predecessor basis under EITF 88-16.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not subject to amortization, but rather tested annually for impairment. The amounts assigned to intangible assets in the accompanying consolidated balance sheets are amortized over their expected useful lives of four to seven years.
      The following table presents the unaudited pro forma results as if the Transaction and related financing had occurred at the beginning of each of the periods presented (in thousands):

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Gross revenues	189,162	181,138	360,063	344,501
Income from operations	18,251	15,556	33,497	29,354
Interest expense	15,685	15,685	31,370	31,370
Net income	1,896	(13)	1,977	(1,213)
      The unaudited pro forma results shown include incremental amortization and interest expense and related tax benefits as if the debt incurred in the transaction had been incurred on January 1, 2005 and assumes no principal payments. The unaudited proforma results exclude expenses related to the Transaction, including compensation expense related to stock options and restricted stock of $7,193,000 and $7,921,000 for the three and six months ended June 30, 2006, respectively, and $516,000 and $971,000 for the three and six months ended June 30, 2005, respectively, and professional fees and other Transaction-related expenses of $6,344,000 and $7,222,000 for the three and six months ended June 30, 2006, respectively, and $496,000 for the three and six months ended June 30, 2005. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results that would have actually been attained if the Transaction and related financing had occurred at the beginning of the periods presented.
      As a result of the Transaction, the Company has 100 shares of common stock outstanding at June 30, 2006. The Company has elected not to present earnings per share data as management believes such presentation would not be meaningful.

(3)	Acquisitions
      The effective date of each of the acquisitions discussed in this Note are the dates the acquisitions were recognized in our financial statements, unless otherwise noted. There were no acquisitions of businesses during 2006 or 2005 that would require pro forma disclosure. For the period from May 11 through June 30, 2006, amortization expense related to our merchant processing portfolios and other intangible assets was $5,494,000. For the period from April 1 through May 10, 2006, amortization expense related to our merchant processing portfolios and other intangible assets was $4,159,000. For the period from January 1 through May 10, 2006, amortization expense related to our merchant processing portfolios and other intangible assets was $13,475,000. For the three and six months ended June 30, 2005, amortization expense related to our merchant processing portfolios and other intangible assets was $9,316,000 and $18,969,000, respectively.

Other Acquisitions
      During the six months ended June 30, 2006, we made various purchases of residual cash flow streams and merchant processing portfolios, totaling $0.8 million. In February 2006, we acquired a 20% interest in a joint venture with Central Payment Co., LLC, which began its operations during the fourth quarter of 2005. Central Payment Co., LLC had approximately 44 employees at June 30, 2006, and its financial results are immaterial to our Company. The remaining 80% is owned by two employees of the Company. The purchase

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
prices for the residual cash flow streams and merchant processing portfolios have been assigned to intangible assets in the accompanying consolidated balance sheets and are amortized over their expected useful lives of four to seven years.

(4)	Long-Term Debt
      On May 10, 2006, in conjunction with the Transaction further described in Note 8, we replaced our existing credit facility with a new senior secured credit facility (the “New Facility”) with Bank of America as lead bank. The New Facility consists of $515.0 million of term loans and a $60.0 million revolver, further expandable to $100.0 million. The New Facility contains a $25.0 million letter of credit sublimit and is secured by the Company’s assets. Interest on outstanding borrowings under both the term loans and the revolver is payable at a rate of LIBOR plus a margin of 1.50% to 2.25% (currently 2.25%) depending on our ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the New Facility requires us to pay unused commitment fees of up to 0.50% (currently 0.50%) on any undrawn amounts. The New Facility contains customary affirmative and negative covenants, including financial covenants requiring maintenance of a debt-to-EBITDA ratio (as defined therein), which is currently 7.25 to 1.00, but which decreases periodically over the life of the agreement. Principal repayments on the term loans are due quarterly in the amount of $1.3 million which began on June 30, 2006, with any remaining unpaid balance due on March 31, 2013. Outstanding principal balances on the revolver are due when the revolver matures on May 10, 2012. At June 30, 2006, we had outstanding $513.7 million of term loans at a weighted average interest rate of 7.63% and $7.5 million of borrowings under the revolver at a weighted average interest rate of 9.25%.
      Under the New Facility we are required to hedge at least 50% of the outstanding balance through May 10, 2008. Accordingly, we have entered into interest rate swap agreements with a total notional amount of $260.0 million that expire on December 31, 2010. The swap agreements effectively convert an equivalent portion of our outstanding borrowings to a fixed rate of 5.39% (plus the applicable margin) over the entire term of the swaps. The swap instruments qualify for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
      On May 10, 2006, in conjunction with the Transaction further described in Note 8, we also issued senior subordinated notes (the “Notes”) in the aggregate principal amount of $205.0 million. These notes were issued at a discount of 1.36%, with interest payable semi-annually at 9 3/4% on May 15 and November 15 of each year, starting on November 15, 2006. The Notes mature on May 15, 2014, but may be redeemed, in whole or in part, by the Company at any time on or after May 15, 2010, at redemption prices specified in the agreement, plus accrued and unpaid interest. The Notes contain customary affirmative and negative covenants, including financial covenants requiring maintenance of a fixed charge coverage ratio (as defined therein) of at least 2.0 to 1.
      We had net capitalized debt issuance costs related to the New Facility totalling $7.7 million and net capitalized debt issuance costs related to the Notes totalling $8.2 million as of June 30, 2006. These costs are being amortized to interest expense on a straight-line basis over the life of the related debt instruments. Amortization expense related to the debt issuance costs was $0.3 million for the period from May 11 to June 30, 2006. Amortization expense for debt issuance costs related to our previous credit facility were $0.2 million for the period from April 1 through May 10, 2006, and $0.4 million for the period from January 1 through May 10, 2006. The remaining unamortized balance of debt issuance costs related to our previous credit facility in the amount of $2.5 million were written off to interest expense as a result of the Transaction as of May 10, 2006.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(5)	Segment Information and Geographical Information
      We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. We have no single customer that represents 2% or more of revenues. Substantially all revenues are generated in the United States.

(6)	Income Taxes
      We account for income taxes pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes. Our income taxes currently payable for federal and state purposes have been reduced by the tax benefits from certain stock option transactions. These benefits totaled $9.5 million for the period from April 1 to May 10, 2006, $9.6 million for the period from January 1 to May 10, 2006, and $0.5 million and $1.4 million for the three and six months ended June 30, 2005, respectively, and do not affect reported income tax expense, but rather were reflected as an increase to common stock. There was no such benefit for the period from May 11 to June 30, 2006.
      At June 30, 2006, we had approximately $3.3 million of federal net operating loss carryforwards related to prior years that will be available to offset regular taxable income through 2018, subject to annual limitations of up to $0.9 million per year. We had no state net operating loss carryforwards related to prior years as of that date.

(7)	Commitments and Contingencies
Litigation
      Thomas Zito v. Leasecomm Corporation, E-Commerce Exchange, Inc., etc. et al, United States District Court, Southern District of New York, Case No. 02CV8074.
      In October 2002, an action was initially filed in the U.S. District Court for the Southern District of New York, naming E-Commerce Exchange, Inc. (“ECX”), one of our subsidiaries, Leasecomm Corporation (“Leasecomm”) and several additional defendants. The complaint as amended alleges claims for Racketeer Influenced and Corrupt Organizations Act of 1970 violations, state unfair and deceptive practices acts, common law fraud and intentional infliction of emotional distress. The complaint sought unspecified monetary damages, punitive damages, costs and attorney’s fees and equitable relief in the form of an injunction and restitution. ECX responded by filing a Motion to Dismiss on January 31, 2003. The plaintiffs then filed a separate complaint against ECX and several additional defendants, which was subsequently ordered to be consolidated with the initial complaint. In January 2005, plaintiffs served a Second Amended Complaint, dropping all claims for unlawful franchise offerings and negligent infliction of emotional distress.
      After ECX answered the Second Amended Complaint on February 18, 2005, the parties entered into a tentative settlement agreement pursuant to which 134 named plaintiffs agreed, without any monetary consideration, to dismiss with prejudice all of their respective claims in the lawsuit and for 21 other named plaintiffs to also dismiss with prejudice their respective claims for intentional infliction of emotional distress, without costs or attorneys fees. On April 12, 2006 the Court approved a Stipulation of Dismissal filed on April 7, 2006, dismissing with prejudice all claims in the lawsuit for the 134 named plaintiffs and dismissing with prejudice the respective claims for intentional infliction of emotional distress for 21 other named plaintiffs. Mutual and General Releases that provide for a complete settlement of the claims have been executed in connection with the Stipulation of Dismissal.
      Subsequent to the filing of the Stipulation of Dismissal, the parties reached an understanding for the settlement of the claims of the remaining plaintiffs and on April 26, 2006 notified the Court of the settlement understanding, including the agreed settlement payment amount and allocation of the payment amount between defendants, and requested that the Court stay further proceedings in this matter to permit the parties to document the settlement, which the Court approved and ordered on April 27, 2006. Settlement documents

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
are currently being drafted for the proposed settlement of the claims of the remaining plaintiffs. If the proposed settlement of the claims of the remaining plaintiffs is finalized as contemplated, the settlement will not have a material adverse effect on our business, financial condition or results of operations, however, at this time no definitive settlement agreement has been executed and no assurance can be given that any such settlement will be completed or that the terms thereof will be substantially similar to those agreed to pursuant to the April settlement understanding.
      If the proposed settlement is not completed we will continue to vigorously defend ourselves in this case; however, there can be no assurance that we will be successful or prevail in our defense, or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Venus L. Franklin and Sandra Lindsey v. Leasecomm Corporation and E-Commerce Exchange, Inc., Cambridge District Court, Commonwealth of Massachusetts, Civil Action No. 04-338.
      In April 2004, two named plaintiffs, on behalf of themselves and a purported nationwide putative class, filed suit against our subsidiary ECX and Leasecomm in Cambridge District Court, Commonwealth of Massachusetts. A similar action had been previously filed in March 2003 in the Middlesex Superior Court, Commonwealth of Massachusetts, and dismissed. The suit alleged the same claims asserted in the prior dismissed Superior Court Action, and alleged violations of various Massachusetts state statutes and common-law, arising out of certain lease transactions and lease agreements between Leasecomm as “lessor” and each plaintiff as “lessee” (the “Leasecomm Agreements”) for certain licenses allegedly marketed by ECX under the names “Quick Commerce” and “Quick Commerce Pro.” The plaintiffs asked the court to certify a nationwide class of plaintiffs consisting of all persons and businesses (excluding certain residents of Texas) who entered into similar Leasecomm Agreements within a specified period prior to the filing of the lawsuit. The plaintiffs later amended the complaint to add a “usury” claim. ECX filed responsive answers to the initial and amended complaints.
      In May of this year, the parties to this litigation agreed to settle the lawsuit and executed settlement agreements and releases that provided, subject to court approval, for complete settlement of the claims asserted by the named parties, dismissal with prejudice of the lawsuit, with all rights of appeal waived, and the exchange of mutual and general releases. On June 1, 2006 the court approved the settlement and signed an order of dismissal with prejudice. The terms of the settlement will not have a material adverse effect on our business, financial condition or results of operations.
      Howard Ehrenberg, Chapter 7 Trustee for the Estate of ITSV, Inc., v. CREDITCARDS.COM, INC., a California corporation, IPAYMENT, INC., et al., U.S. B.C. Case No. LA 02-31259-EC, Adversary Case No. 04-2214VZ.
      In July 2004, Howard Ehrenberg commenced an adversary proceeding in connection with certain bankruptcy proceedings related to the of the Estate of ITSV, Inc. (the “Debtor”) in the United States Bankruptcy Court, Los Angeles, California on behalf of a Debtor estate. The complaint as amended alleged causes of action for fraud, fraudulent transfer, conspiracy to defraud, and for “unfair competition” against us, some of our officers and directors and several other defendants, and requested general damages, treble damages, prejudgment interest, attorneys’ fees and recovery of other costs associated with bringing the suit. We vigorously defended ourselves in this matter and contended that the claims and the underlying allegations asserted against us were without merit and filed a Motion for Summary Judgment seeking a dismissal of the lawsuit. Motion for Summary Judgment was granted, and the Judgment dismissing the lawsuit in its entirety was entered on February 9, 2005. The plaintiff appealed the dismissal, and the court’s subsequent denial of the plaintiff’s motion for reconsideration, to the Bankruptcy Appellate Panel of the United States Court of Appeals for the Ninth Circuit. Oral Argument was heard on March 23, 2006, and on June 9, 2006 the Appellate Court issued its’ decision upholding the Judgment dismissing the lawsuit. The deadline for the

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
plaintiff to appeal the Appellate Court decision is July 7, 2006. At this time we cannot predict if the plaintiff will appeal the Appellate Court decision. However, we continue to believe that the claims asserted against us in this lawsuit are without merit, and that the judgment dismissing the adversary action complaint was properly granted and the plaintiff’s motion for leave to amend the complaint was properly denied. Should we be required to, we intend to vigorously defend ourselves in this matter, however, there can be no assurance that we will be successful in our defense, or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      France Vacations, Inc., etc. v. Citibank, etc., and iPayment, Inc. et al., Los Angeles County Superior Court, State of California, Case No. BC327932.
      On January 27, 2005, plaintiffs France Vacations, Inc., and Tahiti Vacations, Inc. filed a complaint in the Los Angeles County Superior Court against us and seven banks and financial institutions. The plaintiffs, complaint, as amended, alleged nine causes of action and asserted claims that we and the other defendants were responsible and liable for an alleged loss that plaintiffs sustained as a result of an alleged embezzlement scheme, conversion, and misappropriation of funds by their former employee. We and the other defendants filed Demurrers and Motions to Strike which the court sustained. The Court entered Judgment in favor of all the defendants and of dismissal of the lawsuit, with prejudice. The plaintiffs appealed.
      Subsequent to filing the appeal, the plaintiffs proposed terms for settlement which would result in the dismissal of the pending Appeal and which the parties are engaged in negotiations. Although no definitive settlement understanding has been reached by the parties at this time, if this matter is settled on terms substantially similar to those proposed by the plaintiffs, the settlement would not have a material adverse effect on our business, financial condition or results of operations. However, no assurance can be given that any such settlement will be entered into, completed or that the terms thereof will be substantially similar to those proposed by the plaintiffs.
      If the proposed settlement is not completed, we intend to vigorously contest the relief sought by plaintiffs’ Appeal and at this time we cannot predict with certainty the outcome of the appeal, or if the relief sought were ordered, the likely outcome of this action. However, we continue to believe that the claims asserted against us in this lawsuit are without merit, that the trial court properly granted judgment dismissing the lawsuit with prejudice, and should we be required to, we intend to continue to vigorously defend ourselves in this matter. However, there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Robert Aguilard, et al., on behalf of themselves and all persons similarly situated v. E-Commerce Exchange, Inc., A-1 Leasing LLC, and Duvera Billing Services Civil Action No. 05CC02794 — State of California, Superior Court of Orange County.
      On February 2, 2005, a lawsuit was filed against our subsidiary ECX, and third parties, A-1 Leasing LLC, (“A-1 Leasing”) and Duvera Billing Services (“Duvera”) in the Superior Court of Orange County. The suit was filed by Robert Aguilard and nine other named plaintiffs on behalf of themselves and as a “class action.” The complaint alleges a single cause of action for “unfair competition,” arising out of certain alleged transactions relating to alleged marketing activities of ECX in providing various credit card processing services and products to merchants for “Internet” commerce business and related lease transactions allegedly marketed by ECX under the names “Quick Commerce” and “Wonderpay.” the plaintiffs assert that the alleged marketing activities are “unlawful,” “fraudulent” and “unfair” and seek an injunction to restrain defendants from continuing to engage in such actions and an order requiring defendants to provide restitution of profits, plus other costs and expenses, including attorney fees. In response, ECX and Duvera each filed a Demurrer and Motion to Strike and A-1 Leasing filed a Motion to Quash. In a hearing held in January 2006, the Court denied both of the Motions to Strike as well as both Demurrers. ECX

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
subsequently filed its answers denying the allegations. On April 10, 2006, Plaintiffs amended its current complaint, adding Commerce Technologies Corporation, Inc., Vandalay Venture Group, Inc., and Applied Merchant Systems, Inc. as additional named defendants to the lawsuit. Discovery is ongoing. No trial date has been set at this time.
      Although we currently intend to continue to vigorously defend ourselves in this case, and believe that we have meritorious defenses to these claims, there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.
      Fogazzo Wood Fired Ovens and Barbecues, LLC v. iPayment, Inc. Los Angeles County Superior Court, State of California, Case No. BC342878
      On November 10, 2005, plaintiff Fogazzo Wood Fired Ovens and Barbecues, LLC (“Fogazzo”) on its own behalf and as a “class action” filed a lawsuit in Los Angeles County Superior Court, naming iPayment, Inc. as the sole defendant. The complaint as amended, adds an individual plaintiff, and asserts seven causes of action, claiming that in connection with advertising our services and providing merchant card services to plaintiffs and other merchants we made certain false representations, violated plaintiff’s the merchant processing contract, and engaged in certain wrongful conduct that constitutes “unfair, unlawful and fraudulent business acts and practices.” The plaintiffs seek an injunction to restrain us from continuing to engage in such actions, for imposition of a constructive trust for the benefit of the plaintiffs, for unspecified monetary damages, for restitution of profits, plus other costs and expenses, including attorney fees. A status conference is scheduled on July 10, 2006.
      We currently believe that we have meritorious defenses to the claims, and intend to vigorously defend ourselves. However, there can be no assurance that we will be successful in our defense or that a failure to prevail would not have a material adverse effect on our business, financial condition or results of operations.
      In re iPayment, Inc. Shareholders Litigation, Chancery Court for Davidson County, 20th Judicial District, State of Tennessee, Lead Case No. 05-1250-I
      In May and June 2005, immediately following the announcement of Mr. Daily’s acquisition proposal, and before any decision of the Special Committee was taken, three substantially identical complaints were filed, each brought on behalf of a putative class of the stockholders of iPayment, and naming as defendants all of the directors of iPayment (the “Individual Defendants”), and iPayment. The three complaints have been consolidated in the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County. The consolidated complaint alleges that the proposed transaction under the Agreement and Plan of Merger resulted from an unfair process and the merger consideration constitutes an unfair purchase price, and asserts that the individual defendants breached fiduciary duties in connection with their evaluation and approval of the proposed merger, purportedly aided and abetted by iPayment. The consolidated complaint sought (i) a declaration that the then proposed merger is unenforceable, (ii) an injunction against consummation of the then proposed merger or rescission of the transaction and imposition of a constructive trust, (iii) a direction that defendants comply with their fiduciary duties, and (iv) an award of plaintiffs’ attorneys’ fees and costs.
      On April 28, 2006, all parties to the above-referenced litigation agreed to a compromise and settlement of the litigation and executed a Stipulation of Settlement (the “Stipulation”). The Stipulation did not affect the consideration paid to the stockholders of iPayment (the “Company”) in the merger of iPayment MergerCo, Inc. with and into the Company pursuant to the Agreement and Plan of Merger, dated as of December 27, 2005, among the Company, iPayment Holdings, Inc. (the “Buyer”) and iPayment MergerCo, Inc. (the “Merger Agreement”). The Stipulation is not an admission of liability by the defendants.
      The Stipulation describes the Company’s consideration and implementation of certain comments by plaintiffs’ counsel with respect to the provisions of the Merger Agreement and the disclosures in the related

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
proxy statement on Schedule 14A (the definitive version of which was mailed to stockholders on or about April 6), all of which was undertaken by the parties during the course of settlement negotiations. The Stipulation also includes an agreement that would, subject to certain conditions and limitations, require the Buyer to pay to plaintiffs a portion of certain profits realized from a sale of 50% or more of the Company or its assets within nine months following the closing of the transaction. The Company has agreed to pay plaintiffs’ counsel attorneys’ fees and expenses of $1.3 million in connection with the settlement. The settlement remains subject to, confirmatory discovery by the plaintiffs and court approval.
      Bruns v. E-Commerce Exchange Inc., et al, Orange County Superior Court, State of California, Case No. 00CC02450 (coordinated under the caption “TCPA Cases,” Los Angeles County Superior Court, State of California, Case No. JCCO 43500).
      In February 2000, plaintiff Dana Bruns filed a lawsuit on behalf of a purported class of persons in California who received fax transmissions from defendants Fax.Com and its advertisers, including our subsidiary ECX, during the previous five years. The complaint as amended alleges that the defendants sent “fax blast” transmissions to telephone facsimile machines in violation of the provisions of the Telephone Consumer Protection Act of 1991 (“TCPA”) and seeks relief thereunder, under California’s Unfair Competition Act, Business & Professions Code and for negligence.
      Plaintiff seeks an order certifying the lawsuit as a “class action,” for an injunction, an order requiring restitution, disgorgement of profits from the alleged “unfair competition” activities, recovery of the greater of the actual monetary loss incurred by members of the class for each violation, or $500.00 for each violation. Based on a fifth amended complaint filed earlier this year, plaintiff on behalf of herself and of a purported class, now seeks actual damages of at least $49,146,000 against ECX and seeks to collect treble damages in accordance with the provisions of the TCPA, as well as unspecified damages and other relief as may be proper. Although the complaint does not provide a basis for the monetary relief, we believe that it is based on Fax.com documents that plaintiff’s counsel purports to have obtained and calculations made by plaintiff’s counsel based on such documents. The validity, authenticity, evidentiary value and accuracy of the documents, and the calculations for the relief sought are subject to inquiry and investigation, which we are currently engaged. ECX filed an answer to the fifth amended complaint and expects to conduct additional discovery.
      A status conference is scheduled to be held in July. No trial date has been set. We intend to vigorously defend ourselves in this case and believe that we have meritorious defenses to these claims. There can be no assurance that we will be successful in our defense or that in the event a “class” is certified by the court, that the ultimate outcome will not have a material adverse effect on our business, financial condition or results of operations
Other
      In September 2005, we were notified by Merrick Bank, one of our sponsor banks, that due to certain Visa and MasterCard fines against CardSystems Solutions (one of our payment processors) in connection with their mishandling of credit card data, Merrick Bank increased our reserve requirement from $0.5 million to $1.4 million. We have worked with Merrick Bank to obtain information regarding the increase and the fines against CardSystems Solutions, and have not been able to determine what, if any, contingent liability we may have for such fines. We intend to vigorously defend our business against any such fines and/or seek proper indemnification from third parties as applicable. Notwithstanding, there can be no assurance that we will be successful in defending against fines or obtaining indemnification. In January 2006, Merrick Bank released $0.4 million of the reserve to us, and in March 2006 released an additional $0.2 million of the reserve. The remaining $0.8 million reserve was recorded as restricted cash on our Consolidated Balance Sheets as of June 30, 2006.

iPAYMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      We are also subject to certain other legal proceedings that have arisen in the ordinary course of our business and have not been fully adjudicated. Although the ultimate outcome of these other legal proceedings cannot be predicted with certainty, based on information currently available, advice of counsel, and available insurance coverage, in our opinion, the outcome of such legal proceedings is not expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of legal proceedings cannot be predicted with certainty and in the event of unexpected future developments, it is possible that the ultimate resolution of one or more of these matters, could be unfavorable. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against us in the same reporting period, our consolidated operating results could be materially adversely affected. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of management’s attention.

(8)	Significant Developments and Subsequent Events
      On May 5, 2006, at a Special Meeting of Stockholders of iPayment, Inc., our shareholders approved a motion to adopt the Agreement and Plan of Merger dated as of December 27, 2005, among iPayment Holdings, Inc. (an entity controlled by our Chief Executive Officer, Gregory S. Daily, and our President, Carl A. Grimstad, and certain parties, related to them), iPayment Merger Co, Inc. and iPayment, Inc., pursuant to which iPayment Merger Co, Inc. would be merged with and into iPayment, Inc., with iPayment as the surviving corporation.
      On May 10, 2006, we closed a transaction among iPayment Holdings, Inc., iPayment Merger Co, Inc. and iPayment, Inc., pursuant to which iPayment Merger Co, Inc. was merged with and into iPayment, Inc., with iPayment, Inc. as the surviving corporation. Effective at closing, iPayment, Inc. became a wholly owned subsidiary of iPayment Holdings, Inc. iPayment Holdings, Inc. paid cash consideration of $43.50 without interest, in exchange for each share of iPayment, Inc. except for shares of common stock of iPayment, Inc. held by iPayment Holdings, Inc. or any of its subsidiaries immediately prior to the effective time of the merger, and shares of common stock of iPayment, Inc. held by iPayment, Inc. or any of its subsidiaries. On May 10, 2006, we filed a Form 15 with the Securities and Exchange Commission and de-listed the shares of iPayment, Inc. Nasdaq National Market.
      In order to finance the transaction, Holdings has replaced its existing $205.0 million credit facility with the $575.0 million Senior Secured Credit Facility, issued $205.0 million of senior subordinated notes, received equity commitments of $167.0 million from Mr. Daily and Mr. Grimstad on their own behalf and on behalf of certain related parties, and received $3.0 million in cash from Mr. Daily. The Senior Secured Credit Facility and Senior Subordinated Notes are more fully described in Note 3.
      The aforementioned merger will be accounted for as a purchase in conformity with SFAS No. 141, “Business Combinations” and Emerging Issues Task Force, or EITF, Issue No. 88-16, “Basis in Leveraged Buyout Transactions.” The total cost of the purchase will be allocated as a partial change in basis to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger based upon an independent valuation. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to goodwill pending the results of the final valuation thereof. As a result, the actual allocation is subject to the valuation of the assets and liabilities being finalized.
      In May 2006, the Company has agreed to pay plaintiffs’ counsel attorneys’ fees and expenses of $1.3 million which will be expensed in the second quarter of 2006 in connection with a settlement relating to the aforementioned transaction, which is more fully described in Note 7. The settlement remains subject to the closing of the transaction, confirmatory discovery by the plaintiffs and court approval.

________________________________________________________________________________

$205,000,000
iPayment, Inc.
OFFER TO EXCHANGE
up to $205,000,000 aggregate principal amount of its
9 3/4% Senior Subordinated Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 3/4% Senior Subordinated Notes due 2014,
which have not been registered under the Securities Act of 1933

Prospectus